    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 1999


                                                      REGISTRATION NO. 333-86059

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              JUNO LIGHTING, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                   3640                                  36-2852993
    (State or other jurisdiction of           (Primary Standard Industrial                   (I.R.S. Employer
    incorporation or organization)             Classification Code Number)                Identification Number)

                              1300 SOUTH WOLF ROAD
                          DES PLAINES, ILLINOIS 60018
                                 (847) 827-9880
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
                            ------------------------

                               GLENN R. BORDFELD
                     PRESIDENT AND CHIEF OPERATING OFFICER
                              JUNO LIGHTING, INC.
                              1300 SOUTH WOLF ROAD
                          DES PLAINES, ILLINOIS 60018
                                 (847) 827-9880
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                            ------------------------

                                   COPIES TO:
                             GREGORY C. SMITH, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                         525 UNIVERSITY AVE, SUITE 220
                          PALO ALTO, CALIFORNIA 94301
                            (650) 470-4500 TELEPHONE
                            (650) 470-4570 FACSIMILE
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 CO-REGISTRANTS

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                     STATE OR OTHER                                       I.R.S.
                                                    JURISDICTION OF         PRIMARY STANDARD             EMPLOYER
          EXACT NAME OF CO-REGISTRANT               INCORPORATION OR    INDUSTRIAL CLASSIFICATION     IDENTIFICATION
          AS SPECIFIED IN ITS CHARTER                 ORGANIZATION             CODE NUMBER                NUMBER
------------------------------------------------------------------------------------------------------------------------
Juno Manufacturing, Inc. .......................        Illinois                 3640                   36-4180708
------------------------------------------------------------------------------------------------------------------------
Indy Lighting, Inc. ............................        Indiana                  3640                   35-1174751
------------------------------------------------------------------------------------------------------------------------
Advanced Fiberoptic Technologies, Inc. .........        Florida                  3640                   59-3392179
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

PROSPECTUS

                             OFFER TO EXCHANGE ALL
            11 7/8% SERIES A SENIOR SUBORDINATED NOTES DUE 2009 FOR
              11 7/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2009

                                       OF

                              [JUNO LIGHTING LOGO]

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.

           NEW YORK CITY TIME, ON NOVEMBER 12, 1999, UNLESS EXTENDED.


--------------------------------------------------------------------------------

TERMS OF THE EXCHANGE OFFER:

     - We are offering a total of $125,000,000 new notes, which are registered with the Securities and Exchange Commission, to all holders of our old notes.

     - We will exchange for new notes all outstanding old notes that are validly tendered and not validly withdrawn.

     - You may withdraw tenders of old notes at any time before the exchange offer expires.

     - We will not receive any cash proceeds from the exchange offer.

     - The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

     - The economic terms of the new notes are identical to those of the old notes.

     - The old notes are, and the new notes will be, guaranteed on a senior subordinated basis by each of our material existing and future domestic subsidiaries.

     - There is no existing market for the new notes, and we do not intend to apply for their listing on any securities exchange or for quotation through the Nasdaq Stock Market.

     INVESTING IN THE NEW NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                THE DATE OF THIS PROSPECTUS IS OCTOBER 13, 1999

     This prospectus incorporates by reference important business and financial information about us which is not included in or delivered with this prospectus. See "Available Information" and "Incorporation by Reference." You can obtain any of the documents incorporated by reference in this prospectus through us or from the Securities and Exchange Commission through its web site at http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by writing to us at Juno Lighting, Inc., 1300 South Wolf Road, Des Plaines, Illinois 60018, Attention: Chief Financial Officer, or calling us at (847) 827-9880.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Summary..............................    1
Risk Factors.........................    5
Use of Proceeds......................   11
Capitalization.......................   12
Selected Consolidated Financial
  Data...............................   13
The Exchange Offer...................   15
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition................   22
Business.............................   27
Management...........................   34
Certain Relationships and Related
  Party Transactions.................   36
Description of Capital Stock.........   38

                                       PAGE
                                       ----
Security Ownership of Certain
  Beneficial Owners and Management...   40
Executive Compensation...............   45
Description of Senior Credit
  Facilities.........................   47
Description of Notes.................   49
United States Federal Tax
  Consequences.......................   87
Plan of Distribution.................   91
Legal Matters........................   91
Independent Public Accountants.......   92
Available Information................   92
Incorporation by Reference...........   92
Pro Forma Consolidated Financial
  Data...............................  P-1
Index to Financial Statements........  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Juno, Indy, Air-Loc, Real Nail, Trac-Master and Wireforms are registered trademarks of Juno.
                            ------------------------

     This prospectus is based on information provided by us and other sources that we believe are reliable. However, we cannot assure you that the information provided by these other sources is accurate or complete. For example, in preparing estimates of market share and industry data, we utilized third party sources when possible, but cannot verify some of the estimates through independent sources. Certain of the data cited herein regarding markets and Juno's positions and the positions of other manufacturers within these markets, such as (1) the size of the U.S. recessed and track lighting market segments,
(2) Juno's industry-leading position in both the styling and development of recessed and track lighting products and (3) Juno's reputation as an industry leader in customer service, are not the product of independent research or market share studies. Juno believes these statements are accurate as of the date of this prospectus, based upon its knowledge of the industry and its communications with its customers. However, these statements may prove to be inaccurate.

                  FORWARD-LOOKING STATEMENTS MAY BE INACCURATE

     This prospectus (including information we have incorporated into this prospectus by reference) contains forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will" or "may" or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include:

     - general economic or business conditions affecting the lighting fixture industry being less favorable than expected;

     - our failure to develop or successfully introduce new products;

     - increased competition in the lighting fixture market;

     - substantial increases in our future required capital expenditures;

     - the level of remodeling and construction activities;

     - disruptions in production or distribution;

     - raw material prices;

     - our ability to obtain and retain patent and trademark protection for our designs and inventions and defend ourselves against infringement claims by other entities; and

     - various other factors beyond our control.

     All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. We do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. YOU SHOULD READ CAREFULLY THE FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISKS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THESE FORWARD-LOOKING STATEMENTS.

                                    SUMMARY

     In this prospectus, unless otherwise noted, the words "Juno," "we," "our," "ours" and "us" refer only to Juno Lighting, Inc. and its consolidated subsidiaries. The following summary contains the basic information about this exchange offer. It does not contain all of the information that is important to you in deciding whether to exchange your old notes and invest in the new notes. We encourage you to read the prospectus in its entirety.

                                  OUR COMPANY

     We are a leading designer, assembler and marketer of recessed and track lighting fixtures. Our broad product line is used in commercial and residential remodeling and new construction. Our principal products use a variety of light sources and are designed for reliable and flexible function, efficient operation, attractive appearance and simple installation and servicing.

     We were recapitalized on June 30, 1999 in a transaction sponsored by Fremont Investors I, LLC, a Delaware limited liability company formed by Fremont Partners, L.P., and certain affiliated entities. The investment by Fremont Investors represented as of June 30, 1999 on an as-converted basis an indirect ownership interest of approximately 60.5% of our fully diluted common stock.

                               THE EXCHANGE OFFER

     On June 30, 1999, we completed the private offering of our 11 7/8% Series A Senior Subordinated Notes due 2009. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to complete the exchange offer. If the exchange offer is not completed on or before November 27, 1999, the interest rate on the 11 7/8% Series A Senior Subordinated Notes due 2009 will increase by 0.5% per annum during each subsequent 90-day period up to a maximum overall increase of 2.0% per annum until we complete the exchange offer. You should read the discussion under the headings "-- Summary Description of the New Notes" and "Description of the Notes" for more information about the new notes.

     We believe that the notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are an affiliate of Juno or an underwriter or a broker-dealer. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and resale of the notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

Registration rights
agreement.....................   This agreement entitles holders of old notes to
                                 exchange such notes for new, registered notes with identical economic terms. The exchange offer will satisfy those rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The exchange offer............   We are offering to exchange up to $125.0
                                 million of the new notes for up to $125.0 million of the old notes. Old notes may be exchanged only in $1,000 increments.


Tenders; expiration date;
withdrawal....................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on November 12, 1999, unless we extend it. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw your tender of old notes at any time before November 12, 1999.
                                 If we decide for any reason not to accept your notes for exchange, we will return them to you promptly and without expense after the exchange offer expires or terminates.

Conditions to the exchange
offer.........................   We are not required to accept any old notes in
                                 exchange for new notes. We may terminate or amend the exchange offer if we determine that the exchange offer violates applicable law or any applicable interpretation of the
                                 Commission.

Federal tax considerations....   The exchange of old notes for new notes under
                                 the exchange offer will not result in any gain or loss to you for federal income tax purposes.

Use of proceeds...............   We will receive no proceeds from the exchange
                                 offer.

Exchange agent................   Firstar Bank, N.A. is the exchange agent for
                                 the exchange offer. The address and telephone number of the exchange agent are set forth under the heading "The Exchange
                                 Offer -- Exchange Agent."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and the old notes are identical in all material respects but two:

     - the transfer restrictions and registration rights relating to the old notes do not apply to the new notes; and

     - if we do not complete the exchange offer by November 27, 1999, the interest rate on the old notes will increase by 0.5% per annum during each subsequent 90-day period up to a maximum overall increase of 2.0% per annum until we complete it.

Issuer.....................  Juno Lighting, Inc., a Delaware corporation.

Securities.................  $125.0 million in principal amount of 11 7/8%
                             Series B Senior Subordinated Notes due 2009.

Maturity...................  July 1, 2009.

Interest...................  Annual rate: 11 7/8%.
                             Payment frequency: every six months on January 1 and July 1. First payment: January 1, 2000.

Ranking....................  The notes are senior subordinated debt.
                             Accordingly, they will rank:

                             - behind all our existing and future senior debt;

                             - equally with all our existing and future
                               subordinated, unsecured debt that does not expressly provide that it is subordinated to the notes;

                             - ahead of any of our future debt that expressly
                               provides that it is subordinated to the notes;
                               and

                             - behind the liabilities of our existing and future
                               foreign subsidiaries.

                             Assuming the recapitalization was completed on May 31, 1999, the notes would have been subordinated to approximately $97.3 million of our senior debt. In addition, the notes would have been effectively subordinated to all of the liabilities of our foreign subsidiary.

Guarantees.................  The notes will be unconditionally guaranteed on a senior subordinated basis by each of our material existing and future domestic subsidiaries.

Optional Redemption........  On or after July 1, 2004, we may redeem some or all of the notes at any time at the redemption prices described in the section "Description of Notes -- Optional Redemption."

                             Prior to July 1, 2002, we may redeem up to 35% of the notes with the proceeds of public offerings of our equity at the price listed in the section "Description of Notes -- Optional Redemption."

Mandatory Offer to
Repurchase.................  If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the notes at the prices listed in the section "Description of Notes -- Repurchase at the Option of Holders."

Basic Covenants of
Indenture..................  We will issue the notes under an indenture which will, among other things, restrict our ability to:

                             - borrow money;

                             - pay dividends on stock or repurchase stock;

                             - make investments;

                             - use assets as security in other transactions; and

                             - sell certain assets or merge with or into other
                               companies.

                             See "Description of Notes -- Certain Covenants."

     YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF CERTAIN RISKS OF INVESTING IN THE NOTES.
                            ------------------------

     Our executive offices are located at 1300 South Wolf Road, Des Plaines, Illinois 60018 and our telephone number is (847) 827-9880.


SUMMARY OF THIRD QUARTER 1999 SALES AND EARNINGS



     We recently announced that for the three months ended August 31, 1999, sales decreased 3% to $42,979,000 compared to $44,419,000 for the three months ended August 31, 1998. Net income for the three months ended August 31, 1999 decreased 67% to $2,633,000 ($0.08 per common share on a basic and diluted basis), compared to $8,050,000 ($0.43 per common share on a basic and diluted basis) for the like period in 1998. Sales for the nine months ended August 31, 1999 increased 5% to $125,761,000 compared to $119,651,000 for the like period in 1998. Net income for the nine months ended August 31, 1999 decreased 19% to $15,948,000 ($1.01 per common share on a basic basis and $1.00 on a diluted basis), compared to $19,638,000 ($1.06 per common share on a basic and diluted basis) for the like period in 1998.



     As a result of the recapitalization, during the quarter ended August 31, 1999 we incurred interest expense of approximately $3,800,000 million, one-time charges of approximately $149,000 in respect of the early repayment of our industrial revenue bond on June 30, 1999, and one-time charges of approximately $1,100,000 in bonuses paid to our officers pursuant to change of control benefit agreements. Since June 30, 1999, we paid off approximately $4,900,000 million of debt from operating cash flows.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary historical financial data set forth below for the fiscal years ended November 30, 1996, 1997 and 1998 and the six-month periods ended May 31, 1998 and 1999 are derived from and should be read in conjunction with the audited financial statements and the unaudited quarterly financial statements of Juno and the related notes thereto appearing elsewhere in this prospectus. The historical consolidated financial data of Juno for the six-month periods ended and as of May 31, 1998 and 1999, in the opinion of our management, contain all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation of such data. The summary pro forma financial data for Juno set forth below has been derived from the pro forma financial data included elsewhere in this prospectus and gives effect to the recapitalization. The pro forma statement of operations data and other financial data give effect to the recapitalization as if it had occurred on December 1, 1997, and the pro forma balance sheet data gives effect to the recapitalization as if it had occurred on May 31, 1999. The pro forma financial data does not purport to represent what Juno's financial position and results of operations would have been if the recapitalization had actually been completed as of the dates indicated and is not intended to project Juno's financial position or results of operations for any future period.

                                                                          SIX MONTHS ENDED      PRO FORMA
                                            YEAR ENDED NOVEMBER 30,            MAY 31,        TWELVE MONTHS
                                         ------------------------------   -----------------       ENDED
                                           1996       1997       1998      1998      1999     MAY 31, 1999
                                         --------   --------   --------   -------   -------   -------------
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales..............................  $131,479   $139,855   $160,941   $75,232   $82,781     $168,490
Gross profit...........................    63,160     67,974     81,059    37,271    40,749       84,537
Operating income.......................    26,394     27,373     36,976    15,930    18,077       38,798
Net income.............................  $ 19,897   $ 20,303   $ 26,625   $11,587   $13,315     $  9,188
OTHER FINANCIAL DATA:
EBITDA(1)..............................  $ 29,468   $ 30,857   $ 40,654   $17,772   $20,153     $ 43,035
Depreciation and amortization..........     3,074      3,484      3,678     1,842     2,076        3,912
Capital expenditures...................    13,316     13,226      5,293     2,536     3,133        5,890
Gross margin...........................      48.0%      48.6%      50.4%     49.5%     49.2%        50.2%
EBITDA margin..........................      22.4%      22.1%      25.3%     23.6%     24.3%        25.5%
PRO FORMA FINANCIAL DATA:
Ratio of EBITDA to cash interest
  expense..............................                                                              1.9x
Ratio of debt to EBITDA................                                                              5.1x
Pro forma ratio of earnings to fixed
  charges(2)...........................                             1.5x                1.5x         1.6x
Pro forma ratio of earnings to combined
  fixed charges and preferred stock
  dividend(3)..........................                             1.0x                0.9x         1.0x

                                                                  MAY 31, 1999
                                                              --------------------
                                                               ACTUAL    PRO FORMA
                    BALANCE SHEET DATA:                       --------   ---------
Cash and marketable securities..............................  $102,717   $   1,000
Working capital.............................................   152,546      49,134
Total assets................................................   217,599     125,629
Total debt..................................................     3,325     221,363
Stockholders' equity (deficit)..............................   200,417    (109,591)

------------------------------

(1) EBITDA is defined as operating income before depreciation, amortization and, on a pro forma basis, a management fee payable to Fremont Partners L.L.C. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States ("GAAP") and is not indicative of operating income or cash flow from operations as determined under GAAP.

(2) In calculating the pro forma ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs and debt issuance costs) and one-third of rental expense, deemed representative of that portion of rental expense, estimated to be attributable to interest.

(3) In calculating the pro forma ratio of earnings to combined fixed charges and preferred stock dividend, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs and debt issuance costs) and one-third of rental expense, deemed representative of that portion of rental expense, estimated to be attributable to interest, and non-cash dividends payable on our Series A convertible preferred stock issued to Fremont Investors or its assigns in the recapitalization.

                                  RISK FACTORS

     You should read and consider carefully each of the following factors, as well as the other information contained in or incorporated by reference into this prospectus, before making a decision to tender your old notes in the Exchange Offer. The risk factors set forth below (other than the first risk factor described below) are generally applicable to the old notes as well as the new notes.

RISKS RELATED TO THE NOTES

If You Do Not Exchange Your Notes Pursuant to this Exchange, You Might Not Be Able to Ever Sell Your Notes.

     It may be difficult for you to sell notes that are not exchanged in the exchange offer. Those notes may not be offered or sold unless they are registered or there are exemptions from the registration requirements under the Securities Act and applicable state securities laws.

     If you do not tender your old notes or if we do not accept some of your old notes, those notes will continue to be subject to the transfer and exchange restrictions in:

     - the indenture,

     - the legend on the old notes, and

     - the offering memorandum relating to the old notes.

     The restrictions on transfer of your old notes arise because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the old notes under the Securities Act. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.

We Are Substantially Leveraged and Have Limited Liquidity, Which Could Limit Our Flexibility to Obtain Additional Capital or Grow Our Business.

     We have recently incurred approximately $222.3 million of indebtedness, consisting of $97.3 million of borrowings under senior credit facilities and $125 million of senior subordinated notes in connection with the recapitalization. These funds were used to fund a portion of the consideration paid in the recapitalization and transaction expenses associated with the recapitalization. The terms of the indebtedness include significant operating and financial restrictions, such as limits on our ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends. In addition, under the senior credit facilities, we are required to comply with certain financial covenants. See "Description of Senior Credit Facilities."

     As of May 31, 1999, after giving pro forma effect to the recapitalization, we had approximately $235.2 million of total liabilities. This substantial leverage may have important consequences for us, including the following:

     - Our ability to obtain additional financing for working capital, capital expenditures or other purposes may be impaired or any such financing may not be available on terms favorable to us;

     - During certain periods, a substantial portion of our cash flow available from operations will be dedicated to the payment of principal and interest expense, thereby reducing the funds that would otherwise be available to us for operations and future business opportunities;

     - Certain of our borrowings will be at variable rates of interest, which could result in higher interest expense;

     - A substantial decrease in operating income and cash flows or an increase in expenses may make it difficult for us to meet our debt service requirements or force us to modify our operations; and

     - Our substantial leverage may make us more vulnerable to economic downturns and competitive pressure.

     In addition, substantial leverage will have a negative effect on our net income. Pro forma net income for the fiscal year ended November 30, 1998 and the six months ended May 31, 1999 would have been $7.9 million and $3.7 million, respectively, as compared to $26.6 million and $13.3 million, respectively, for the same periods on a historical basis, and pro forma interest expense for fiscal 1998 and the six months ended May 31, 1999 would have increased to $23.6 million and $11.7 million, respectively.

     Our principal sources of liquidity are cash flow from our operations and our revolving credit facility. Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness and to make scheduled payments under our other obligations depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate sufficient cash flow from operations in the future to service our debt and make necessary capital expenditures after satisfying certain liabilities arising in the ordinary course of business. If we are unable to do so, we may be required to refinance all or a portion of our debt, sell assets or obtain additional financing, and we cannot be assured of being able to complete such actions.

Our Business Activities and Our Ability to Raise Additional Funds Are Limited by Covenants Under the Indenture and Senior Credit Facilities.

     The indenture and the senior credit facilities contain numerous restrictive covenants, including, but not limited to, covenants that restrict our ability to incur indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. In addition, the terms of the senior credit facilities also require us to maintain certain financial ratios. Our ability to comply with the covenants and other terms of the indenture and the senior credit facilities and to satisfy our other respective debt obligations (including, without limitation, borrowings and other obligations under the senior credit facilities) and our ability to make cash payments with respect to the notes will depend on our future operating performance. In the event that we fail to comply with the various covenants contained in the indenture or the senior credit facilities, as applicable, we would be in default thereunder and the maturity of substantially all of our long-term indebtedness could be accelerated.

     A default under the indenture would also constitute an event of default under the senior credit facilities. In addition, the lenders under the senior credit facilities could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable. If we were unable to repay such borrowings, such lenders could proceed against our assets, which secure our borrowings under the senior credit facilities. If the indebtedness under the senior credit facilities were to be accelerated, our assets might not be sufficient to repay such indebtedness and the notes in full. The terms of the senior credit facilities prohibit the repayment, purchase, redemption, defeasance or other payment of the notes at any time prior to their stated maturity. See "Description of Senior Credit Facilities" and "Description of Notes."

The Notes and Guarantees Are Unsecured Senior Subordinated Obligations.

     The indebtedness evidenced by the notes are an unsecured obligation of Juno and the indebtedness evidenced by the guarantees entered into by subsidiaries of Juno are unsecured obligations of such subsidiaries. The payment of principal of and premium, if any, and interest on the notes is subordinated in right of payment to all senior indebtedness of Juno, including the payment of the senior credit facilities, and the guarantees entered into by subsidiaries of Juno are subordinated in right of payment to all senior indebtedness of our subsidiary guarantors, including the subsidiary guarantors' respective guarantees of the senior credit facilities. As of May 31, 1999, senior indebtedness of Juno was approximately $97.3 million, after giving pro forma effect to the recapitalization.

     Because of the subordination provisions of the indenture, in the event of insolvency, liquidation, reorganization, dissolution or other winding-up of Juno or any of our subsidiary guarantors, holders of senior indebtedness of Juno or any of our subsidiary guarantors, as the case may be, will have to be paid in full before we may make payments in respect of the notes or before any of our subsidiary guarantors make payment in respect of their subsidiary guarantees. In addition, we may not make any payment in respect of the notes during the continuance of a payment default under any Designated Senior Debt (as defined in the indenture). As a result, if certain non-payment defaults exist with respect to Designated Senior Debt, the holders of such Designated Senior Debt will be able to prevent payments on the notes for certain periods of time. See "Description of Notes -- Subordination."

We May Not Be Able to Purchase the Notes upon a Change of Control, Which May Prevent Us from Entering into Certain Business Combinations.

     If we undergo a change of control, we may need to refinance large amounts of our debt, including the debt under the notes and under the senior credit facilities. If a change of control occurs, we must offer to buy back the notes for a price equal to 101% of their principal amount, plus any interest which has accrued and remains unpaid as of the repurchase date. We would fund any repurchase obligation with our available cash, cash generated from other sources such as borrowings, sales of equity, or funds provided by a new controlling person. However, we cannot assure you that there will be sufficient funds available for any required repurchases of the notes if a change of control occurs. In addition, the senior credit facilities prohibit us from repurchasing the notes after a change of control until we first repay our indebtedness under the senior credit facilities in full. If we fail to repurchase the notes in that circumstance, we will go into default under both the notes and the senior credit facilities. Any future debt which we incur may also contain restrictions on repayment which come into effect upon a change of control. If a change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. These buyback requirements may also delay or make it harder for others to obtain control of Juno. In addition, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a change of control under the indenture. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control" and "-- Certain Definitions."

Fraudulent Transfer Risks: Under Certain Circumstances, a Court Could Cancel Our Obligations Under the Notes or the Subsidiaries' Guarantees.

     If we become the debtor in a bankruptcy case or encounter other financial difficulty, a court could, under the fraudulent transfer provisions of federal bankruptcy law and corresponding state laws, avoid (i.e., cancel) our obligations under the notes. A court could do so if it found that, when we issued the notes, we (1) received less than fair consideration or reasonably equivalent value and (2) either (a) were or were rendered insolvent, (b) were engaged in a business or transaction for which our remaining unencumbered assets constituted unreasonably small capital, or (c) intended to incur or believed (or should have believed) that we would incur debts beyond our ability to pay.

     A court would likely find that we received less than fair consideration or reasonably equivalent value to the extent that we pay the notes' proceeds to our stockholders in connection with the recapitalization.

     Our material existing and future domestic subsidiaries will guarantee the notes. Under the laws described above, a court could cancel a subsidiary guarantee if it found that when the guarantor entered into its guarantee (or, in some jurisdictions, when payments became due thereunder), clauses (1) and (2) above applied to the guarantor. A court would likely conclude that a guarantor did not receive fair consideration or reasonably equivalent value unless it received direct or indirect benefits from the notes' issuance.

     If the court avoids the notes or a guarantee, you would have no rights against us or the guarantor, respectively, with respect thereto. Moreover, the court could order you to return any payments received from us or from the guarantor.

     The measure of insolvency for the above purposes will depend on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts is greater than the fair value of its property or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. For these purposes, "debts" includes contingent and unliquidated debts.

There Is No Established Trading Market for the New Notes and No Guarantee That a Market Will Develop or That You Will Be Able to Sell Your New Notes.

     The new notes will constitute a new issue of securities, and there has not been an established trading market for the new notes. A market may not develop, and you may not be able to resell your new notes. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers have advised us that they currently intend to make a market in the new notes. However, the initial purchasers are not obligated to do so, and any market-making may be discontinued at any time without notice.

     The liquidity of, and trading market for, the new notes may also be materially and adversely affected by declines in the market for high yield securities generally. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects.

RISKS RELATED TO THE RECAPITALIZATION

We Are Controlled by Fremont Investors


     Fremont Investors and an affiliate of it own shares of common stock and a new series of convertible preferred stock representing as of September 30, 1999, on an as-converted basis, approximately 63% of the fully diluted common stock of Juno. Fremont Investors has significant voting power to control the direction and policies of Juno, the election of all directors and the outcome of any matter requiring stockholder approval, including adopting amendments to our certificate of incorporation and approving the merger or a sale of all or substantially all of our assets. The directors elected by Fremont Investors have the authority to make decisions affecting the appointment of new management and the capital structure of Juno, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends, if any.


We Are a Defendant in a Lawsuit Challenging the Recapitalization That Could Adversely Affect Our Business.


     One of our stockholders has brought a purported class action lawsuit against us, our directors and Fremont Investors and Fremont Partners in Delaware state court alleging the terms of our agreement with Fremont Investors and Fremont Partners in the recapitalization are not in the best interests of the stockholders. The plaintiff sought relief in the form of an injunction prohibiting the recapitalization or, in the alternative, if the recapitalization had been completed prior to the resolution of this litigation, a rescission of the recapitalization and unspecified monetary damages. The plaintiff is seeking class certification and because the lawsuit is in its early stages, we are unable to predict its outcome. If this lawsuit, or any other proceeding described under "Business -- Legal Proceedings," is decided or settled adversely to us, requires us to make cash payments or requires significant management attention, our business could suffer.


RISKS RELATED TO JUNO AND OUR INDUSTRY

Our Business Could Suffer If We Are Unable to Develop and Introduce New
Products.

     We seek to expand our product lines in market segments in which we compete and to introduce new products in market segments in which we do not currently compete. The marketing efforts and strategies for product extensions and new products may be substantially different from those associated with our historical operations. Although we continue to make significant investments in product development, we may not be successful in adding new products to our current product lines or in developing new products.

If we are not successful in adding new products to our current product lines or in developing new products, our operating results could be adversely affected. See "Business -- Products."

The Market in Which We Operate Is Highly Competitive, and We May Not Be Able to Compete Effectively, Especially Against Established Competitors with Significantly Greater Financial Resources.

     The lighting industry in which we operate is highly competitive. We compete primarily on the basis of product quality, design, customer service, distribution strength, brand awareness and price. Competitors range from large global diversified companies to foreign manufacturers. A number of competitors, including our two largest competitors, are divisions or subsidiaries of larger companies which have substantially greater resources than us. Competition could prevent the institution of price increases or could require price reductions or increased spending on product development and marketing and sales which could adversely effect our results of operations. See "Business -- Competition."

We Rely on Third Party Manufacturers to Supply Our Key Components.

     A majority of the components utilized in our products are supplied by third party manufacturers. While we have generally been able to obtain adequate supplies of components from existing sources, in the future our suppliers may not be able to meet our demand for components in a timely and cost-effective manner. Although we believe alternative suppliers exist, our business, operating results, financial condition or customer relationships could be adversely affected by either an increase in prices for, or an interruption or reduction in supply of, key components.

Our Business Could Suffer in the Event of a Work Stoppage by Our Unionized Labor Force.


     At May 31, 1999, all of our production employees, who constitute approximately 56% of our employees, were covered by one of two collective bargaining agreements. The collective bargaining agreements pertaining to our Fishers, Indiana and Des Plaines, Illinois locations expire in September 2001 and August 2002, respectively. We believe that we have satisfactory relations with our unions and, therefore, anticipate reaching new agreements on satisfactory terms as existing agreements expire. However, new agreements may not be reached without a work stoppage or strike or reached on terms satisfactory to us. A prolonged work stoppage or strike could have a material adverse effect on our results of operations. See "Business -- Employees."


We Depend on Key Personnel.

     We are dependent to a significant extent upon the efforts and abilities of our senior management personnel. The loss of services of one or more of our senior management personnel could harm our business. We have entered into change of control benefit agreements with certain of our executive officers, the terms of which are set forth under "Certain Relationships and Related Party Transactions -- Change of Control Benefits Arrangements." In addition, we do not carry key-man life insurance on any of our executive officers.

Our Failure to Make or Integrate Acquisitions Effectively Could Impair Our Business.

     As part of our business strategy, we intend to pursue strategic acquisitions. We cannot assure you that we will succeed in consummating any such acquisitions. If any such acquisitions are consummated, we cannot assure you that such acquisitions will be successfully integrated or operated profitably. Acquisitions can present significant challenges to management due to the increased time and resources required to properly integrate management, employees, accounting controls, personnel and administrative functions. We cannot assure you that we will not encounter such difficulties or that we will be able to realize the benefits that we hope to achieve from future strategic acquisitions.

We May Be Adversely Impacted by the Year 2000 Issue.

     We have been assessing our "Year 2000" readiness and exposure to Year 2000 issues. Partly in connection with such assessment, we initiated a program to upgrade our systems hardware and software. Our assessment has been focused on information technology systems and has also included a review of non-information technology systems, principally embedded building and facility systems. We entered into an agreement to acquire new enterprise system software and certain related consulting services. The vendor has advised us that the system is Year 2000 compliant. We implemented and tested a portion of the new system in the fourth calendar quarter of 1998 and expect the new system to be fully implemented and operational in our U.S. facilities and in our Canadian facility in the third calendar quarter of 1999. We have also solicited confirmation from our principal suppliers that they are Year 2000 compliant.

     We believe that the principal cost of addressing our Year 2000 issues are costs associated with implementing our new enterprise system. Through May 31, 1999 we incurred costs of approximately $4,300,000 with respect to such system and estimate that we will incur approximately an additional $625,000 in costs with respect to such system. However, the ultimate costs that we may incur with respect to such system or Year 2000 matters may be significantly greater.

     The failure of one or more of our systems to be Year 2000 compliant or of our vendors or customers to be Year 2000 compliant could (1) prevent us from engaging in our normal business operations for a time period, (2) cause us to resort to alternate or manual processes and incur material additional expenses to correct or replace deficient systems and (3) have a material effect on our results of operations, liquidity and financial condition, although the ultimate impact of such events is uncertain. Based on our assessment of our principal information technology systems, including the advice of our enterprise system vendor, we believe that our material systems will be Year 2000 compliant. However, the impact of the failure of such systems to be compliant is uncertain and we are unable to determine our most reasonably likely worst case scenario. We have not undertaken and do not anticipate undertaking further analysis of the uncertainty or development of a plan to address this uncertainty or the potential that we or our vendors or customers fail to be Year 2000 compliant.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. The net proceeds to us from the sale of the old notes were approximately $120.4 million, after deducting underwriting discounts and commissions and other expenses of the offering of old notes payable by us. We used all of the net proceeds to finance the recapitalization.

                                 CAPITALIZATION

     The following table sets forth as of May 31, 1999 (1) the unaudited consolidated cash and cash equivalents and capitalization of Juno and (2) the consolidated cash and the cash equivalents and capitalization of Juno on a pro forma basis giving effect to the recapitalization.

                                                                  MAY 31, 1999
                                                              ---------------------
                                                               ACTUAL     PRO FORMA
                                                              --------    ---------
                                                                 (IN THOUSANDS)
Cash and cash equivalents...................................  $102,717    $  1,000
                                                              ========    ========
Long-term debt, including current maturities:
Senior credit facilities:
  Revolving credit facility(1)..............................  $     --    $  7,260
  Term loan A...............................................        --      40,000
  Term loan B...............................................        --      50,000
Industrial development revenue bond.........................     3,325          --
                                                              --------    --------
          Total senior debt.................................     3,325      97,260
Notes offered hereby........................................        --     124,103
                                                              --------    --------
          Total subordinated debt...........................        --     124,103
                                                              --------    --------
            Total long-term debt............................     3,325     221,363
Stockholders' equity (deficit)
  Series A convertible preferred stock......................        --     106,000
  Common stock..............................................       186          24
  Paid-in capital...........................................     5,864         756
  Accumulated other comprehensive income....................      (402)       (537)
  Retained earnings (deficit)...............................   194,769    (215,834)
                                                              --------    --------
          Total stockholders' equity (deficit)..............   200,417    (109,591)
                                                              --------    --------
            Total capitalization............................  $203,742    $111,772
                                                              ========    ========

-------------------------

(1) The revolving credit facility is a six-year facility with maximum borrowing availability (including letters of credit) of $35.0 million for working capital and general corporate purposes. See "Description of Senior Credit Facilities."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables present selected consolidated financial data of Juno for each of the fiscal years in the five-year period ended November 30, 1998 and the six-month periods ended May 31, 1998 and 1999. The historical financial data for the fiscal years ended November 30, 1996, 1997 and 1998 and the balance sheets as of November 30, 1997 and 1998 are derived from, and should be read in conjunction with, the audited financial statements and the unaudited quarterly financial statements of Juno and the notes related thereto appearing elsewhere in this prospectus. The historical financial data for the fiscal years ended November 30, 1994 and 1995 and the balance sheets as of November 30, 1994, 1995 and 1996 are derived from audited financial statements of Juno not included in this prospectus. The consolidated financial data of Juno for each of the six-month periods ended May 31, 1998 and 1999 and the balance sheets as of May 31, 1998 and 1999 are derived from, and should be read in conjunction with, Juno's unaudited consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus which, in the opinion of our management, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this data. The results for the six-month period ended May 31, 1999 are not necessarily indicative of the results for the full year or for any future period.

                                                                                                        SIX MONTHS
                                                                                                           ENDED
                                                    YEAR ENDED NOVEMBER 30,                               MAY 31,
                                 --------------------------------------------------------------   -----------------------
                                    1994         1995         1996         1997         1998         1998         1999
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales......................  $  126,777   $  126,364   $  131,479   $  139,855   $  160,941   $   75,232   $   82,781
Cost of sales..................      61,228       65,085       68,319       71,881       79,882       37,961       42,032
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Gross profit.................      65,549       61,279       63,160       67,974       81,059       37,271       40,749
Selling, general and
  administrative...............      31,895       33,634       36,766       40,601       44,083       21,341       22,672
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Operating income.............      33,654       27,645       26,394       27,373       36,976       15,930       18,077
Other income...................       2,712        3,269        3,718        4,020        4,281        2,071        2,395
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before taxes on
    income.....................      36,366       30,914       30,112       31,393       41,257       18,001       20,472
Taxes on income................      13,459       10,940       10,215       11,090       14,632        6,414        7,157
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income...................  $   22,907   $   19,974   $   19,897   $   20,303   $   26,625   $   11,587   $   13,315
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA:
Net income
  Basic........................  $     1.24   $     1.08   $     1.08   $     1.10   $     1.43   $      .62   $      .72
  Diluted......................        1.23         1.08         1.08         1.10         1.43          .62          .71
Shares used in per share calculation
  Basic........................  18,423,120   18,483,220   18,451,366   18,522,270   18,576,015   18,562,199   18,599,184
  Diluted......................  18,549,662   18,563,341   18,494,548   18,540,835   18,614,863   18,594,120   18,654,308
OTHER FINANCIAL DATA:
EBITDA(1)......................  $   36,865   $   30,430   $   29,468   $   30,857   $   40,654   $   17,772   $   20,153
Depreciation and
  amortization.................       3,211        2,785        3,074        3,484        3,678        1,842        2,076
Capital expenditures...........       4,416        3,708       13,316       13,226        5,293        2,536        3,133
Gross margin...................        51.7%        48.5%        48.0%        48.6%        50.4%        49.5%        49.2%
EBITDA margin..................        29.1%        24.1%        22.4%        22.1%        25.3%        23.6%        24.3%
Cash flows provided by (used
  in)
  Operating activities.........      22,902       20,166       22,162       17,200       22,567        7,351       10,567
  Investing activities.........     (15,439)     (11,641)     (19,011)      (7,611)     (12,637)      (8,528)      10,567
  Financing activities.........      (4,698)      (6,611)      (6,197)      (6,256)      (6,238)      (3,150)      (3,400)
Ratio of earnings to fixed
  charges(2)...................        63.8x        50.3x        49.9x        61.6x        91.2x        88.4x        92.5x
Pro forma ratio of earnings to
  fixed charges(3).............                                                             1.5x                      1.5x
Pro forma ratio of earnings to
  combined fixed charges and
  preferred dividend(4)........                                                             1.0x                      0.9x

                                                                                                        SIX MONTHS
                                                                                                           ENDED
                                                    YEAR ENDED NOVEMBER 30,                               MAY 31,
                                 --------------------------------------------------------------   -----------------------
                                    1994         1995         1996         1997         1998         1998         1999
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Cash and marketable
  securities...................  $   68,307   $   79,181   $   81,815   $   83,945   $  100,383   $   90,754   $  102,717
Working capital................      89,451      102,294      104,465      110,876      133,409      122,909      152,546
Total assets...................     145,756      160,089      178,181      187,389      208,839      196,795      217,599
Total debt.....................       6,857        6,434        5,976        3,500        3,385        3,443        3,325
Stockholders' equity...........     126,748      141,368      155,661      170,630      191,448      179,399      200,417

-------------------------

(1) EBITDA is defined as operating income before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and is not indicative of operating income or cash flow from operations as determined under GAAP.

(2) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs and debt issuance costs) and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.

(3) In calculating the pro forma ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense, (which includes amortization of deferred financing costs and debt issuance costs) and one-third of rental expense, deemed representative of that portion of rental expense, estimated to be attributable to interest.

(4) In calculating the pro forma ratio of earnings to combined fixed charges and preferred stock dividend, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs and debt issuance costs) and one-third of rental expense, deemed representative of that portion of rental expense, estimated to be attributable to interest, and non-cash dividends payable on our series A convertible preferred stock issued to Fremont Investors or its assigns in the recapitalization.


SUMMARY OF THIRD QUARTER 1999 SALES AND EARNINGS



     We recently announced that for the three months ended August 31, 1999, sales decreased 3% to $42,979,000 compared to $44,419,000 for the three months ended August 31, 1998. Net income for the three months ended August 31, 1999 decreased 67% to $2,633,000 ($0.08 per common share on a basic and diluted basis), compared to $8,050,000 ($0.43 per common share on a basic and diluted basis) for the like period in 1998. Sales for the nine months ended August 31, 1999 increased 5% to $125,761,000 compared to $119,651,000 for the like period in 1998. Net income for the nine months ended August 31, 1999 decreased 19% to $15,948,000 ($1.01 per common share on a basic basis and $1.00 on a diluted basis), compared to $19,638,000 ($1.06 per common share on a basic and diluted basis) for the like period in 1998.



     As a result of the recapitalization, during the quarter ended August 31, 1999 we incurred interest expense of approximately $3,800,000 million, one-time charges of approximately $149,000 in respect of the early repayment of our industrial revenue bond on June 30, 1999, and one-time charges of approximately $1,100,000 in bonuses paid to our officers pursuant to change of control benefit agreements. Since June 30, 1999, we paid off approximately $4,900,000 million of debt from operating cash flows.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES


     Subject to the terms and conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange old notes that are properly tendered on or before the Expiration Date and not withdrawn as permitted below. As used in this prospectus, the term "Expiration Date" means 5:00 p.m., New York City time, on November 12, 1999, or such later date and time to which we, in our sole discretion, extend the exchange offer.


     The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes except that:

     - the notes being issued in the exchange offer will have been registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act, and

     - the notes being issued in the exchange offer will not contain the registration rights contained in the old notes.


     As of the date of this prospectus, there is $125.0 million in total principal amount of notes outstanding. This prospectus and the letter of transmittal are first being sent on or about October 14, 1999, to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to the conditions set forth below under "-- Conditions to the Exchange Offer."


     Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     We expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders of old notes as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. We will return at no expense to the holder, any old notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer.

     If any of the events specified in "-- Conditions to the Exchange Offer" should occur, we may amend or terminate the exchange offer, and not accept for exchange any old notes not previously accepted for exchange. We will give oral or written notice of any extension, amendment, non-acceptance or termination to holders of old notes as promptly as practicable. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     Following consummation of the exchange offer, we may commence one or more additional exchange offers to those holders of old notes who did not exchange their old notes for new notes on terms which may differ from those contained in the registration rights agreement. We may use this prospectus, as amended or supplemented from time to time, in connection with additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for new notes.

PROCEDURES FOR TENDERING OLD NOTES

     The tendering by a holder of old notes, and our mutual acceptance of the old notes, will constitute a binding agreement between us and the holder on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender in the exchange offer, a holder must transmit to Firstar Bank of Minnesota, N.A., the exchange agent, at the address set forth under "-- Exchange Agent" on or before the Expiration Date either:

     - a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, or

     - if the old notes are tendered pursuant to the book-entry procedures set forth below, an agent's message instead of a letter of transmittal.

     In addition, on or prior to the Expiration Date, either:

     - the exchange agent must receive the certificates for the old notes along with the letter of transmittal; or

     - the exchange agent must receive a timely confirmation of a book-entry transfer of such old notes into the exchange agent's account at The Depository Trust Company ("DTC") according to the procedure for book-entry transfer described below, along with a letter of transmittal or an agent's message instead of a letter of transmittal; or

     - the holder must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering holder that such holder has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the holder.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO GUARANTEE TIMELY DELIVERY. DO NOT SEND LETTERS OF TRANSMITTAL, AGENT'S MESSAGES OR OLD NOTES TO US.

Signature requirements

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the notes surrendered for exchange are tendered:

     - by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an eligible institution.

An "eligible institution" is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be by an eligible institution. If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

     If a person or persons other than the registered holder or holders of old notes signs the letter of transmittal, such old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or powers of attorney, those persons should so indicate when signing, and must submit proper evidence satisfactory to us of their authority to sign unless we waive this requirement.

Our interpretations are binding on you

     We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

     - reject any and all tenders of any old note not properly tendered,

     - refuse acceptance of any old note if, in our judgment or the judgment of our counsel, acceptance of the old note might be unlawful, and

     - waive any defects or irregularities or conditions of the exchange offer as to any old note either before or after the Expiration Date. This includes the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

     Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the Expiration Date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects or irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent, nor any other person shall have duty to notify anyone of any defect or irregularity regarding any tender of old notes for exchange, nor shall any of us incur any liability for failing to notify any person.

Representations you make by tendering

     By tendering your old notes, you represent to us that, among other things,

     - you are not our "affiliate," as defined in Rule 144 under the Securities Act,

     - you are acquiring the new notes you receive in the exchange offer in the ordinary course of your business,


     - neither you nor anyone receiving new notes from you has any arrangement or understanding with any person to participate in a distribution, in violation of the Securities Act, of the new notes issued in the exchange offer,


     - if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, a distribution of new notes, and

     - if you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making or other trading activities (other than old notes you acquired directly from us or any of our affiliates), you will receive the new notes for your own account in exchange for such old notes, and you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes you receive in the exchange offer.

     The letter of transmittal states that by so representing and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" under the Securities Act. See "Plan of Distribution."

     If you are using the exchange offer to participate in a distribution of the new notes, by tendering your old notes you will represent and agree that, if the resales are of new notes obtained by you in exchange for old notes acquired by you in the exchange offer directly from us or our affiliates, you may not rely on the position of the Commission stated in its letters to Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1998), as interpreted in the Commission's letter to Shearman & Sterling (available July 2, 1993) and similar no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the Expiration Date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "-- Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each old note accepted for exchange, the old note holder will receive a new note having a principal amount of maturity equal to that of the surrendered note. Interest on the new notes will accrue from June 30, 1999, the original issue date of the old notes. If the exchange offer is not consummated by November 27, 1999, the interest rate on the old notes, from and including such date until but excluding the date of consummation of the exchange offer, will increase by 0.5% per annum during each subsequent 90-day period up to a maximum overall increase of 2.0% per annum. We will pay such interest, if any, on old notes in exchange for which new notes were issued to the persons who, at the close of business on June 15 or December 15 immediately preceding the interest payment date, are registered holders of such old notes if such record date occurs prior to such exchange, or are registered holders of the new notes if such record date occurs on or after the date of such exchange, even if notes are cancelled after the record date and on or before the interest payment date.

     In all cases, we will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives either:

     - certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC, and

     - a properly completed and duly executed letter of transmittal or, in the case of a book-entry confirmation, an agent's message, and all other required documents.

     If tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if a holder submits old notes for a greater principal amount than the holder desired to exchange, we will return such unaccepted or non-exchanged old notes without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such unaccepted or non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will request to establish an account for the old notes at DTC for the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message in lieu of such letter of transmittal, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the old notes desires to tender such old notes and the old notes are not immediately available, or time will not permit such holder's old notes or other required documents to reach the exchange agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the tender is made through an eligible institution;

     - before the Expiration Date, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of old notes at any time before the Expiration
Date.

     For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must:

     - specify the name of the person having tendered the old notes to be withdrawn,

     - identify the old notes to be withdrawn, including the principal amount of such old notes and

     - if you have transmitted certificates for old notes, specify the name in which such old notes are registered, if different from that of the withdrawing holder.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, before the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

     If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination will be final and binding on all parties.

     Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to such holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, any withdrawn or unaccepted old notes will be credited to the tendering holder's account maintained with DTC for the old notes. Any return or credit will occur as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or before the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     We are not required to accept for exchange, or to issue new notes in exchange for, any old notes. We may terminate or amend the exchange offer if, at any time before the acceptance of such old notes for exchange or the exchange of the new notes for such old notes, we determine in our sole and absolute discretion, that the exchange offer violates applicable law or any applicable interpretation of the staff of the Commission.

EXCHANGE AGENT

     Firstar Bank, N.A., has been appointed as the exchange agent for the exchange offer. All completed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

     Delivery to: Firstar Bank, N.A., Exchange Agent

         By Hand/Overnight Delivery:                 By Registered or Certified Mail:
             Firstar Bank, N.A.                             Firstar Bank, N.A.
             101 E. Fifth Street                            101 E. Fifth Street
          St. Paul, Minnesota 55101                      St. Paul, Minnesota 55101
           Attention: Frank Leslie                        Attention: Frank Leslie

                     (eligible guarantor institutions only)
                           By Facsimile: 651-229-6415
                       Confirm by Telephone: 651-229-2600

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will not pay any brokers, dealers or others soliciting acceptances of the exchange offer.

     We will pay the estimated cash expenses to be incurred in connection with the exchange offer, which are estimated to total $200,000.

TRANSFER TAXES

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. However, holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the paying of any applicable transfer tax.

HOLDERS, OTHER THAN AFFILIATES, MAY OFFER OR SELL THE NEW NOTES

     Based on interpretations by the Commission staff, as set forth in no-action letters issued to third parties, we believe that new notes issued in the exchange offer for old notes may be offered for resale, resold or otherwise transferred by the holders of such new notes, other than any such holder that is an "affiliate" of Juno within the meaning of Rule 405 under the Securities Act. Such new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

     - such new notes issued in the exchange offer are acquired in the ordinary course of such holder's business, and

     - such holders have no arrangement or understanding with any person to participate in the distribution of such new notes issued in the exchange offer.

     Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes.

     However, we do not intend to request the Commission to consider, and the Commission has not considered, the exchange offer in the context of a no-action letter. We cannot guarantee that the Commission staff would make a similar determination with respect to the exchange offer as in other circumstances.

     If any holder is an "affiliate" of ours, as defined in Rule 405 under the Securities Act of 1933, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer such holder:

     - could not rely on the applicable interpretations of the Commission staff, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

     In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers," as that term is defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

     We are a leading designer, assembler and marketer of recessed and track lighting fixtures. Our broad product line is used in commercial and residential remodeling and new construction. Our principal products use a variety of light sources and are designed for reliable and flexible function, efficient operation, attractive appearance and simple installation and servicing. The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship of certain items to net sales for Juno for the periods indicated:

                                                                                     SIX MONTHS
                                                                                        ENDED
                                                         YEAR ENDED NOVEMBER 30,       MAY 31,
                                                         ------------------------   -------------
                                                          1996     1997     1998    1998    1999
                                                         ------   ------   ------   -----   -----
Net sales..............................................  100.0%   100.0%   100.0%   100.0%  100.0%
Cost of sales..........................................   52.0     51.4     49.6     50.5    50.8
                                                         -----    -----    -----    -----   -----
  Gross profit.........................................   48.0     48.6     50.4     49.5    49.2
                                                         -----    -----    -----    -----   -----
Selling, general and administrative expenses...........   28.0     29.0     27.4     28.4    27.4
                                                         -----    -----    -----    -----   -----
  Operating income.....................................   20.1%    19.6%    23.0%    21.2%   21.8%
                                                         =====    =====    =====    =====   =====

FIRST SIX MONTHS OF FISCAL 1999 COMPARED TO FIRST SIX MONTHS OF FISCAL 1998

     During the six-month period ended May 31, 1999, net sales increased 10.0% to $82,781,000 compared to $75,232,000 for the like period in 1998. In the opinion of management, sales increases were due primarily to market share gains and increases in demand from improved economic conditions.

     Cost of sales as a percentage of net sales increased slightly to 50.8% compared to 50.5% for the like period in 1998. This increase is due primarily to changes in sales mix for Juno's Canadian and Indy Lighting subsidiaries.

     Selling, general and administrative expenses as a percentage of sales decreased to 27.4% as compared to 28.4% in 1998 due to economies of scale associated with the increase in sales.

FISCAL 1998 COMPARED TO FISCAL 1997

     For the fiscal year ended November 30, 1998, net sales increased approximately $21,086,000 or 15.1% to $160,941,000 from $139,855,000 for the like period in 1997. This increase is due primarily to an overall increase in demand from improving economic conditions and is represented by growth across substantially all product lines and markets. Sales through our Canadian subsidiary increased 8.4% to $9,290,000 for the year ended November 30, 1998 compared to $8,571,000 for the like period in 1997.

     Gross profit expressed as a percentage of sales increased to 50.4% in fiscal 1998 compared to 48.6% in fiscal 1997 due to increased productivity, stable raw material costs and benefits from the redesign and retooling of high volume parts.

     Selling, general and administrative expenses as a percentage of sales decreased to 27.4% in fiscal 1998 compared to 29.0% in fiscal 1997 due primarily to economies of scale associated with the sales increase. In addition, we incurred one-time charges in fiscal 1997 of approximately $700,000 to repair a defective component in certain exit and emergency lighting fixtures. The fixtures from this product line required the replacement of an electric component that was supplied by a vendor. We also incurred a one-time charge of approximately $300,000 for our move to our new factory and corporate office facilities in 1997.

     The effective income tax rate for fiscal 1998 increased slightly to 35.5% compared to 35.3% for fiscal 1997. Since our investment portfolio consists largely of municipal bonds, the interest earned is substantially tax exempt. Therefore, in periods when operating earnings increase compared to prior years, the relationship of tax-exempt income to total income decreases thus producing a higher effective income tax rate.

FISCAL 1997 COMPARED TO FISCAL 1996

     For the fiscal year ended November 30, 1997, net sales increased approximately $8,376,000 or 6.4% to $139,855,000 in fiscal 1997 compared to $131,479,000 in fiscal 1996. This increase is due primarily to sales of new products introduced in 1996. Sales through our Canadian subsidiary increased 11.2% to $8,571,000 for the year ended November 30, 1997 compared to $7,711,000 for the like period in 1996.

     Gross profit expressed as a percentage of sales increased slightly to 48.6% in fiscal 1997 compared to 48.0% in fiscal 1996 due primarily to reductions in raw material costs and improvements in manufacturing productivity.

     Selling, general and administrative expenses as a percentage of sales increased to 29.0% in fiscal 1997 compared to 28.0% in fiscal 1996 due, in part, to costs associated with the move to our new factory and corporate office facilities in the fourth quarter of 1997. In addition, we incurred one-time charges in fiscal 1997 of approximately $700,000 to repair a defective component in certain exit and emergency lighting fixtures.

     The effective income tax rate for fiscal 1997 increased to 35.3% compared to 33.9% for fiscal 1996. Since our investment portfolio consists largely of municipal bonds, the interest earned is substantially tax exempt. Therefore, in periods when operating earnings increase compared to prior years, the relationship of tax-exempt income to total income decreases thus producing a higher effective income tax rate.

INFLATION

     While Juno believes that it generally has been successful in controlling the prices it pays for materials and passing on increased costs by increasing its prices, we may not have future success in limiting material price increases or reflecting any material price increases in the prices we charge our customers or offsetting such price increases through improved efficiencies.

FINANCIAL CONDITION

     During the six-month period ended May 31, 1999, we generated positive net cash flow from operating activities of $10,567,000. This was comprised principally of net income, depreciation and amortization and a decrease in prepaid expenses (aggregating $16,688,000), net of increases in accounts receivable of $3,819,000, inventory of $1,203,000 and other assets of $950,000. We used the net cash provided from operating activities to finance capital expenditures of $3,133,000 and pay dividends of $3,720,000.

     FISCAL 1998. We generated positive cash flow from operating activities of $22,567,000 comprised principally of net income, depreciation and amortization and an increase in accounts payable (collectively aggregating $31,165,000), net of an increase in accounts receivable ($2,601,000) and an increase in inventory ($5,408,000). Accounts receivable increased 9.1% in support of the higher sales level compared to 1997. In order to maintain our commitment to prompt delivery of product to our customers and to restore inventory to appropriate levels following the move of our principal corporate office and assembly facility, inventory increased by 23.8% compared to 1997 levels. Miscellaneous other assets decreased to $607,000 from $4,456,000 due to the sale of the building that formerly served as our principal corporate office and production facility.

     We used the net cash provided from operating activities to increase our investment portfolio by $11,949,000, finance capital expenditures of $5,293,000, and pay dividends of $6,686,000, which reflected a quarterly dividend rate of $.09 per share.

     On October 27, 1998 we announced the declaration of a cash dividend of $.10 per share payable January 15, 1999 to stockholders of record December 15, 1998. This represents an 11% increase from the previous quarterly rate of $.09 per share.

     We generated additional positive cash flow of $4,605,000 from the sale of the building that formerly served as our principal corporate office and production facility. This building was previously classified in miscellaneous other assets.

     FISCAL 1997. We generated positive cash flow from operating activities of $17,200,000 comprised principally of net income, depreciation and amortization, and a decrease in inventory in preparation of the move of our principal corporate office and production facility (collectively aggregating $24,355,000), net of a decrease in accrued liabilities ($3,773,000) and an increase in accounts receivable ($1,359,000). Miscellaneous other assets increased to $4,456,000 from $67,000 due to the reclassification of our remaining unsold building to other assets in recognition of its status as a non-productive asset.

     We used the net cash provided from operating activities to finance capital expenditures of $13,226,000, primarily for our new corporate office and production facility, make principal payments on long-term debt of $1,048,000 and pay dividends of $5,925,000, which reflected a quarterly dividend rate of $.08 per share.

     On October 22, 1997 we announced the declaration of a cash dividend of $.09 per share payable January 15, 1998 to stockholders of record December 15, 1997. This represents a 13% increase from the previous quarterly rate of $.08 per share.

     We completed our new corporate office and production facility in Des Plaines, Illinois. Final occupancy took place on October 12, 1997. The cost of the project, including furniture and equipment, amounted to $22,470,000 and was financed out of existing corporate funds.

     We generated additional positive cash flow of $4,322,000 from the sale of two of our three buildings, all of which were vacant due to the move to the new corporate office and production facility. We used these proceeds to retire an Industrial Development Revenue Bond of approximately $950,000.

     FISCAL 1996. We generated positive cash flow from operating activities of $22,162,000 comprised principally of net income, depreciation and amortization, and an increase in accrued liabilities (collectively aggregating $27,365,000), net of increases in inventory ($3,692,000) and accounts receivable ($1,965,000). In order to maintain our commitment to prompt delivery of product to our customers and to support our planned move to our new facility in 1997, inventory increased by 18.9% compared to 1995 levels. Accounts receivable increased 11.7% which approximates the increase in the sales volume for the fourth quarter of 1996 compared to 1995. Net property and equipment increased 32.2% and accrued liabilities increased 70.9% due primarily to the construction of the new facility.

     We used the net cash provided from operating activities to finance capital expenditures of $13,316,000, increase our investment portfolio by $5,695,000, and pay dividends of $5,903,000, which reflected a quarterly dividend rate of $.08 per share.

LIQUIDITY AND CAPITAL RESOURCES


     We historically have funded our operations principally from cash generated from operations, available cash and income from marketable securities. We incurred substantial indebtedness in connection with the recapitalization. Our liquidity needs are expected to arise primarily from operating activities and servicing indebtedness incurred in connection with the recapitalization.


     Principal and interest payments under the senior credit facilities and the notes represent significant liquidity requirements for us. As of May 31, 1999, after giving pro forma effect to the recapitalization, we had cash of approximately $1,000,000 and approximately $27,740,000 available for borrowing under our revolving credit facility and total indebtedness of approximately $221,363,000.


     Our principal source of cash to fund our liquidity needs will be net cash from operating activities and borrowings under the senior credit facilities. We believe these sources will be adequate to meet our anticipated future requirements for working capital, capital expenditures, and scheduled payments of principal and interest on our existing indebtedness for at least the next 12 months. However, we may not generate sufficient cash flow from operations or have future working capital borrowings available in an amount sufficient to enable us to services our indebtedness, including the notes, or to make necessary capital expenditures. See "Risk Factors -- We Will Be Substantially Leveraged and Will Have Decreased Liquidity After the Recapitalization, Which Could Limit Our Flexibility to Obtain Additional Capital or Grow Our Business" and "-- Our Business Activities and Our Ability to Raise Additional Funds Are Limited by Covenants Under the Indenture and Senior Credit Facilities."


YEAR 2000 READINESS

     We have been assessing our "Year 2000" readiness and exposure to Year 2000 issues. Partly in connection with such assessment, we initiated a program to upgrade our systems hardware and software. Our assessment has been focused on information technology systems and has also included a review of non-information technology systems, principally embedded building and facility systems. We entered into an agreement to acquire new enterprise system software and certain related consulting services. The vendor has advised us that the system is Year 2000 compliant. We implemented and tested a portion of the new system in the fourth calendar quarter of 1998 and expect the new system to be fully implemented and operational in our U.S. facilities and in our Canadian facility in the third calendar quarter of 1999. We have also solicited confirmation from our principal suppliers that they are Year 2000 compliant.

     We believe that the principal cost of addressing our Year 2000 issues are costs associated with implementing our new enterprise system. Through May 31, 1999 we incurred costs of approximately $4,300,000 with respect to such system and estimate that we will incur approximately an additional $625,000 in costs with respect to such system. However, the ultimate costs that we may incur with respect to such system or Year 2000 matters may be significantly greater.

     The failure of one or more of our systems to be Year 2000 compliant or of our vendors or customers to be Year 2000 compliant could (1) prevent us from engaging in our normal business operations for a time period, (2) cause us to resort to alternate or manual processes and incur material additional expenses to correct or replace deficient systems and (3) have a material effect on our results of operations, liquidity and financial condition, although the ultimate impact of such events is uncertain. Based on our assessment of our principal information technology systems, including the advice of our enterprise system vendor, we believe that our material systems will be Year 2000 compliant. However, the impact of the failure of such systems to be compliant is uncertain and we are unable to determine our most reasonably likely worst case scenario. We have not undertaken and do not anticipate undertaking further analysis of the uncertainty or development of a plan to address this uncertainty or the potential that we or our vendors or customers fail to be Year 2000 compliant.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for fiscal years beginning after

December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 in the first quarter of 1999 has not had a material impact on our financial statements.

     In June 1997, the FASB issued Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement, effective for financial statements for periods beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. We are evaluating the effects of this pronouncement.

                                    BUSINESS

GENERAL

     We are a leading designer, assembler and marketer of recessed and track lighting fixtures. Our broad product line is used in commercial and residential remodeling and new construction. Our principal products use a variety of light sources and are designed for reliable and flexible function, efficient operation, attractive appearance and simple installation and servicing. Our business model is differentiated based upon our proven design philosophy, strong distributor relationships, exceptional customer service and flexible and efficient assembly process. We outsource manufacturing of virtually all components to minimize fixed costs and capital requirements and to provide flexibility in responding to market needs. Our business is geographically diverse, and while the Company generally does not sell to end-use customers and accordingly cannot precisely determine the allocation of sales by use, Juno estimates that sales related to remodeling represented approximately two-thirds of 1998 sales. As a result, we believe our revenues and cash flow have exhibited minimal cyclicality. Our net sales and EBITDA for the twelve-month period ended May 31, 1999 were $168.5 million and $43.0 million, respectively. Since becoming a public company in 1983, we have generated compound annual sales growth of over 14% and consistently generated EBITDA margins in excess of 20%.

     We produce a wide variety of fixtures and related equipment for the recessed and track lighting market segments. Our recessed lighting fixtures are designed to be installed directly into ceilings, while our track lighting fixtures are mounted on electrical tracks affixed to ceilings or walls. End-users of our products generally prefer them due to their superior design, reliability and ease of installation. We design and assemble substantially all of our products in-house. However, we outsource virtually all component manufacturing to a number of independent vendors principally located near our production facilities. Inventories are maintained at our two production and distribution facilities located near Chicago and Indianapolis and at our distribution facilities near Atlanta, Dallas, Los Angeles, Philadelphia and Toronto.

     Our primary means of distribution is through over 1,200 distributors of lighting products located throughout the United States and Canada. We have established ourselves as a preferred lighting supplier by providing high quality and well-designed products, superior customer service, timely delivery, technical advice and product training. Our distributors maintain their own inventory of our products, and, in turn, sell to electrical contractors and builders and, in some cases, at the retail level. Sales to distributors are made through our knowledgeable sales staff and through manufacturers' agents who also sell other, non-competing electrical products. We also have a national accounts sales force that focuses on department store, specialty retail, supermarket and commercial accounts. We work closely with these national accounts to provide custom solutions to their lighting needs and, in turn, to have Juno's products specified for their major renovations or store expansions.

     Economic Industry Reports, Inc., based upon data provided by the U.S. Department of Commerce, estimates that manufacturers' U.S. sales of non-automotive lighting fixtures were approximately $8.2 billion in 1997 and expects this figure to increase by an average of 5.4% annually from 1998 to reach $11.2 billion in 2003. Juno estimates that the U.S. track and recessed segments of the lighting industry in which we participate accounted for approximately $750 million in sales in 1997 and that Juno and two other manufacturers account for the majority of sales in this core market. Juno estimates that we have approximately a 20% share of this core market.

COMPETITIVE STRENGTHS

     We have the following significant competitive strengths:

     - Industry Leadership in Recessed and Track Lighting. We believe we have a leading position in both the domestic recessed and track lighting market segments, representing approximately a 20% aggregate market share in these segments. We believe we are the only major independent lighting company in the United States with a leading position in both of these segments. We have achieved our leading position by providing innovative and high quality products, superior customer service and rapid product delivery.

     - Strong Distributor Relationships. We have developed strong relationships with our distributor customers by serving their recessed and track lighting needs for over 20 years. We have relationships with a broad base of over 1,200 distributors across the United States and Canada. In addition, we have strong relationships with a variety of national department store, specialty retail, supermarket and commercial accounts. We believe we are the preferred lighting supplier for our key accounts, and many carry our products exclusively. We fill most orders within 48 hours of receipt which contributes to our reputation as an industry leader in customer service. We are able to respond quickly to customer needs by maintaining inventories at our production and distribution facilities located near Chicago and Indianapolis as well as in our distribution centers near Atlanta, Dallas, Los Angeles, Philadelphia and Toronto.

     - Innovative Product Design. We believe we are the industry leader in both the styling and development of recessed and track lighting products. We generate continuous new product flow through the development of original products, introduction of product line extensions and improvements of existing products. This product flow generates sales of new products, increases demand for related products and heightens market awareness of our existing products. Our proven design philosophy is focused on the needs of the market and of our customers, and on products that can be manufactured efficiently and at low cost. Many of our new and existing products are protected by patents. Examples of our innovative products include: Air-Loc Ready, Real Nail Bar Hangers, Sloped Ceiling Downlights, Trac 12, White Baffles and Wireforms.

     - Efficient and Flexible Assembly Model. We design and assemble substantially all of our products in-house. The fabrication and production of component parts is outsourced to independent manufacturers principally located near our production facilities. We believe this business model is the most efficient method of production, requiring minimal capital investment by us in plant and equipment, while providing us with highly flexible and low cost manufacturing capabilities. In addition, our extensive use of common componentry across product lines lowers production costs, increases product quality and reduces inventory investment. In October 1997, we moved our executive offices and Illinois production and distribution facility to a newly constructed building located in Des Plaines, Illinois with approximately 540,000 square feet of space. We believe that this building will allow us to substantially increase sales volume without material additional investment in this facility.

     - Experienced and Committed Management Team. The members of our management team, in aggregate, have over 100 years of experience in the lighting industry and extensive experience with our operations and customers. Management's successful execution of our differentiated business model has enabled us to achieve EBITDA margins in excess of 20% through several economic cycles and has positioned us to capitalize on attractive growth opportunities. The incentive plan for senior management is linked to future financial performance and includes options or other equity-based incentives for up to approximately 14% of our fully diluted common stock on an as-converted basis.

BUSINESS AND GROWTH STRATEGIES

     Our primary business and growth strategies are as follows:

     - Continue to Gain Market Share. We have historically been successful in increasing our share of the recessed and track lighting markets. We intend to further increase our share through continued emphasis on delivery of innovative and high-quality products to our customers through our differentiated business model. In addition, we intend to leverage our strong distributor relationships to further penetrate existing end-markets.

     - Introduce New Products. We are continually developing and introducing new products that utilize our production and distribution strengths and represent profitable growth opportunities. We also review existing product lines for potential product improvements and line extensions. Our development efforts are geared toward designing high quality products that are innovative, efficient to produce and easy to install. New products we recently developed or introduced include LED Edgelit Exit Lights, Multi-Spots, Real Nail 2 Bar Hangers, Slants, Three-Port Fiberoptic Illuminator and Trac-Sign.

     - Add Product Lines. We estimate that the recessed and track lighting market segments represent less than 10% of total U.S. lighting fixture industry sales. We seek to add product lines in market segments in which we do not currently compete, which may include outdoor lighting, industrial lighting and fluorescent lighting. Many of the products we may add are sold through the same distribution channels as our current product lines. Strong relationships with our distributors should allow us to secure shelf space for new products and expand our product offerings. We recently introduced a line of exit and emergency lighting products and, through our acquisition of Advanced Fiberoptic Technologies entered the fiberoptic lighting products segment.

     - Pursue Strategic Acquisitions. We compete in what we believe to be a large, highly fragmented domestic lighting market that provides numerous potential acquisition opportunities. We have successfully made acquisitions that expanded our product offerings and end-markets and strengthened our distributor relationships, including the acquisitions of Indy Lighting and Danalite. Our management team has substantial experience in acquiring and integrating companies in the lighting industry, and we believe their experience will enable us to successfully pursue selective strategic acquisitions. Future acquisitions will focus on broadening our product offering and expanding our distributor and customer relationships.

PRODUCTS

     We produce a wide variety of lighting fixtures and related equipment of both contemporary and traditional design, most of which are available in a variety of styles, sizes and finishes. Some styles differ from others only in size, light source capacity or other minor modifications. Fixtures that we produce are designed to be installed in recesses in ceilings, mounted on electrified tracks affixed to ceilings or walls and used in merchandise display cases.

     Each recessed fixture is composed of a housing and a separate trim. Housings may be fitted with a variety of trims which offer a wide choice of diffusers, lenses and louvers to satisfy different optical and aesthetic requirements. Recessed fixtures are generally used for down-lighting, but by special configuration they also may be used for wall-washing and spot lighting. We have designed recessed lighting fixtures, sold under the Sloped Ceiling Downlights name, that provide lighting perpendicular to a floor from a sloped ceiling. We also produce a series of recessed fixtures, sold under the Air-Loc Ready name, that are designed to restrict the passage of air into and out of a residence through the fixture to minimize energy loss.

     Our principal track lighting system, sold under the Trac-Master name, is made up of an electrified extruded aluminum channel, called the track, and a wide variety of individual fixtures that may be connected to any point on the track. The individual fixtures are available in different geometric styles, light source sizes and finishes. Our Trac-Master line of track fixtures allows each track light to be controlled by either of two switches and includes a series of miniature low voltage halogen track lights that provides higher lumens per watt than standard incandescent light sources. We also have a line of track fixtures, sold under the name of Vector by Juno, to complement our Trac-Master line of products. This line is a lower priced but high quality line of products that do not contain some of the features of Trac-Master.

     We produce and market a line of miniature track lighting products under the name Trac 12. This is a low voltage track lighting system featuring small individual fixtures and a miniature lamp holder used in linear lighting applications. We also assemble and distribute Trac-Sign, where our patent is pending, a line of flexible, internally illuminated sign products that work in conjunction with our existing track system. The product consists of an aluminum enclosure with a fluorescent light source and permits the end-user to easily and economically display and light advertising material in the form of standard-size transparencies.

     As a result of our acquisition of Danalite several years ago, we began manufacturing and selling a line of fixtures used in show case lighting applications. Danalite's linear configuration uses low voltage and fluorescent light sources in show cases as well as other merchandise display cases and other commercial and residential accent lighting applications. The products are made utilizing aluminum extruded channels in various lengths and finishes. These products primarily utilize miniature 12-volt halogen light sources with hinged sockets to simplify the process of changing the light source.

     Advanced Fiberoptic Technologies, Inc., our wholly-owned subsidiary, designs and assembles a system of fiberoptic lighting products. This system consists of an illuminator, which uses either halogen or high intensity discharge light sources, fiberoptic cable and fixtures. The electrically powered illuminator generates the light and transfers it to the optical fiber. The principal advantage of fiberoptic lighting is that the light at the application level is free of heat and ultraviolet light, which can damage displayed items.

     We produce a line of energy efficient Exit and Emergency lighting products that are electronically controlled and surge protected. This product line uses LED (light emitting diode) technology for its light source.

     Indy Lighting, Inc., our wholly owned subsidiary, produces a wide variety of commercial lighting fixture products for use primarily in department and specialty retail stores. These products use incandescent, fluorescent, high intensity discharge and compact fluorescent light sources to provide specialty and general purpose lighting.

     We believe our innovations in simplifying installation and improving the function of our lighting products have served to increase demand for our products.

     Juno, Indy, Air-Loc, Real Nail, Trac-Master and Wireforms are registered trademarks of Juno.

INTELLECTUAL PROPERTY

     As of May 31, 1999, we owned 45 United States patents and had 6 patent applications on file with the United States Patent Office. We also have 21 corresponding foreign patents, and 10 registered trademarks in the United States. We cannot assure you that any patents will be issued with respect to pending or future applications. As we develop products for new markets and uses, we normally seek available patent protection. Juno believes that its patents are important, but does not consider itself materially dependent upon any single patent or group of related patents.

PRODUCTION

     We design and assemble substantially all of our products in-house. However, we outsource virtually all component manufacturing to a number of independent vendors located principally near our production facilities. Tools, dies and molds are manufactured by outside sources to our designs and specifications. Tooling is consigned to independent job shops, mostly located near our production facilities, which fabricate and finish the basic components of our products. We inspect the components and assemble, test, package, store and ship the finished products. We perform most assembly operations at our production facilities located near Chicago and Indianapolis.

     We outsource manufacturing of virtually all components to minimize fixed costs and capital requirements and to produce flexibility in responding to market needs. We believe our utilization of subcontractors with specialized skills is the most efficient method of manufacturing our products. We further believe alternate tool making specialists and fabricators are generally available. We use multiple subcontractors for most of our components to facilitate availability. In addition, we purchase many of the raw materials used in the manufacturing of our components to control the quality of the raw materials used by the subcontractors and to receive more competitive prices for the raw materials.

     We spent approximately $4,095,000, $4,719,000 and $4,309,000 on research, development and testing of new products and on development of related tooling in fiscal 1998, 1997 and 1996, respectively.

SALES AND DISTRIBUTION

     We have relationships with a broad base of over 1,200 distributors across the United States and Canada. Each of our distributors maintains its own inventory of Juno products and in turn, sells to electrical contractors and builders and, in some cases, also sells at the retail level. Sales to distributors are made through our own knowledgeable sales staff and also through manufacturers' agents who sell other non-competing electrical products. We also seek to have our products specified by architects, engineers and contractors for large commercial and institutional projects with actual sales made through our distributors. We also sell to certain wholesale lighting outlets and national accounts. Indy sells its products primarily to the department store, specialty retail, supermarket and commercial construction industries. Indy's products are generally shipped from the factory directly to the job site.

     Inventories are maintained at our production and distribution facilities near Chicago and Indianapolis as well as in our distribution centers near Atlanta, Dallas, Los Angeles, Philadelphia and Toronto. Inventories of Indy's products are maintained at Indy's facility. Most orders are shipped from stock inventory within 48 hours of receipt.

BACKLOG AND MATERIAL CUSTOMERS

     We have no material long-term contracts. Orders are generally filled within 48 hours of receipt and therefore we have no backlog.

COMPETITION

     Although we are not aware of published information regarding the market for our products, we believe that our sales place us among the five highest-selling manufacturers of track and recessed lighting products in the United States. We estimate that there are more than fifty manufacturers of competing track and recessed lighting products. We also compete with manufacturers of a variety of fluorescent, high intensity discharge, exit and emergency and decorative lighting products. A number of competitors, including our two largest competitors, are divisions or subsidiaries of larger companies that have substantially greater resources than us.

     There is wide price variance in competitive products, and we believe that our line can be described as moderately priced in order to be attractive to the high-volume commercial and residential markets. However, lighting fixtures are often purchased in small quantities and, as a result, product features may be more important to a purchaser in small quantities than cost. We believe that our growth has been attributable principally to our innovative and high-quality products, the quality of our sales force and our superior customer service and rapid product delivery. See "Risk Factors -- The Market in Which We Operate Is Highly Competitive, and We May Not Be Able to Compete Effectively, Especially Against Established Competitors with Significantly Greater Financial Resources."

PROPERTIES

     Our executive offices are located at 1300 South Wolf Road, Des Plaines, Illinois 60018. Our assembly and distribution activities are conducted at the facilities described in the following table.

                                         APPROXIMATE
               LOCATION                 SQUARE FOOTAGE           FUNCTION           OWNED/LEASED
               --------                 --------------           --------           ------------
Des Plaines, Illinois (Chicago).......     540,000          Executive Offices,       Owned
                                                              Production and
                                                               Distribution
Fishers, Indiana (Indianapolis).......     130,000            Production and         Owned
                                                               Distribution
Cerritos, California (Los Angeles)....      71,000             Distribution          Leased
Bridgeport, New Jersey                      49,000             Distribution          Owned
  (Philadelphia)......................
Brampton, Ontario (Toronto)...........      47,000             Distribution          Owned
Norcross, Georgia (Atlanta)...........      44,700             Distribution          Owned
Carrollton, Texas (Dallas)............      39,000             Distribution          Leased
Palmetto, Florida (Tampa).............      10,000            Production and         Leased
                                                               Distribution

RECENT EVENTS


     We were recapitalized in June 1999 and deposited approximately $406.1 million in cash with our exchange agent for payment as merger consideration to our stockholders. As of October 8, 1999, holders of approximately 46,800 shares of our common stock have asserted dissenters' rights and have not been paid any merger consideration. When we use the term recapitalization, we mean the recapitalization which was effected by the exchange of approximately 87% of the outstanding shares of our common stock for cash and the merger of Jupiter Acquisition Corp. with and into us and the related financings.


LEGAL PROCEEDINGS

     Juno, its directors, Fremont Investors and Fremont Partners have been named as defendants in a lawsuit purported to be a class action commenced on or about April 1, 1999 in the Court of Chancery in and for New Castle County, Delaware. Such action is captioned Linda Parnes v. George M. Ball, Thomas Tomsovic, Allan Coleman, Robert S. Fremont, Julius Lewis, Fremont Investors I, LLC, Fremont Partners, L.P. and Juno Lighting, Inc. (Case No. 17084NC). The complaint in such lawsuit alleges, among other things, that the Juno Board of Directors breached its fiduciary duties to Juno stockholders by failing to appoint additional independent directors and by entering into the merger agreement, and that Fremont Investors and Fremont Partners aided and abetted such breach of fiduciary duties. More specifically, the plaintiff alleges, among other things, that the Juno Board of Directors failed to engage in any market check and agreed to sell control of Juno to Fremont Investors for a price that was less than Juno's true worth. As relief, the complaint seeks, among other things, an injunction against consummation of the merger or, to the extent the merger is concluded, a rescission of the merger, damages in an unspecified amount, a court order compelling Juno to appoint two additional independent directors, and an award to plaintiff of her costs and expenses, including attorneys' and expert's fees, incurred in connection with such lawsuit.

     We believe that the allegations contained in the complaint are without merit and intend to vigorously contest the action, on behalf of ourself and our directors, if the plaintiff elects to proceed with her action.

     On September 8, 1997, we were served with a complaint for patent infringement alleged by Mr. Ole K. Nilssen (Case No. 97 C 4624 in the United States District Court for the Northern District of Illinois). In this complaint, Mr. Nilssen alleges that we have infringed seven of Mr. Nilssen's patents and seeks a permanent injunction against our sale of products utilizing the inventions claimed by such patents and unspecified monetary damages, including a request for treble damages. These patents relate variously to low-voltage, high frequency power supplies for lighting systems and to track lighting systems incorporating such low-voltage high frequency power supplies. We have filed an answer and counterclaim denying the allegations of the complaint and asserting a number of affirmative defenses and prayers for declaratory relief. On February 17, 1999, the complaint was amended to add Management Investment & Technology, Ltd. and Digital Lighting, Inc. as plaintiffs and to claim lost profits of these entities as damages. These parties are allegedly exclusive licensees under patents held by Mr. Nilssen.

EMPLOYEES


     As of May 31, 1999, we employed approximately 1,062 persons. As of May 31, 1999, all of our production employees, who constitute 56% of our employees, were represented by one of two unions. The expiration dates for the two collective bargaining agreements pertaining to our Fishers, Indiana and Des Plaines, Illinois locations are September 2001 and August 2002, respectively. See "Risk Factors -- Our Business Could Suffer in the Event of a Work Stoppage by Our Unionized Labor Force."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to persons who are our directors and executive officers with their ages as of July 31, 1999:

NAME                     AGE                      PRINCIPAL POSITION(S)
----                     ---                      ---------------------
Robert Jaunich II......  59       Chairman of the Board and Director
Mark N. Williamson.....  36       Director
Glenn R. Bordfeld......  52       Director, President and Chief Operating Officer
Joel W. Chemers........  62       Vice President, Human Resources and Legal Affairs
Thomas W. Tomsovic.....  57       Vice President, Operations
George J. Bilek........  44       Vice President, Finance and Treasurer
Charles F. Huber.......  57       Vice President, Engineering and Special Projects
Scott L. Roos..........  41       Vice President, Product Management & Development
Richard Stam...........  38       Vice President, Sales
Jacques P. LeFevre.....  44       Vice President; President of Indy Lighting, Inc.
R. Reed Powers.........  48       Vice President; President of Advanced Fiberoptic
                                    Technologies, Inc.

     Robert Jaunich II has served as a director since June 30, 1999. He has served as President and Chief Executive Officer of Fremont Investors I, LLC since May 1998, as a Managing Director of Fremont Partners, L.P. and a member of FP Advisors, L.L.C. since 1996, and as a Managing Director and a member of the Board of Directors and Executive Committee of the Fremont Group since 1991. Prior to joining the Fremont Group in 1991, he was Executive Vice President and a member of the Chief Executive Office of Swiss-based Jacobs Suchard AG. Previously, he was President of Osborne Computer Corporation, President of Sara Lee Corporation, and Executive Vice President of Memorex Corporation. Among the various board positions he holds, Mr. Jaunich is Chairman of the Boards of Directors of Kinetic Concepts, Inc. and Tapco Holdings, Inc., a director of Kerr Group, Inc., a director of CNF Transportation, Inc. and Chairman of the Managing General Partner of Crown Pacific Partners, L.P. His previous board associations include Coldwell Banker Corporation, Petro Stopping Centers, L.P., Sara Lee Corporation, Douwe Egberts, The Wine Group, Brach Van houten Holding, Inc. and Nabob Foods.

     Mark N. Williamson has served as a director since June 30, 1999. He has served as Vice President and Treasurer of Fremont Investors I, LLC since May 1998 and as a Managing Director of Fremont Partners and a member of FP Advisors, L.L.C. since 1996. Prior to joining Fremont Partners in May 1996, Mr. Williamson served as a Managing Director at the Harvard Private Capital Group, Inc. from August 1991. Prior to that time, he was an Associate at ESL Partners, Inc., a private investment partnership pursuing value-oriented investments in private and public equity and debt securities. His previous board associations include Tarquin, PLC and Risk Capital Holdings, Inc.


     Glenn R. Bordfeld has served as a director since July 1999. He has been President and Chief Operating Officer since January 19, 1999. He was the Company's Vice President, Sales from July 1991 to January 1999. Previously, he was employed by the Company as its National Sales Manager from November 1988 to July 1991; its Assistant Sales Manager from November 1985 to November 1988 and its Advertising Manager from November 1982 to November 1985.



     Joel W. Chemers has been Vice President, Human Resources and Legal Affairs since July 1999. He was Vice President, Corporate Planning from January 1999 to June 1999 and Director, Corporate Planning from October 1997 to January 1999. From March, 1996 to October 1997 he was Executive Vice President and Chief Operating Officer of Tisma Machinery, a designer and builder of automatic cartoning machinery. From 1993 through March 1996 he was Managing Director, Midwest Region for Starshak & Associates, a consulting firm to underperforming companies.

     Thomas W. Tomsovic has been employed by the Company since its founding in 1976. He was elected Vice President, Manufacturing in July 1983 and Vice President, Operations in June 1986.

     George J. Bilek has been Vice President, Finance and Treasurer since April 1990. He was employed by the Company as its Comptroller from September 1985 to April 1990.

     Charles F. Huber has been Vice President, Corporate Development since December 1992. From January 1989 to December 1992 he was employed by the Company as the Director of Corporate Development. From October 1984 to January 1989 he was employed by Reliance Electric, Inc., a manufacturer and distributor of electrical products, as its Vice President and General Manager.

     Scott L. Roos rejoined Juno in October 1998 as Vice President, Product Management and Development. From August 1994 through October 1998 he was Vice President, Product Development and Marketing for Alkco, a division of the JJI Lighting Group (a manufacturer of lighting products). From 1990 through August 1994 he was the Company's Director of New Product Development.

     Richard Stam has been Vice President, Sales since August 1999. From 1997 to 1999, he was our national sales manager for North America. From 1994 to 1997, he was the National Sales Manager for Juno Lighting, Ltd., our Canadian subsidiary.

     Jacques P. LeFevre has served as a Vice President since August 1999. He has been President of Indy Lighting, Inc. (acquired by Juno in 1988) since October 1994. He was Vice President and General Manager from October 1983 to October 1994. Previously he was a Certified Public Accountant with Arthur Young & Company for six years.

     R. Reed Powers has served as a Vice President since August 1999. He has also been President of Advanced Fiberoptic Technologies, a subsidiary of Juno, since June 1997. He was President of Sunlight Lighting Inc. from 1983 to 1997.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

INDEMNIFICATION AND INSURANCE

     Juno's certificate of incorporation and bylaws contain provisions identical to those existing prior to the recapitalization with respect to elimination of personal liability and indemnification. These provisions will not be amended, repealed or otherwise modified for a period of six years in any manner that would adversely affect the rights of present and former officers and directors of Juno and its subsidiaries at the time of the recapitalization.

     In addition, Juno has agreed to maintain for six years directors' and officers' liability insurance policies on terms and conditions which are at least as favorable as those in effect at the effective time of the recapitalization, covering events occurring prior to the recapitalization. In no event will Juno be required to spend in any year in excess of 300% of the aggregate premiums paid by Juno in 1998 on an annualized basis for such purpose. If Juno would be required to spend in excess of 300% of the aggregate premiums paid by Juno in 1998 on an annualized basis for such purpose for any year, Juno must buy as much insurance as can be obtained for a cost not exceeding such amount.

CHANGE OF CONTROL BENEFITS ARRANGEMENTS

     The Board approved and Juno has entered into change of control benefits agreements with the following executive officers of Juno: Thomas W. Tomsovic, Charles F. Huber, George J. Bilek, and Glenn R. Bordfeld, and with three other officers of Juno. These agreements provide for severance and other benefits in the event of a change of control of Juno and in the event of certain terminations of employment under employment contracts becoming effective upon the change of control and ending upon six months notice from Juno, but no earlier than December 31, 2000. Some benefits would be provided immediately upon the change of control. Severance benefits for termination of employment after the change of control would be payable only if an executive's employment is terminated by Juno without "cause" or by the executive for "good reason." For this purpose, "good reason" includes material adverse changes in duties, reduction in salary, or a required move of more than 40 miles. "Cause" for these purposes means commission of certain felonies, substance abuse, and serious misconduct or neglect in the course of duties.

     The recapitalization and the merger constituted a change of control pursuant to these agreements. Upon the consummation of the recapitalization, the principal benefits that were provided include (1) an employment contract with
(a) a 5% minimum annual base salary increase payable beginning at the end of fiscal year 1999, (b) no adverse change in duties, (c) no required move of more than 40 miles, and (d) participation in benefit and welfare plans; (2) a transaction bonus of $150,000; (3) a performance bonus based on projected operating income for the year of the change of control, prorated for the portion of the year elapsed prior to the change of control and multiplied by 115%; and
(4) the acceleration of vesting of all unvested stock options.

     The principal benefits that would be provided as severance benefits upon termination by the executive for good reason or by Juno other than for cause or disability include: (1) a lump sum payment equal to the greater of (x) six months' base salary or (y) the base salary which would have been payable through December 31, 2000; (2) a payment equal to forfeited retirement benefits, if any; and (3) continuation of medical, dental, life insurance and other fringe benefits for the greater of (x) six months or (y) until December 31, 2000. In addition, the agreements provide reimbursement of legal fees for actions to enforce the agreements brought in good faith, regardless of whether the executive prevails in such action. The benefits are capped at the maximum amount payable without triggering excise tax under the golden parachute provisions of the Internal Revenue Code.

     Payments that would be made to the persons who are parties to the change of control benefits agreements in the event of their termination during the employment period after the recapitalization (other than for cause or by reason of the executive's death or disability) amount to a maximum of approximately $2,167,000 for all officers with change of control benefits agreements. This amount is based on numerous assumptions, including that all of the parties to the change of control benefit agreements were terminated on July 31, 1999. However, no such persons have been so terminated.

     The foregoing is only a summary and is qualified in its entirety by reference to the terms of each change of control benefits agreement.


FEES AND EXPENSES RELATING TO THE RECAPITALIZATION



     Pursuant to the merger agreement, Juno paid the reasonable out-of-pocket expenses of Fremont Investors and its specially formed merger subsidiary incurred in connection with the merger agreement and the transactions contemplated thereby. Such expenses included, without limitation, attorneys' fees and expenses of financial advisors and accountants. In addition, Juno paid Fremont Partners L.L.C. a transaction fee of $4.54 million in connection with the recapitalization pursuant to the merger agreement.


MANAGEMENT SERVICES AGREEMENT

     Juno and Fremont Partners L.L.C. entered into a management services agreement at the effective time of the merger pursuant to which Fremont Partners L.L.C. will render certain management services in connection with Juno's business operations, including strategic planning, finance, tax and accounting services. Juno will pay Fremont Partners L.L.C. an annual management fee of $325,000 to render such services.

MANAGEMENT PARTICIPATION IN THE RECAPITALIZATION

     In Fremont's prior acquisitions, entities affiliated with Fremont Partners have offered equity ownership opportunities to the key management of the companies they have acquired. In connection with the recapitalization, Fremont Investors offered management and certain employees of Juno an opportunity to purchase from Juno a portion of the Series A convertible preferred stock and several such persons have purchased 8,030 shares in the aggregate.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of Juno's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the amended and restated certificate of incorporation.

AUTHORIZED CAPITAL STOCK

     Under the amended and restated certificate of incorporation, the total number of shares of all classes of capital stock that Juno has authority to issue is 50,000,000, par value $.001 per share, of which 45,000,000 are shares of Juno common stock and 5,000,000 are shares of Juno preferred stock.

COMMON STOCK

     Holders of Juno common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of a liquidation, dissolution or winding up of Juno, holders of Juno common stock are entitled to share ratably in all assets remaining after payment of Juno's liabilities and payment of the liquidation preference of the Series A convertible preferred stock. Holders of Juno common stock have no right to convert their shares of Juno common stock into other securities, and there are no redemptive provisions with respect to such shares. All of the outstanding shares of Juno are fully paid and non-assessable.

     The rights, preferences and privileges of holders of Juno common stock are subject to, and may be adversely affected by, the rights of holders of the Series A convertible preferred stock and the shares of any other series of Juno preferred stock which Juno may designate and issue in the future.

PREFERRED STOCK

     Under the amended and restated certificate of incorporation, the Board of Directors is authorized at any time and from time to time to provide for the issuance of all or any shares of the Juno preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are permitted by Delaware law, including, but not limited to, the authority to provide that any such class or series be: (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Juno; or (d) convertible into, or exchangeable for, shares of any class or classes of stock, or other securities or property, of Juno at such price or prices or at such rates of exchange and with such adjustments; all as the Board determines by resolution.

     Under the amended and restated certificate of incorporation, Juno has designated 1,060,000 shares of Juno preferred stock as the Series A convertible preferred stock, which shares were issued to Fremont Investors, members of Juno's management and certain employees of Juno in connection with the recapitalization.

SERIES A CONVERTIBLE PREFERRED STOCK

     Holders of the Series A convertible preferred stock are entitled to receive cumulative quarterly dividends, whether or not declared by the Board of Directors, in an amount equal to the greater of:

     - dividends which would have been payable to the holders of Series A convertible preferred stock in such quarter had they converted their Series A convertible preferred stock into Juno common stock prior to the record date of dividends declared on the common stock in such quarter; and

     - the stated amount then in effect multiplied by 2%.

For the first five years following issuance, the dividends on the Series A convertible preferred stock will be payable by an increase in the stated amount of such stock. After five years from the issuance date, and continuing until redemption or conversion, Juno will be required to pay the dividends on the Series A convertible preferred stock in cash, calculated as described above, subject to certain covenants and restrictions contained in the indenture and the senior credit facilities.

PREEMPTIVE RIGHTS

     No holder of any shares of any class of stock of Juno, other than the Series A convertible preferred stock, has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities which are convertible into or carry any right, option or warrant to subscribe for or acquire shares of any class of stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

COMMON STOCK

     PRINCIPAL HOLDERS


     The following table sets forth, as of September 30, 1999, the number and percentage of outstanding shares of common stock beneficially owned by each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock.



                                                                       PERCENTAGE OF SHARES OUTSTANDING(1)
                                                                     ----------------------------------------
                                                                        ASSUMING NO             ASSUMING
                                                                       CONVERSION OF       CONVERSION OF ALL
                                                                     OUTSTANDING SHARES    OUTSTANDING SHARES
                                                        SHARES          OF SERIES A           OF SERIES A
                                                     BENEFICIALLY       CONVERTIBLE           CONVERTIBLE
                NAME AND ADDRESS                        OWNED         PREFERRED STOCK      PREFERRED STOCK(2)
                ----------------                     ------------    ------------------    ------------------
Fremont Investors I, LLC(3)......................     4,086,178(4)          63.0%(4)              62.7%
50 Fremont Street, Suite 3700
San Francisco, California 94105

Fremont Investors I CS, L.L.C.(3)................       398,366             16.6                   6.1
50 Fremont Street, Suite 3700
San Francisco, California 94105

Fremont Partners, L.L.C.(5)......................         1,476(4)        *     (4)             *
50 Fremont Street, Suite 3700
San Francisco, California 94105

Farallon Capital Management, L.L.C.(6)...........       518,978             21.6                   8.0
One Maritime Plaza, Suite 1325
San Francisco, California 94111

Seneca Capital, L.P.(7)..........................       238,760              9.9                   3.7
830 Third Avenue, 14th Floor
New York, New York 10022


-------------------------

* Less than 1%.


(1) Assumes that all dissenting shareholders in the merger withdraw their demands for appraisal rights and that 2,400,000 shares of common stock are outstanding.


(2) Assumes the conversion of all 1,060,000 shares of series A convertible preferred stock outstanding as of September 30, 1999 into 4,118,857 shares of common stock.



(3) Based on a Schedule 13D filed October 1, 1999 (the "Fremont 13D") by Fremont Investors I, LLC, Fremont Partners, L.P., FP Advisors, L.L.C., Fremont Group, L.L.C., Fremont Investors, Inc., Fremont Partners, L.L.C. and Fremont Investors I CS, L.L.C. Each of (i) Fremont Partners, L.P., as the managing member of Fremont Investors I, LLC and Fremont Investors I CS, L.L.C., (ii) FP Advisors, L.L.C., as the general partner of Fremont Partners, L.P., (iii) Fremont Group, L.L.C., as the managing member of FP Advisors, L.L.C. and
    (iv) Fremont Investors, Inc. as manager of Fremont Group, L.L.C., may be deemed to beneficially own and to have shared voting power and shared dispositive power with respect to the common stock, series A convertible preferred stock, and the shares of common stock into which such series A convertible preferred stock is convertible, owned directly by Fremont Investors I, LLC and Fremont Investors I CS, L.L.C.



(4) According to the Fremont 13D, as of September 30, 1999, Fremont Investors I, LLC owned 1,051,590 shares of series A convertible preferred stock, which was convertible as of August 31, 1999 into 4,086,178 shares of common stock, and Fremont Partners, L.L.C. owned 380 shares of series A convertible preferred stock, which was convertible as of August 31, 1999 into 1,476 shares of common stock.

(5) Based on the Fremont 13D, Fremont Group, L.L.C., as the manager of Fremont Partners, L.L.C., and Fremont Investors, Inc., as the managing member of Fremont Group, L.L.C., may be deemed to beneficially own the series A convertible preferred stock, and the shares of common stock into which such series A convertible preferred stock is convertible, owned directly by Fremont Partners, L.L.C.



(6) Based on a Schedule 13D filed September 20, 1999 by Farallon Capital Partners, L.P. ("FCP"), Farallon Capital Institutional Partners, L.P. ("FCIP"), Farallon Capital Institutional Partners II, L.P. ("FCIP II"), Farallon Capital Institutional Partners III, L.P. ("FCIP III"), Tinicum Partners, L.P. ("Tinicum"), Farallon Capital (CP) Investors, L.P. ("FCCP"), Farallon Capital Management, L.L.C. ("Management Company"), Farallon Partners, L.L.C. ("General Partner"), Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Thomas F. Steyer. According to the Schedule 13D, each of the listed entities beneficially owns and shares the power to vote, to direct the vote and to dispose or direct the disposition of the number of shares of common stock set forth below next to its name:



    FCP................................................................  110,734


    FCIP...............................................................   95,557


    FCIP II............................................................   24,711


    FCIP III...........................................................   40,864


    Tinicum............................................................  110,734


    FCCP...............................................................    2,176


    Management Company.................................................  234,984


    General Partner....................................................  283,994


    Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham,


    Moore and Steyer...................................................  518,978


    Fairman............................................................  283,994



(7) Based on a Schedule 13G filed August 3, 1999, as amended August 24, 1999, by Seneca Capital, L.P. ("SC LP"), Seneca Capital Advisors, LLC ("SC LLC"), Seneca Capital International, Ltd. ("SCI Ltd."), Seneca Capital Investments, LLC ("SCI LLC") and Douglas A. Hirsch (collectively, "Seneca") and other information provided by representatives of Seneca. According to the Schedule 13G and representatives of Seneca, Mr. Hirsch beneficially owns 238,760 shares and shares the power to vote or direct the vote and to dispose or direct the disposition of 238,760 shares, SC LP and SC LLC each beneficially owns and shares the power to vote or direct the vote and to dispose or direct the disposition of 84,756 shares, SCI Ltd. beneficially owns and shares the power to vote or direct the vote and to dispose or direct the disposition of 143,849 shares, and SCI LLC beneficially owns 154,004 shares, of which it has the sole power to vote or direct the vote and to dispose or direct the disposition of 10,155 shares and shares the power to vote or direct the vote and to dispose or direct the disposition of 143,849 shares.


     DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth, as of September 30, 1999, the number and percentage of outstanding shares of our common stock beneficially owned by each director, certain executive officers and all executive officers and directors as a group. The persons named hold sole voting and investment power with respect to the shares of Juno common stock listed below, except as otherwise indicated. Unless otherwise indicated, the business address of each named person is 1300 South Wolf Road, Des Plaines, Illinois 60018.


                                                                       PERCENTAGE OF SHARES OUTSTANDING(1)
                                                                     ----------------------------------------
                                                                        ASSUMING NO             ASSUMING
                                                                       CONVERSION OF       CONVERSION OF ALL
                                                        SHARES       OUTSTANDING SHARES    OUTSTANDING SHARES
                                                     BENEFICIALLY       OF SERIES A           OF SERIES A
                      NAME                              OWNED         PREFERRED STOCK      PREFERRED STOCK(2)
                      ----                           ------------    ------------------    ------------------
Robert Jaunich II(3).............................     4,486,021(4)          69.1%(4)              68.8%
Mark Williamson(3)...............................     4,486,021(4)          69.1(4)               68.8
Robert S. Fremont(5).............................        36,385              1.5                     *
Glenn R. Bordfeld(6)(7)..........................        11,289                *                     *
Thomas W. Tomsovic(8)(9).........................        21,942                *                     *
George J. Bilek(8)(10)...........................        24,492              1.0                     *
Charles F. Huber(8)(11)..........................        22,223                *                     *
     All directors and executive officers as a
       group (11 persons)(12)....................     4,658,813             70.4                  70.2


-------------------------
  *  Less than 1%.

 (1) Assumes that all dissenting shareholders in the merger withdraw their demands for appraisal rights and that 2,400,000 shares of common stock are outstanding.

 (2) Assumes the conversion of all 1,060,000 shares of series A convertible preferred stock outstanding.


 (3) Mr. Jaunich is President and Chief Executive Officer of both Fremont Investors I, LLC and Fremont Investors I CS, L.L.C., and Mr. Williamson is Vice President and Treasurer of both Fremont Investors I, LLC and Fremont Investors I CS, L.L.C. Messrs. Jaunich and Williamson each are Managing Directors of Fremont Partners, L.P., the managing member of both Fremont Investors I, LLC and Fremont Investors I CS, L.L.C. Additionally, Mr. Jaunich is a Managing Director and a Director and Mr. Williamson is a Principal of Fremont Group, L.L.C., the managing member of Fremont Partners, L.L.C. They each may be deemed to have beneficial ownership of the shares of common stock owned by Fremont Investors I, LLC, Fremont Investors I CS, L.L.C. and Fremont Partners, L.L.C., but each disclaims any such beneficial ownership. The business address of Mr. Jaunich and Mr. Williamson is 50 Fremont Street, Suite 3700, San Francisco, California 94105.



 (4) Assumes the conversion of 1,051,970 shares of preferred stock beneficially owned by Fremont Investors I, LLC and Fremont Partners, L.L.C. as of August 31, 1999 into 4,087,654 shares of common stock. See "-- Principal Holders."


 (5) Mr. Fremont, our Chairman and Chief Executive Officer during the fiscal year ended November 30, 1998, resigned such positions upon the merger on June 30, 1999. The address of Mr. Fremont is 610 Brierhill Road, Deerfield, Illinois 60015.


 (6) Executive Officer and Director.



 (7) Includes 8,000 shares which Mr. Bordfeld has the right to acquire within 60 days of September 30, 1999 and assumes the conversion as of August 31, 1999 into 2,914 shares of common stock of 750 shares of series A convertible preferred stock held by Mr. Bordfeld.



 (8) Executive Officer.



 (9) Includes 20,000 shares which Mr. Tomsovic has the right to acquire within 60 days of September 30, 1999 and assumes the conversion as of August 31, 1999 into 1,942 shares of common stock of 500 shares of series A convertible preferred stock held by Mr. Tomsovic.



(10) Includes 20,000 shares which Mr. Bilek has the right to acquire within 60 days of September 30, 1999 and assumes the conversion as of August 31, 1999 into 3,885 shares of common stock of 1,000 shares of series A convertible preferred stock held by Mr. Bilek.



(11) Includes 20,000 shares which Mr. Huber has the right to acquire within 60 days of September 30, 1999 and assumes the conversion as of August 31, 1999 into 1,942 shares of common stock of 500 shares of series A convertible preferred stock held by Mr. Huber.



(12) Includes 116,600 shares which nine executive officers have the right to acquire within 60 days of September 30, 1999 and assumes the conversion as of August 31, 1999 into 18,841 shares of common stock of 4,850 shares of series A convertible preferred stock held by such executive officers. Excludes shares owned by Mr. Fremont.

SERIES A PREFERRED STOCK

     Set forth below is information regarding the beneficial ownership of our series A preferred stock, without giving effect to the conversion of such preferred stock into common stock.

     PRINCIPAL HOLDER


     The following table sets forth, as of September 30, 1999, the number and percentage of outstanding shares of series A convertible preferred stock beneficially owned by each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our series A convertible preferred stock.



                                                                   SHARES         PERCENTAGE
                                                                BENEFICIALLY      OF SHARES
                      NAME AND ADDRESS                             OWNED        OUTSTANDING(1)
                      ----------------                          ------------    --------------
Fremont Investors I, LLC(2).................................     1,051,590           99.2%
50 Fremont Street, Suite 3700
San Francisco, California 94105

Fremont Partners, L.L.C.(3).................................           380              *
50 Fremont Street, Suite 3700
San Francisco, California 94105


-------------------------

 *  Less than 1%.



(1) Assumes that 1,060,000 shares of series A convertible preferred stock are outstanding as of September 30, 1999.



(2) Each of (i) Fremont Partners, L.P., as the managing member of Fremont Investors I, LLC, (ii) FP Advisors, L.L.C., as the general partner of Fremont Partners, L.P., (iii) Fremont Group, L.L.C., as the managing member of FP Advisors, L.L.C. and (iv) Fremont Investors, Inc. as manager of Fremont Group, L.L.C., may be deemed to beneficially own the series A convertible preferred stock, and the shares of common stock into which such series A convertible preferred stock is convertible, owned directly by Fremont Investors I, LLC, and all of the foregoing entities may be deemed to have shared voting power and shared dispositive power with respect to such shares.



(3) Fremont Group, L.L.C., as the managing member of Fremont Partners, L.L.C., and Fremont Investors, Inc., as the manager of Fremont Group, L.L.C., may be deemed to beneficially own the series A convertible preferred stock, and the shares of common stock into which such series A convertible preferred stock is convertible, owned directly by Fremont Partners, L.L.C.

     DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth, as of September 30, 1999, the number and percentage of outstanding shares of our series A preferred stock beneficially owned by each director, certain executive officers and all executive officers and directors as a group. The persons named hold sole voting and investment power with respect to the shares of our common stock listed below, except as otherwise indicated. Unless otherwise indicated, the business address of each named person is 1300 South Wolf Road, Des Plaines, Illinois 60018.



                                                                   SHARES       PERCENTAGE
                                                                BENEFICIALLY     OF SHARES
                      NAME AND ADDRESS                             OWNED        OUTSTANDING
                      ----------------                          ------------    -----------
Robert Jaunich II(1)........................................     1,051,970         99.2%
Mark N. Williamson(1).......................................     1,051,970         99.2
Robert S. Fremont(2)........................................             0            *
Glenn R. Bordfeld...........................................           750            *
Thomas W. Tomsovic..........................................           500            *
George J. Bilek.............................................         1,000            *
Charles F. Huber............................................           500            *
  All directors and executive officers as a group (11
     persons)...............................................     1,056,220         99.6


-------------------------
 *  Less than 1%.


(1) Mr. Jaunich is the President and Chief Executive Officer of Fremont Investors I, LLC and a Managing Director of Fremont Partners, the managing member of Fremont Investors I, LLC. Mr. Williamson is Vice President and Treasurer of Fremont Investors I, LLC and a Managing Director of Fremont Partners. Additionally, Mr. Jaunich is a Managing Director and a Director and Mr. Williamson is a Principal of Fremont Group, L.L.C., the managing member of Fremont Partners, L.L.C. They each may be deemed to have beneficial ownership of the shares of preferred stock owned by Fremont Investors I, LLC and Fremont Partners, L.L.C., but each disclaims any such beneficial ownership. The business address of Mr. Jaunich and Mr. Williamson is 50 Fremont Street, Suite 3700, San Francisco, California 94105.


(2) Mr. Fremont, our Chairman and Chief Executive Officer during the fiscal year ended November 30, 1998, resigned such positions upon the merger on June 30, 1999. The address of Mr. Fremont is 610 Brierhill Road, Deerfield, Illinois 60015.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table includes individual compensation information regarding all compensation awarded to, earned by, or paid during the fiscal years ended November 30, 1998, 1997 and 1996 to Juno's former Chief Executive Officer, Mr. Fremont and the four other most highly compensated executive officers in the fiscal year ended November 30, 1998 in all capacities in which they served during the years in which they have been executive officers. Mr. Fremont resigned as a director and officer upon the merger on June 30, 1999.

     As reflected in the following table, Mr. Fremont participated and the four other most highly paid executive officers of Juno currently participate in Juno's 401(k) Plan. In addition, the named executives participate in, and (except for Mr. Fremont) have received grants under, Juno's Stock Option Plans, effective July 18, 1983 (the "1983 Stock Option Plan") and December 2, 1993 (the "1993 Stock Option Plan"). No option grants were made to any of such named executive officers in the fiscal year ended November 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION
                                                ----------------------------------------
                                                                          OTHER ANNUAL         ALL OTHER
     NAME & PRINCIPAL POSITION          YEAR     SALARY        BONUS     COMPENSATION(1)    COMPENSATION(2)
     -------------------------          ----     ------        -----     ---------------    ---------------
Robert S. Fremont...................    1998    $504,400      $    --          --               $12,000
  Chairman of the Board and             1997     504,400           --          --                 9,750
  Chief Executive Officer               1996     504,000           --          --                 9,750
Glenn R. Bordfeld...................    1998    $186,539(3)   $23,491          --               $12,000
  President and Chief Operating
     Officer                            1997     176,154           --          --                 9,750
                                        1996     166,346           --          --                 9,750
Thomas W. Tomsovic..................    1998    $230,000      $23,491          --               $12,000
  Vice President, Operations            1997     220,000           --          --                 9,750
                                        1996     210,000           --          --                 9,750
George J. Bilek.....................    1998    $186,539      $23,491          --               $12,000
  Vice President, Finance and
     Treasurer                          1997     176,154           --          --                 9,750
                                        1996     165,481           --          --                 9,750
Charles F. Huber....................    1998    $190,721      $23,491          --               $12,000
  Vice President, Corporate
     Development....................    1997     180,077           --          --                 9,750
                                        1996     169,471           --          --                 9,750

-------------------------
(1) With respect to each named executive officer for each fiscal year, excludes perquisites which did not exceed the lesser of $50,000 or 10% of the named executive officer's salary and bonus for the fiscal year.

(2) Includes Juno's matching and discretionary contributions under the 401(k) Plan. Amounts are included without regard to vesting of any Company discretionary contributions.

(3) Mr. Bordfeld became Juno's President and Chief Operating Officer on January 19, 1999. Mr. Bordfeld previously served as Vice President -- Sales.

     Juno and the named executive officers have entered into Change of Control Benefits Agreements. See "Certain Relationships and Related Party
Transactions -- Change in Control Benefits Arrangements."

STOCK OPTION PLAN EXERCISES AND YEAR-END VALUE TABLE

     The following table discloses, for each of the executive officers listed, information regarding stock options exercised during, or held at the end of, the fiscal year ended November 30, 1998 pursuant to Juno's 1983 and 1993 Stock Option Plans.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                              TOTAL NUMBER OF              TOTAL VALUE OF UNEXERCISED
                             NUMBER                      UNEXERCISED OPTIONS HELD             IN-THE-MONEY OPTIONS
                            OF SHARES                      AT FISCAL YEAR END(1)            HELD AT FISCAL YEAR(1)(2)
                            ACQUIRED       VALUE      -------------------------------    -------------------------------
         NAME              ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE(3)    EXERCISABLE    UNEXERCISABLE(3)
         ----              -----------    --------    -----------    ----------------    -----------    ----------------
Robert S. Fremont......           --      $     0             0                0           $     0          $     0
Glenn R. Bordfeld......       12,000       45,250         4,000            4,000            25,375           35,750
Thomas W. Tomsovic.....           --            0        16,000            4,000            91,125           35,750
George J. Bilek........           --            0        16,000            4,000            91,125           35,750
Charles F. Huber.......           --            0        16,000            4,000            91,125           35,750

-------------------------
(1) All options outstanding at the end of the fiscal year ended November 30, 1998, are incentive stock options and were granted at 100% of the fair market value of Juno's common stock on the date of the grant. For all such options, up to 20% of the shares covered by each option may be purchased commencing on the first anniversary of the date of the grant and the amount increases by 20% on each anniversary thereafter. Such options will expire at various dates between December 9, 2003 and October 19, 2008. For incentive stock options granted after December 31, 1986, the aggregate fair market value of common stock with respect to which Incentive Stock Options become exercisable for the first time by any individual grantee during any calendar year may not exceed $100,000.

(2) Total value of options is based on the difference between the fair market value of Juno common stock of $23.375, as of November 30, 1998, and the exercise price per share of the options.

(3) Upon consummation of the merger on June 30, 1999 all outstanding stock options vested and became fully exercisable.

COMPENSATION OF DIRECTORS

     Except to the extent Messrs. Jaunich and Williamson may be deemed to be compensated through the management services agreement between Fremont Partners L.L.C. and us, directors who are not our employees are not compensated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Other than the Compensation Committee members and Mr. Fremont, who attended meetings of the Compensation Committee at the request of the Compensation Committee and made recommendations regarding the compensation level of executive officers other than himself, no current or former officer or employee of Juno or its subsidiaries participated in the deliberations of the Board concerning executive compensation during the fiscal year ended November 30, 1998.

                    DESCRIPTION OF SENIOR CREDIT FACILITIES

     General. In connection with the recapitalization, Juno entered into the senior credit facilities with NationsBank, N.A., Credit Suisse First Boston and certain other lenders. The senior credit facilities provide for aggregate borrowings by Juno of approximately $125.0 million.

     The senior credit facilities include (1) a $40.0 million tranche A term loan (the "Term Loan A"), (2) a $50.0 million tranche B term loan (the "Term Loan B") and (3) a $35.0 million revolving credit facility. Up to $5.0 million of the revolving credit facility may be utilized to issue letters of credit. Amounts borrowed under the revolving credit facility may be repaid and reborrowed from time to time prior to the sixth anniversary of the closing date.

     Interest. Amounts outstanding under the senior credit facilities bear interest, at Juno's option, at a rate per annum equal to either: (1) the Eurodollar Rate (the London interbank offered rate for eurodollar deposits as adjusted for statutory reserve requirements) or (2) the Base Rate, in each case, plus the Applicable Percentage. The "Base Rate" is defined as the higher of (1) NationsBank's Prime Rate and (2) the Federal Funds Effective Rate plus 0.50%. The Applicable Percentage for the revolving credit facility and the Term Loan A is initially 1.0% for Base Rate loans and 2.5% for Eurodollar loans. The Applicable Percentage for the Term Loan B is initially 1.5% for Base Rate loans and 3.0% for Eurodollar loans. The Applicable Percentage for the revolving credit facility, the Term Loan A and the Term Loan B adjusts according to a performance pricing grid based on Juno's ratio of total funded debt to consolidated EBITDA, ranging from (1) for Eurodollar loans, 2.5% to 1.625% for the revolving credit facility and the Term Loan A and 3.0% to 2.75% for the Term Loan B and (2) for Base Rate loans, 1.0% to 0.125% for the revolving credit facility and the Term Loan A and 1.5% to 1.25% for the Term Loan B. Swingline loans under the revolving credit facility bear interest at the Base Rate plus 0.50% without regard to Juno's ratio of total funded debt to consolidated EBITDA.

     Maturity. Borrowings under the revolving credit facility are due and payable on November 30, 2005. The Term Loan A is payable in quarterly installments ranging from $750,000 to $2,500,000, commencing February 29, 2000. The final maturity of the Term Loan A is November 30, 2005. Borrowings under the Term Loan B are due and payable in quarterly installments of (1) $125,000, from February 29, 2000 through November 30, 2005 and (2) $11,750,000, from February 28, 2006 through November 30, 2006. The final maturity of the Term Loan B is November 30, 2006.

     Mandatory Prepayment. Juno is required to prepay the Term Loan A and the Term Loan B with: (1) 100% of the net cash proceeds of all asset sales by Juno and its subsidiaries (including sales of stock of subsidiaries of Juno), net of selling expenses and taxes, subject to limited exceptions, (2) 100% of the net cash proceeds of issuances of equity and debt obligations of Juno and its subsidiaries, subject to limited exceptions and (3) 75% of excess cash flow if the total funded debt to consolidated EBITDA ratio is equal to or greater than 3.75:1.00, or 50% of excess cash flow if the total funded debt to consolidated EBITDA ratio is less than 3.75:1.00. To the extent that the amount of any mandatory prepayment exceeds the outstanding loans under the Term Loan A and the Term Loan B, loans under the revolving credit facility will be repaid and the commitments under the revolving credit facility will be reduced.

     Voluntary Prepayment. Juno may, at its option, prepay the Term Loan A, the Term Loan B and the loans under the revolving credit facility, in minimum principal amounts of $1,000,000, without premium or penalty, subject to reimbursement of the lenders' breakage or redeployment costs in the case of prepayment of Eurodollar Rate borrowings.

     Guarantees. All obligations of Juno under the senior credit facilities are unconditionally guaranteed by each existing and each subsequently acquired or organized domestic subsidiary of Juno.

     Security. The senior credit facilities are secured by a first priority perfected security interest in all existing and after-acquired tangible and intangible assets of Juno and its domestic subsidiaries, including, without limitation, intellectual property, real property, all of the capital stock owned by Juno and each of its domestic subsidiaries (subject to a limit of 65% of the capital stock of foreign subsidiaries) and any intercompany debt obligations (subject to limited exceptions).

     Covenants. The senior credit facilities require Juno to satisfy certain financial tests, including, without limitation, causing the ratio of total funded debt to consolidated EBITDA not to exceed certain specified levels; and causing Juno's interest coverage ratio and fixed charge coverage ratio to exceed certain specified levels. The senior credit facilities also contain certain covenants which, among other things, limit the incurrence of additional indebtedness, liens and negative pledges, mergers, consolidations and sales of assets, investments, loans, advances and acquisitions, capital expenditures, dividends, stock redemptions and redemption or prepayment of other indebtedness and transactions with affiliates. The senior credit facilities also prohibit prepayments of the notes and amendments to the terms of the notes.

     Events of Default. The senior credit facilities contain customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-default to material indebtedness and agreements, bankruptcy and similar events, material judgments, ERISA defaults, failure of any guaranty or security document supporting the senior credit facilities to be in full force and effect and the occurrence of a change in control of Juno.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Juno Lighting, Inc., and not to any of its subsidiaries.

     The Company issued the old Notes, and will issue the new Notes, under an Indenture (the "Indenture") among itself, the Guarantors and Firstar Bank of Minnesota, N.A., as trustee (the "Trustee"). The terms of the new Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Company and the initial purchasers have also entered into the registration rights agreement with respect to the old Notes (the "Registration Rights Agreement").

     The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of the Notes. Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the Indenture. The Indenture is filed as an exhibit to the registration statement which includes this prospectus. The new Notes are identical in all material respects to the terms of the old Notes, except for certain transfer restrictions and registration rights relating to the old Notes and except that if the exchange offer is not consummated by November 27, 1999, the interest rate on the old Notes will increase by 0.5% per annum during each subsequent 90-day period up to a maximum overall increase of 2.0% per annum until the exchange offer is completed.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

The Notes

     The Notes:

          - are general unsecured obligations of the Company;

          - are subordinated in right of payment to all existing and future Senior Debt of the Company;

          - are pari passu in right of payment with any future senior subordinated Indebtedness of the Company; and

          - are unconditionally guaranteed by the Guarantors.

The Guarantees

     The Notes are guaranteed by all of the material Domestic Subsidiaries of the Company.

     Each Guarantee of the Notes:

          - is a general unsecured obligation of the Guarantor;

          - is subordinated in right of payment to all existing and future Senior Debt of the Guarantor; and

          - is pari passu in right of payment with any future senior subordinated Indebtedness of the Guarantor.

     Not all of our subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade and all other creditors before they will be able to distribute any of their assets to us. Our sole non-guarantor subsidiary generated 6.0% of our consolidated revenues in the twelve-month period ended May 31, 1999 and held 2.5% of our consolidated assets as of May 31, 1999. The guarantor subsidiaries generated 21.5% of our consolidated revenues in the twelve-month period ended May 31, 1999 and held 27.6% of our consolidated assets as of May 31, 1999.

     As of the date of the Indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

PRINCIPAL, MATURITY AND INTEREST

     The Indenture provides for the issuance by the Company of Notes with a maximum aggregate principal amount of $125 million. The Company may issue up to $75 million of additional notes (the "Additional Notes") from time to time after this offering. Any offering of Additional Notes is subject to the covenants contained in the Indenture described below. The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to repurchase. No offering of Additional Notes is being made by this prospectus. In addition, we do not know whether we will issue Additional Notes or the aggregate principal amount of such Additional Notes. The Company will issue Notes only in registered form without coupons and only in denominations of $1,000 and integral multiples of $1,000. The New Notes will mature on July 1, 2009.

     Interest on the Notes will accrue at the rate of 11 7/8% per annum and will be payable semi-annually in arrears on January 1 and July 1, commencing on January 1, 2000. The Company will make each interest payment to the Holders of record on the immediately preceding December 15 and June 15.

     Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

SUBSIDIARY GUARANTEES

     The Guarantors will jointly and severally guarantee on an unconditional, senior subordinated basis the Company's obligations under the Notes (each a "Subsidiary Guarantee"). Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each

Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Transfer Risks: Under Certain Circumstances, a Court Could Cancel Our Obligations Under the Notes or the Subsidiaries' Guarantees."

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

     (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

     (2) either:

        (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

        (b) the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the Indenture.

        The Subsidiary Guarantee of a Guarantor will be released:

     (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the "Asset Sale" provisions of the Indenture;

     (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the Company applies the Net Proceeds of that sale in accordance with the "Asset Sale" provisions of the Indenture; or

     (3) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

     See "-- Repurchase at the Option of Holders -- Asset Sales."

SUBORDINATION

     The payment of principal, interest and premium, if any, on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt of the Company, including Senior Debt incurred after the date of the Indenture.

     The holders of Senior Debt of the Company or the Guarantors, as applicable, will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes and until all Obligations with respect to such applicable Senior Debt are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the Holders of Senior Debt (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of the Company of the Company or the Guarantors, as applicable:

     (1) in a liquidation or dissolution of the Company or the Guarantors, as applicable;

     (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or the Guarantors, as applicable or its property;

     (3) in an assignment for the benefit of creditors; or

     (4) in any marshalling of the Company's assets and liabilities.

     The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if:

     (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

     (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt.

     Payments on the Notes may and shall be resumed:

     (1) in the case of a payment default, upon the date on which such default is cured or waived; and

     (2) in case of any other default, the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated and such acceleration has not been rescinded or waived.

     No new Payment Blockage Notice may be delivered unless and until:

     (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

     (2) all scheduled payments of principal, interest and premium, if any, on the Notes that have come due have been paid in full in cash.

     No default (other than a payment default) that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") when:

     (1) the payment is prohibited by these subordination provisions; and

     (2) the Trustee or the Holder has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt or their proper representative.

     The Company must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company or a Guarantor, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors -- The Notes and Guarantees Are Unsecured Senior Subordinated Obligations."

OPTIONAL REDEMPTION

     At any time prior to July 1, 2002, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 111.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

     (1) at least 65% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

     (2) the redemption must occur within 90 days of the date of the closing of such Public Equity Offering.

     Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Company's option prior to July 1, 2004.

     After July 1, 2004, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2004........................................................   105.9375%
2005........................................................   103.9583%
2006........................................................   101.9792%
2007 and thereafter.........................................   100.0000%

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

Change of Control

     If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of repurchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control, which offers to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company and its Restricted Subsidiaries will comply with the applicable securities laws and regulations and will not be deemed to have breached their respective obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

     (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company.

     The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided that each such Note will be in a principal amount of $1,000 or an integral multiple thereof.

     Prior to complying with any of the provisions of the "Change of Control" covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by the Change of Control covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and repurchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

     (3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

        (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

        (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

     (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

     (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

     (3) to make capital expenditures; and/or

     (4) to acquire other long-term assets that are used or useful in a Permitted Business.

     Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes (including any Additional Notes) containing provisions similar to those set forth in the Indenture with respect to offers to repurchase or redeem with the proceeds of sales of assets to repurchase the maximum principal amount of Notes (including any Additional Notes) and such other pari passu Indebtedness that may be repurchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of repurchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes (including any Additional Notes) and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes (including any Additional Notes) and such other pari passu Indebtedness to be repurchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

     The agreements governing the Company's and the Guarantor's outstanding Senior Debt currently prohibit the Company from purchasing any Notes, and also provide that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

     (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

     (2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

     No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

CERTAIN COVENANTS

Restricted Payments

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

     (3) make any payment on or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

     (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

     unless, at the time of and immediately after giving effect to such Restricted Payment:

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption
         "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

        (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

        (b) 100% of the aggregate net cash proceeds received by the Company after the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or after the date of the Indenture from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

        (c) 50% of any cash dividends or other cash distributions received by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, plus

        (d) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
            (ii) the initial amount of such Restricted Investment, plus

        (e) $10.0 million.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

     (5) the repurchase, redemption, cancellation or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management, employees or directors pursuant to (i) any management, employee or director equity subscription agreement or stock option agreement or
         (ii) upon the death, disability or termination of employment of such members of management, employees or directors; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests shall not exceed $1,000,000 in any twelve-month period; and

     (6) other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the Indenture.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued or incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1) the incurrence by the Company and any Guarantor of additional term Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed $90.0 million less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under Credit Facilities (other than repayments that are concurrently reborrowed) that have actually been made since the date of the Indenture;

     (2) the incurrence by the Company and any Guarantor of additional revolving credit Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (2)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $35.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to repay any revolving credit Indebtedness under Credit Facilities and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales" or
          (b) the Borrowing Base;

     (3) the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

     (4) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (other than the Additional Notes) and the related Subsidiary Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

     (5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or repurchase money obligations, in each case, incurred for the purpose of financing all or any part of the repurchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed $10.0 million at any time outstanding;

     (6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (3), (4), (5), (6), (11) or (12) of this paragraph;

     (7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries or between or among any Wholly Owned Restricted Subsidiaries; provided, however, that:

           (a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

           (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

     (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

     (9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

     (10) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

     (11) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $30.0 million; and

     (12) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted

          Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (12).

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clauses (1) and (2) of the definition of Permitted Debt.

No Senior Subordinated Debt

     The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Indebtedness of the Company and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

Liens

     The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the New Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

     (2)  the Indenture, the Notes and the Subsidiary Guarantees;

     (3)  applicable law;

     (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

     (5) customary non-assignment provisions in leases, licenses and similar agreements entered into in the ordinary course of business and consistent with past practices;

     (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

     (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

     (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (9) Liens securing Indebtedness that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

     (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

     The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

     (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

     (3) immediately after such transaction no Default or Event of Default exists; and

     (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

        (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

        (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries.

     Upon the occurrence of any transaction described above in which the Company is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such successor corporation had been named as the Company therein.

Transactions with Affiliates

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

     (2) the Company delivers to the Trustee:

        (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

        (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

     (2) transactions between or among the Company and/or its Restricted Subsidiaries;

     (3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

     (4) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

     (5) so long as no Default or Event of Default has occurred and is continuing, the payment of customary management fees and expenses pursuant to the management agreement between Fremont Partners L.L.C. and the Company, as amended from time to time, and transaction fees and related expenses to the Principal or its Affiliates consistent with past practices, including, without limitation, in connection with acquisitions, divestitures, investments or financings by the Company or any of its Restricted Subsidiaries; provided that the amount of management fees payable under such management agreement will not exceed $325,000 during any twelve-month period, which amount may be reasonably increased to reflect a material increase in the size of the Company as a result of an acquisition;

     (6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments;" and

     (7) maintenance in the ordinary course of business of benefit programs or loan arrangements for employees, officers or directors of the Company or any Restricted Subsidiary, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans.

Additional Subsidiary Guarantees

     If the Company or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created; provided that a Domestic Subsidiary with assets with a fair market value of less than $1,000 shall not be required to become a Subsidiary Guarantor and execute such a supplemental indenture until such time as it shall have assets with a fair market value of at least $1,000. This requirement shall not apply to any Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries. If any Subsidiary that is not a Guarantor at any time Guarantees Indebtedness of the Company or a Guarantor, the Company will cause such Subsidiary to simultaneously execute and deliver a supplemental Indenture providing for the Guarantee of the payment of the Notes by such Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Company shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Limitation on Issuances and Sales of Equity Interests in Wholly Owned
Subsidiaries

     The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless:

     (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

     (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     In addition, the Company will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

Business Activities

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

     Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission's rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

     In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on the Notes whether or not prohibited by the subordination provisions of the Indenture;

     (2) default in payment when due of the principal of, or premium, if any, on the Notes whether or not prohibited by the subordination provisions of the Indenture;

     (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," or "-- Repurchase at the Option of Holders -- Asset Sales," or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;"

     (4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

        (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

        (b) results in the acceleration of such Indebtedness prior to its express maturity,

        and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more;

     (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     (7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

     (8) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Restricted Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Restricted Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the

Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior July 1, 2004, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to July 1, 2004, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, incorporator, affiliate, or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

     (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest, premium, if any, outstanding on such Notes when such payments are due from the trust referred to below;

     (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantor's obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes and the Subsidiary Guarantees will be released.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) the Company must irrevocably deposit or cause to be deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest or premium, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

     (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

     (8) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes (including any Additional Notes) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or noncompliance with any provision of the Indenture, the Notes and the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes (including any Additional Notes) (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes at the option of the Company (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any Note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any Note payable in money other than that stated in the Notes;

     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

     (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

     (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

     (9) make any change in the preceding amendment and waiver provisions.

     In addition, any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

     Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Subsidiary Guarantees:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

     (3) to provide for the assumption of the Company's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

     (4) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture on the Issue Date;

     (5) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

     (6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

     (1) either:

        (a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

        (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

     (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

     (3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

     (4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture and the provisions of the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in aggregate principal amount of the then-outstanding Notes (including Additional Notes) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Juno Lighting, Inc., 1300 South Wolf Road, Des Plaines, Illinois 60018, Attn: George Bilek.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes initially will be or are represented by one or more Notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be or have been deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it:

     (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

     (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     All ownership interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest, premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, transfers between Indirect Participants who hold an interest through a Participant will be effected in accordance with the procedures of such Participant but generally will settle in immediately available funds.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

     (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

     (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

     (3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

     Neither the Company nor the Trustee will be liable for any delay by the holder of the Global Note or DTC in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from Holders of the Global Note or DTC for all purposes.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

SAME DAY SETTLEMENT AND PAYMENT

     The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; ADDITIONAL INTEREST

     The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety and is qualified by reference to all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus is a part.

     The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on the closing of the offering of the old Notes. Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the Commission the registration statement of which this prospectus is a part (the "Exchange Offer Registration Statement"). Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Guarantors will offer to the Holders of

Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for new Notes.

     If:

     (1) the Company and the Guarantors are not

        (a) required to file the Exchange Offer Registration Statement; or

        (b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

     (2) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that:

        (a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

        (b) that it may not resell the new Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

        (c) that it is a broker-dealer and owns old Notes acquired directly from the Company or an affiliate of the Company,

the Company and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the old Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

     The Company and the Guarantors will use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     For purposes of the preceding, "Transfer Restricted Securities" means each old Note until the earlier of:

     (1) the date on which such old Note has been exchanged by a Person other than a broker-dealer for a new Note in the Exchange Offer;

     (2) following the exchange by a broker-dealer in the Exchange Offer of an old Note for a new Note, the date on which such new Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

     (3) the date on which such old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

     (4) the date on which such old Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The Registration Rights Agreement provides:

     (1) the Company and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the closing of this offering;

     (2) the Company and the Guarantors will use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the closing of this offering;

     (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will

        (a) commence the Exchange Offer; and

        (b) use their reasonable best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, new Notes in exchange for all old Notes tendered prior thereto in the Exchange Offer; and

     (4) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will use their reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days after such obligation arises.

     If:

     (1) the Company and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

     (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

     (3) the Company and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

     (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then the Company will pay as liquidated damages for such Registration Default, additional interest to each Holder of Notes ("Additional Interest"), which shall accrue at a rate of 0.5% per annum during the first 90-day period immediately following the occurrence of the first Registration Default.

     The rate of accrual of Additional Interest will increase by an additional 0.5% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum rate of Additional Interest of 2.0% per annum.

     All accrued Additional Interest will be paid by the Company and the Guarantors on each Interest Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. All references herein and in the Indenture to "interest" payable on the old Notes shall be deemed to include any Additional Interest that may become due and payable on the old Notes.

     Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

     Holders of old Notes are required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and are required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of old Notes are also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights, (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.5 million;

     (2) a transfer of assets between or among the Company and its Wholly Owned Subsidiaries,

     (3) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary;

     (4) the conveyance, transfer, assignment or other disposition of inventory and other property in the ordinary course of business;

     (5) the sale or other disposition of cash or Cash Equivalents; and

     (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
         Covenants -- Restricted Payments."

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

     "Board of Directors" means:

     (1) with respect to a corporation, the board of directors of the corporation;

     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

     (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Borrowing Base" means an amount equal to the sum of (i) 85% of the value of accounts receivable (before giving effect to any related reserves) shown on the Company's most recent consolidated balance sheet that are not more than 90 days past due in accordance with GAAP and (ii) 50% of the value of the inventory shown on the Company's consolidated balance sheet in accordance with GAAP.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having at least a P1 rating obtainable from Moody's Investors Service, Inc. or an A1 rating obtained from Standard & Poor's Rating Services and in each case maturing within 270 days after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principal or an Affiliate of the Principal;

     (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principal and its Affiliates, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

     (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

     (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;

        provided that such Consolidated Net Income shall be reduced by non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary thereof;

     (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

     (4) the cumulative effect of a change in accounting principles shall be excluded; and

     (5) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

     "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

     (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

     (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock;

        less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going-concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or Restricted Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

     (1) was a member of such Board of Directors on the date of the Indenture;
         or

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agreement" means that certain Credit Agreement, to be entered into by and among the Company and NationsBank, N.A., and Credit Suisse First Boston, providing for two senior secured term loan facilities in an aggregate principal amount of $90.0 million and up to $35.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, capital leases, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means:

     (1) any Indebtedness outstanding under the Credit Agreement; and

     (2) any other Senior Debt permitted under the Indenture the principal amount of which is $15.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Domestic Subsidiary" means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or an increase in the stated value of preferred stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

     (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

     (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantors" means each of:

     (1) the Company's Domestic Subsidiaries; and

     (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

     (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and

     (3) currency hedging arrangements designed to protect such Person against fluctuations in currency values.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

     (1) borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3) banker's acceptances;

     (4) representing Capital Lease Obligations;

     (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

     (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity

Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Issue Date" means the date of the first issuance of the Notes under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither the Company nor any of its Restricted Subsidiaries
         (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any business conducted or proposed to be conducted (as described in the offering memorandum) by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.

     "Permitted Investments" means:

     (1) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company;

     (2) any Investment in Cash Equivalents;

     (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

        (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company; or

        (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

     (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

     (6) Hedging Obligations; and

     (7) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding not to exceed $10.0 million.

     "Permitted Junior Securities" means:

     (1) Equity Interests in the Company or any Guarantor; or

     (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the New Notes and the Subsidiary Guarantees are subordinated to Senior Debt under the Indenture.

     "Permitted Liens" means:

     (1) Liens of the Company and any Guarantor securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

     (2)  Liens in favor of the Company or the Guarantors;

     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

     (4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of

          Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

     (7)  Liens existing on the date of the Indenture;

     (8) Liens for taxes, fees, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (9) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding; and

     (10) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Principal" means Fremont Investors I, LLC.

     "Public Equity Offerings" means an underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company registered under the Securities Act.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Debt" means:

     (1) all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

     (2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

     (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

     (1) any liability for federal, state, local or other taxes owed or owing by the Company;

     (2) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

     (3) any trade payables; or

     (4) the portion of any Indebtedness that is incurred in violation of the Indenture.

     "Significant Restricted Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

     (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of the Restricted Subsidiaries.

     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                     UNITED STATES FEDERAL TAX CONSEQUENCES

     The following is a summary of anticipated material United States Federal income tax consequences associated with the exchange of old notes for new notes pursuant to the exchange offer and the ownership and disposition of the new notes. This summary is based upon existing United States federal income tax law and official interpretations thereof, which are subject to change, possibly retroactively. This summary does not discuss all aspects of United States Federal income taxation which may be important to particular holders in light of their individual investment circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to persons that will hold the notes as a part of a straddle, hedge, or synthetic security transaction for United States Federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations and assumes that holders of the new notes will hold them as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended. Prospective investors should consult their tax advisors regarding the United States Federal, state, local, and foreign income and estate and other tax considerations of the exchange of old notes for new notes and the ownership and disposition of the new notes.

     For purposes of this summary, a "U.S. Holder" is a beneficial owner of new notes who or that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized under the laws of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includable in gross income for United States Federal income tax purposes regardless of its source, or (iv) a trust, the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. The term "Non-U.S. Holder" means a beneficial owner of new notes that is not a U.S. Holder.

TAX CONSEQUENCES TO U.S. HOLDERS

  Exchange of Notes

     A U.S. Holder will not recognize any gain or loss on the exchange of old notes for new notes, and such U.S. Holder's tax basis and holding period in the new notes will be the same as its basis and holding period in the old notes. The issue price of the new notes will be the same as the issue price of the old notes.

  Market Discount

     If a holder purchases new notes for an amount that is less than the issue price of the new notes, the new notes will be considered to have market discount. Any gain recognized by a holder on the disposition of the new notes that have market discount or, to the extent provided in regulations, on the disposition of exchanged basis property received in exchange for new notes that have market discount, will be treated as ordinary income to the extent of the market discount that accrued on the new notes while they were held by such holder. Alternatively, the holder may elect to include market discount in income currently over the life of the new notes. Such an election will apply to any bonds with market discount acquired by the holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the Internal Revenue Service. Market discount will accrue on a straight-line basis unless the holder elects to accrue the market discount on a constant-yield method. Such an election will apply to those new notes to which it is made and is irrevocable. Unless the holder elects to include market discount in income on a current basis, as described above, a holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the new notes.

  Disposition of the New Notes

     Upon the sale, exchange or retirement of the new notes, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less a portion allocable to any accrued and unpaid interest, which will be subject to tax as ordinary income and market discount as described above)and the U.S. Holder's adjusted tax basis in the new notes. A U.S. Holder's adjusted tax basis in the new notes generally will be the U.S. Holder's cost therefor, less any principal payments received by such holder.

     Gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of the new notes will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the new notes have been held by the U.S. Holder for more than twelve months. Long-term capital gain of individuals is subject to a maximum United States federal tax rate of 20%. The deductibility of capital losses by U.S. Holders is subject to limitation.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

  Taxation of Interest

     In general, payments of interest received by a Non-U.S. Holder will generally not be subject to United States federal withholding tax on interest paid on the new notes provided that (i)(a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the Non-U.S. Holder is not a "controlled foreign corporation" that is related to the Company actually or constructively through stock ownership, and (c) the beneficial owner of the new notes, under penalties of perjury, provides the Company or its agent with the beneficial owner's name and address and certifies that it is not a U.S. Holder in compliance with applicable requirements, see "Owner Statement Requirement" below, (ii) the interest received on the new note is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and the Non-U.S. Holder complies with certain reporting requirements, or
(iii) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the Non-U.S. Holder complies with certain reporting requirements. Payments of interest not exempt from United States federal withholding tax as described above will be subject to withholding tax at a rate of 30% (subject to reduction under an applicable treaty).

     If interest and other payments received by a Non-U.S. Holder with respect to the new notes (including proceeds from the disposition of the new notes) are effectively connected with the conduct by such holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to United States federal income taxation on a net basis with respect to such holder's ownership of the new notes), such Non-U.S. Holder will be subject to United States federal income tax on such interest at graduated rates in essentially the same manner as a U.S. Holder. In addition, if the Non-U.S. Holder is a corporation, it may be required to pay United States branch profits tax equal to 30% of its effectively connected earnings and profits as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

  Disposition of the New Notes

     Any capital gain a Non-U.S. Holder recognizes on the sale, exchange, retirement or other taxable disposition of the new notes will not be subject to United States Federal income and withholding tax, unless (1) the gain is effectively connected with a Non-U.S. Holder's conduct of a trade or business within the United States, or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are satisfied.

     Any such gain that is effectively connected with the conduct by a Non-U.S. Holder of a United States trade or business will be subject to United States federal income tax at graduated rates on a net income basis in the same manner as if the holder were a U.S. Holder. If such Non-U.S. Holder is a corporation, the gain may also be subject to the 30% United States branch profits tax described above.

  Federal Estate Taxes

     A new note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States Federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and that the interest accrued on such new notes was not effectively connected with the conduct by the Non-U.S. Holder of a United States trade or business.

  Owner Statement Requirement

     In order for a Non-U.S. Holder to establish eligibility for exemption from United States federal withholding tax on interest income, either the beneficial owner of the new notes or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds the new notes on behalf of such owner must file a statement with the Company or its agent to the effect that the beneficial owner is not a United States person. Under current regulations, this requirement will be satisfied if the Company or its agent receives (1) a statement (an "Owner Statement") from the beneficial owner of new notes in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address, or (2) a statement from the Financial Institution holding the new notes on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner Statement together with a copy of the Owner Statement. The beneficial owner must inform the Company or its agent (or, in the case of a statement described in clause (2) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner Statement.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A noncorporate U.S. Holder may be subject to information reporting and backup withholding at a rate of 31% with respect to payments of principal and interest made on the new notes, or on proceeds of the disposition of the new notes, unless such U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information and backup withholding rules.

     Current United States Federal income tax law provides that in the case of payments of interest to Non-U.S. Holders, the 31% backup withholding tax will not apply to payments made by the Company or a paying agent on the new notes if an Owner's Statement is received or an exemption has otherwise been established, provided in each case that the Company or paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current United States Treasury Regulations, payments of the proceeds of the sale of new notes to or through a foreign office of a "broker" will not be subject to backup withholding but will be subject to information reporting if the broker is a United States person, a controlled foreign corporation for United States Federal income tax purposes, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the holder is not a United States person and certain other conditions are met or the holder otherwise establishes an exemption. Payment of the proceeds of a sale to or through the United States office of a broker is subject to backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     Recently, the Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time:

          - in one or more transactions in the over-the-counter market,

          - in negotiated transactions,

          - through the writing of options on the new notes, or

          - a combination of such methods of resale.

     Such notes may be sold:

          - at market prices prevailing at the time of resale,

          - at prices related to such prevailing market prices, or

          - at negotiated prices.

     Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

     Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any such resale of new notes and any commissions or concessions received by any of them may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, we will promptly send additional copies of the prospectus and any amendment or supplement to the prospectus to any broker-dealer requesting these copies in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

     Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for new notes in the exchange offer on terms which may differ from those contained in the registration rights agreement. We may use this prospectus, as it may be amended of supplemented from time to time, in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for new notes.

                                 LEGAL MATTERS

     The validity of the new notes offered hereby and certain other legal matters will be passed upon on behalf of the Company by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of Juno at November 30, 1998 and 1997 and for each of the three years in the period ended November 30, 1998, included in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein.

                             AVAILABLE INFORMATION

     Juno is subject to the information requirements of the Exchange Act (File No. 0-11631), and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. The reports, proxy statements and other information filed by Juno may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1375, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 (telephone number: 1-800-SEC-0330). The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such material relating to Juno can also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., 2nd Floor, Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

     We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about Juno and its finances.

         JUNO SEC FILINGS (FILE NO. 0-11631)                            FILED ON
         -----------------------------------                            --------
Annual Reports on Form 10-K and Form 10-K/A               February 25, 1999 and March 29, 1999
Quarterly Report on Form 10-Q                             April 12, 1999
Quarterly Report on Form 10-Q                             June 24, 1999
Current Report on Form 8-K                                March 29, 1999
Current Report on Form 8-K                                June 28, 1999
Current Report on Form 8-K                                June 29, 1999
Current Report on Form 8-K                                July 1, 1999
Current Report on Form 8-K                                July 15, 1999

     We are also incorporating by reference additional documents that we file with the Commission between the date of this prospectus and the date of the completion of the exchange offer.

     Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by writing to us at Juno Lighting, Inc., 1300 South Wolf Road, Des Plaines, Illinois 60018, Attention: Chief Financial Officer, or calling us at (847) 827-9880.

                           -------------------------

     This exchange offer is not being made to, nor will we accept surrenders for exchange from holders of outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following pro forma consolidated financial statements of Juno include the pro forma consolidated balance sheet as of May 31, 1999 and the pro forma consolidated statements of income for the twelve- and six-month periods ended May 31, 1999 and the year ended November 30, 1998.

     The pro forma consolidated balance sheet is based on the unaudited consolidated balance sheet of Juno as of May 31, 1999, and is adjusted to give effect to the recapitalization as if it had occurred on such date.

     The pro forma consolidated statements of income are based on the audited consolidated statement of income of Juno for the year ended November 30, 1998 and the unaudited consolidated statements of income of Juno for each of the four quarters in the twelve-month period ended May 31, 1999 are adjusted to give effect to the recapitalization as though it had occurred as of December 1, 1997.

     The pro forma consolidated financial statements and the accompanying notes should be read in conjunction with Juno's historical consolidated financial statements and related notes thereto included elsewhere in this offering memorandum.

     The pro forma consolidated financial statements do not purport to represent what Juno's financial condition or results of operations would actually have been had the recapitalization occurred on the assumed date, nor do they project Juno's financial condition or results of operations for any future period or date.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               AS OF MAY 31, 1999

                                                   HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                   ----------      -----------      ---------
                                                                 (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents......................   $ 28,232        $ (27,232)(a)   $   1,000
  Marketable securities..........................     74,485          (74,485)(b)          --
  Accounts receivable, net.......................     28,515               --          28,515
  Inventories....................................     29,318               --          29,318
  Prepaid expenses...............................      4,319               --           4,319
                                                    --------        ---------       ---------
          Total current assets...................    164,869         (101,717)         63,152
Property and equipment, net......................     47,313               --          47,313
Deferred financing costs.........................         --            9,747(c)        9,747
Other assets, net................................      5,417               --           5,417
                                                    --------        ---------       ---------
          Total assets...........................   $217,599        $ (91,970)      $ 125,629
                                                    ========        =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...............................   $  6,548        $      --       $   6,548
  Accrued liabilities............................      5,655               65(d)        5,720
  Current maturities of existing long-term
     debt........................................        120             (120)(e)          --
  Current maturities of term loans...............         --            1,750(f)        1,750
                                                    --------        ---------       ---------
          Total current liabilities..............     12,323            1,695          14,018
Deferred income taxes............................      1,654              (65)(d)       1,589
Existing long-term debt, less current
  maturities.....................................      3,205           (3,205)(e)          --
Revolving credit facility........................         --            7,260(f)        7,260
Term loans, less current maturities..............         --           88,250(f)       88,250
Senior subordinated notes........................         --          124,103(f)      124,103
                                                    --------        ---------       ---------
          Total liabilities......................     17,182          218,038         235,220
Stockholders' equity (deficit)
  Series A convertible preferred stock...........         --          106,000(g)      106,000
  Common stock...................................        186             (162)(h)          24
  Paid-in capital................................      5,864           (5,108)(h)         756
  Accumulated other comprehensive income.........       (402)            (135)(i)        (537)
  Retained earnings (deficit)....................    194,769         (400,160)(h)    (215,834)
                                                                      (10,443)(i)
                                                    --------        ---------       ---------
          Total stockholders' equity (deficit)...    200,417         (310,008)       (109,591)
                                                    --------        ---------       ---------
          Total liabilities and stockholders'
            equity (deficit).....................   $217,599        $ (91,970)      $ 125,629
                                                    ========        =========       =========

   The accompanying notes are an integral part of these financial statements.

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

(a) The net adjustment to cash and cash equivalents is anticipated to be as follows (in thousands):

  INCREASES:

  Marketable securities.....................................    $  74,485
  Senior credit facilities
     Revolving credit facility..............................        7,260
     Term loans.............................................       90,000
  Senior subordinated notes.................................      124,103
  Preferred equity..........................................      106,000
                                                                ---------
                                                                $ 401,848
                                                                ---------

  DECREASES:
  Purchase of equity........................................    $(405,430)
  Repayment of existing debt................................       (3,325)
  Transaction expenses......................................      (20,325)
                                                                ---------
                                                                 (429,080)
                                                                ---------
  Net adjustment to cash and cash equivalents...............    $ (27,232)
                                                                =========

(b) Reflects the sale of Juno's marketable securities to finance a portion of the recapitalization, including recognition of the after-tax gain which was previously recorded as a separate component of stockholders' equity.

(c)  Represents deferred financing costs related to the recapitalization.

(d) Reflects income taxes currently payable resulting from Juno's sale of marketable securities described in note (b) above, which were previously recorded as deferred income tax liabilities.

(e)  Reflects the repayment of Juno's pre-existing debt obligations.

(f)  Reflects new borrowings associated with the recapitalization.

(g) Reflects the issuance of 1,060,000 shares of a new series of convertible preferred stock at a price of $100.00 per share. The conversion price per share, $26.25, exceeds the price per share of $25.00 offered to stockholders in the merger. If the market price were to exceed the conversion price upon issuance, that is, if the conversion feature were "in the money," the intrinsic value of this conversion feature would be allocated to paid-in capital.

(h)  Reflects the redemption of 16,217,227 common shares at $25.00 per share.

(i) Reflects the net adjustment to retained earnings for the following non-recurring items directly attributable to the recapitalization: (i) estimated transaction costs of $10,578,000 and (ii) an after-tax gain of $135,000 generated by the sale of Juno's marketable securities to finance a portion of the recapitalization.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                    FOR THE TWELVE MONTHS ENDED MAY 31, 1999

                                                  HISTORICAL    ADJUSTMENTS(A)      PRO FORMA
                                                  ----------    --------------      ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.......................................   $168,490       $      --         $168,490
Cost of sales...................................     83,953              --           83,953
                                                   --------                         --------
Gross profit....................................     84,537              --           84,537
Selling, general and administrative expenses....     45,414             325(b)        45,739
                                                   --------       ---------         --------
Operating income................................     39,123            (325)          38,798
Other income (expenses)
  Interest expense..............................       (148)        (23,398)(c)      (23,546)
  Interest and dividend income..................      4,692          (4,692)(d)           --
  Miscellaneous.................................         61              --               61
                                                   --------       ---------         --------
     Total other income (expense)...............      4,605         (28,090)         (23,485)
                                                   --------       ---------         --------
Income before taxes on income...................     43,728         (28,415)          15,313
Taxes on income.................................     15,375          (9,250)(e)        6,125
                                                   --------       ---------         --------
Net income......................................   $ 28,353       $ (19,165)        $  9,188
                                                   ========       =========         ========
Less: preferred stock dividends.................         --           9,091(f)         9,091
                                                   --------       ---------         --------
Income available to common stockholders.........   $ 28,353       $ (28,256)        $     97
                                                   ========       =========         ========
Per share data:
  Net income
     Basic......................................   $   1.52                         $    .04
     Diluted(g).................................       1.52                              .04
  Shares used in per share calculation:
     Basic......................................     18,593                            2,400
     Diluted(g).................................     18,644                            2,467
Other data:
  Depreciation and amortization(h)..............   $  3,912                         $  3,912

   The accompanying notes are an integral part of these financial statements.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED MAY 31, 1999

                                                HISTORICAL      ADJUSTMENTS(A)      PRO FORMA
                                                ----------      --------------      ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.....................................   $82,781           $     --         $ 82,781
Cost of sales.................................    42,032                 --           42,032
                                                 -------           --------         --------
Gross profit..................................    40,749                 --           40,749
Selling, general and administrative
  expenses....................................    22,672                163(b)        22,835
                                                 -------           --------         --------
Operating income..............................    18,077               (163)          17,914
Other income (expenses)
  Interest expense............................       (62)           (11,678)(c)      (11,740)
  Interest and dividend income................     2,417             (2,417)(d)           --
  Miscellaneous...............................        40                 --               40
                                                 -------           --------         --------
     Total other income (expense).............     2,395            (14,095)         (11,700)
                                                 -------           --------         --------
Income before taxes on income.................    20,472            (14,258)           6,214
Taxes on income...............................     7,157             (4,671)(e)        2,486
                                                 -------           --------         --------
Net income....................................   $13,315           $ (9,587)        $  3,728
                                                 =======           ========         ========
Less: preferred stock dividends...............        --              4,634(f)         4,634
                                                 -------           --------         --------
Income (loss) attributable to common
  stockholders................................   $13,315           $(14,221)        $   (906)
                                                 =======           ========         ========
Per share data:
  Net income..................................
     Basic....................................   $   .72                            $   (.38)
     Diluted(g)...............................       .71                                (.38)
  Shares used in per share calculation:
     Basic....................................    18,599                               2,400
     Diluted(g)...............................    18,654                               2,400
Other data:
  Depreciation and amortization(h)............   $ 2,076                            $  2,076

   The accompanying notes are an integral part of these financial statements.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED NOVEMBER 30, 1998

                                                HISTORICAL      ADJUSTMENTS(A)      PRO FORMA
                                                ----------      --------------      ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.....................................   $160,941          $     --         $160,941
Cost of sales.................................     79,882                --           79,882
                                                 --------          --------         --------
Gross profit..................................     81,059                --           81,059
Selling, general and administrative
  expenses....................................     44,083               325(b)        44,408
                                                 --------          --------         --------
Operating income..............................     36,976              (325)          36,651
Other income (expenses)
  Interest expense............................       (166)          (23,463)(c)      (23,629)
  Interest and dividend income................      4,371            (4,371)(d)           --
  Miscellaneous...............................         76                --               76
                                                 --------          --------         --------
     Total other income (expense).............      4,281           (27,834)         (23,553)
                                                 --------          --------         --------
Income before taxes on income.................     41,257           (28,159)          13,098
Taxes on income...............................     14,632            (9,393)(e)        5,239
                                                 --------          --------         --------
Net income....................................   $ 26,625          $(18,766)        $  7,859
                                                 ========          ========         ========
Less: preferred stock dividends...............         --             8,739(f)         8,739
                                                 --------          --------         --------
Income (loss) attributable to common
  stockholders................................   $ 26,625          $(27,505)        $   (880)
                                                 ========          ========         ========
Per share data:
  Net income
     Basic....................................   $   1.43                           $   (.37)
     Diluted(g)...............................       1.43                               (.37)
  Shares used in per share calculation:
     Basic....................................     18,576                              2,400
     Diluted(g)...............................     18,615                              2,400
Other Data:
  Depreciation and amortization(h)............   $  3,678                           $  3,678

   The accompanying notes are an integral part of these financial statements.

              NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

(a) The pro forma adjustments do not include the following non-recurring items directly attributable to the transactions contemplated by the merger agreement: (i) an after-tax charge of $630,000 for management bonuses; and
     (ii) an after-tax realized gain of $135,000 generated by the sale of Juno's marketable securities to finance a portion of the recapitalization.

(b) Reflects the fee Juno will pay Fremont Partners L.L.C. pursuant to a management agreement.

(c) The net adjustment to interest expense consists of the following (dollars in thousands):

                                                      TWELVE
                                                      MONTHS       SIX MONTHS
                                                      ENDED          ENDED        YEAR ENDED
                                                     MAY 31,        MAY 31,      NOVEMBER 30,
                                                       1999           1999           1998
                                                   ------------   ------------   ------------
Elimination of interest expense related to the
  existing indebtedness repaid in connection with
  the recapitalization...........................    $    148       $     62       $    166
Interest on the new indebtedness at an assumed
  weighted average interest rate of 10.1% per
  annum..........................................     (22,289)       (11,111)       (22,372)
Amortization expense for deferred financing costs
  related to the above...........................      (1,257)          (629)        (1,257)
                                                     --------       --------       --------
          Total interest increment...............    $(23,398)      $(11,678)      $(23,463)
                                                     ========       ========       ========

     A 0.5% increase or decrease in the assumed weighted average interest rate on the contemplated financing would change pro forma interest expense by $1,111 for the twelve months ended May 31, 1999 and the year ended November 30, 1998, and by $556 for the six months ended May 31, 1999.

(d) Reflects the elimination of interest income generated by the marketable securities sold in connection with the recapitalization.

(e) Reflects the adjustment necessary to state the pro forma taxes on income at an assumed effective tax rate of 40%. The increase in the effective tax rate relates to the elimination of interest income described in note (d) above.

(f) Reflects the cumulative dividend on Series A convertible preferred stock at a rate of 2% per quarter. If the conversion feature were "in the money" upon issuance of the preferred stock, the intrinsic value of this right would be recorded to paid-in capital and the resulting discount recognized as a dividend to the preferred shareholders over the period benefitted.

(g) If the convertible preferred stock were converted, pro forma diluted net income per share would have been $1.41, $.57, and $1.21 for the twelve months ended May 31, 1999, the six months ended May 31, 1999 and the year ended November 30, 1998, respectively. Such conversion is anti-dilutive, and therefore excluded from pro forma diluted net income per share.

(h)  Excludes amortization of deferred financing costs.

                         INDEX TO FINANCIAL STATEMENTS

                                                                 PAGE
                                                                 ----
Report of Independent Accountants...........................      F-2
Consolidated Statements of Income for the three years ended
  November 30, 1998, 1997 and 1996..........................      F-3
Consolidated Balance Sheets at November 30, 1998 and 1997...      F-4
Consolidated Statements of Stockholders' Equity for the
  three years ended November 30, 1996, 1997 and 1998........      F-6
Consolidated Statements of Cash Flow for the three years
  ended November 30, 1998, 1997 and 1996....................      F-7
Notes to Consolidated Financial Statements..................      F-8
Condensed Consolidated Statements of Income for the three
  months ended May 31, 1999 and May 31, 1998................     F-20
Condensed Consolidated Statements of Income for the six
  months ended May 31, 1999 and May 31, 1998................     F-21
Condensed Consolidated Balance Sheets at May 31, 1999 and
  November 30, 1998.........................................     F-22
Condensed Consolidated Statement of Retained Earnings for
  the six months ended
  May 31, 1999..............................................     F-23
Condensed Consolidated Statements of Cash Flows for the six
  months ended May 31, 1999 and May 31, 1998................     F-24
Notes to Condensed Consolidated Financial Statements........     F-25

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
  Stockholders of Juno Lighting, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Juno Lighting, Inc. and its subsidiaries at November 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Chicago, Illinois
January 14, 1999

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                YEAR ENDED NOVEMBER 30,
                                                        ---------------------------------------
                                                           1998          1997          1996
                                                        -----------   -----------   -----------
                                                            (IN THOUSANDS EXCEPT SHARE AND
                                                                  PER SHARE AMOUNTS)
Net sales............................................   $   160,941   $   139,855   $   131,479
Cost of sales........................................        79,882        71,881        68,319
                                                        -----------   -----------   -----------
Gross profit.........................................        81,059        67,974        63,160
Selling, general and administrative..................        44,083        40,601        36,766
                                                        -----------   -----------   -----------
Operating income.....................................        36,976        27,373        26,394
                                                        -----------   -----------   -----------
Other income (expense):
  Interest expense...................................          (166)         (244)         (317)
  Interest and dividend income.......................         4,371         3,946         3,957
  Miscellaneous......................................            76           318            78
                                                        -----------   -----------   -----------
     Total other income..............................         4,281         4,020         3,718
                                                        -----------   -----------   -----------
Income before taxes on income........................        41,257        31,393        30,112
Taxes on income......................................        14,632        11,090        10,215
                                                        -----------   -----------   -----------
Net income...........................................   $    26,625   $    20,303   $    19,897
                                                        ===========   ===========   ===========
Net income per common share (basic and diluted)......   $      1.43   $      1.10   $      1.08
                                                        ===========   ===========   ===========
Weighted average number of shares outstanding --
  basic..............................................    18,576,015    18,522,270    18,451,366
Weighted average number of shares outstanding --
  diluted............................................    18,614,863    18,540,835    18,494,548
                                                        ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    NOVEMBER 30,
                                                                --------------------
                                                                  1998        1997
                                                                --------    --------
                                                                   (IN THOUSANDS)
ASSETS
Current:
  Cash......................................................    $ 10,498    $  6,806
  Marketable securities.....................................      77,836      65,766
  Accounts receivable, less allowance for doubtful accounts
     of $1,205 and $907.....................................      24,577      22,533
  Inventories...............................................      28,115      22,707
  Prepaid expenses and miscellaneous........................       5,041       4,696
                                                                --------    --------
     Total current assets...................................     146,067     122,508
                                                                --------    --------
Property and equipment:
  Land......................................................       7,279       7,322
  Building and improvements.................................      31,580      31,372
  Tools and dies............................................       7,884       7,117
  Machinery and equipment...................................       7,135       6,299
  Computer equipment........................................       5,043       2,060
  Office furniture and equipment............................       2,606       2,166
                                                                --------    --------
                                                                  61,527      56,336
  Less accumulated depreciation.............................     (15,351)    (11,887)
                                                                --------    --------
     Net property and equipment.............................      46,176      44,449
                                                                --------    --------
Other assets:
  Marketable securities.....................................      12,049      11,373
  Goodwill and other intangibles, net of accumulated
     amortization of $1,536 and $1,367......................       3,940       4,603
  Miscellaneous.............................................         607       4,456
                                                                --------    --------
     Total other assets.....................................      16,596      20,432
                                                                --------    --------
Total assets................................................    $208,839    $187,389
                                                                ========    ========

   The accompanying notes are an integral part of these financial statements.

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                       NOVEMBER 30,
                                                                --------------------------
                                                                   1998           1997
                                                                -----------    -----------
                                                                  (DOLLARS IN THOUSANDS
                                                                EXCEPT PER SHARE AMOUNTS)
LIABILITIES
Current:
  Accounts payable..........................................      $  4,441       $  3,579
  Accrued liabilities.......................................         8,097          7,938
  Current maturities of long-term debt......................           120            115
                                                                  --------       --------
     Total current liabilities..............................        12,658         11,632
                                                                  --------       --------
Long-term debt, less current maturities.....................         3,265          3,385
                                                                  --------       --------
Deferred income taxes payable...............................         1,468          1,742
                                                                  --------       --------
Commitments and contingencies
Stockholders' equity
  Common stock, $.01 par value; 50,000,000 shares
     authorized, 18,595,327 and 18,563,412 shares issued....           186            186
  Paid-in capital...........................................         5,484          4,934
  Accumulated other comprehensive income....................           604            328
Retained earnings...........................................       185,174        165,238
                                                                  --------       --------
                                                                   191,448        170,686
                                                                  --------       --------
Less: treasury stock, at cost; 0 and 3,642 shares...........            --            (56)
                                                                  --------       --------
     Total stockholders' equity.............................       191,448        170,630
                                                                  --------       --------
Total liabilities and stockholders' equity..................      $208,839       $187,389
                                                                  ========       ========

   The accompanying notes are an integral part of these financial statements.

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                              YEARS ENDED NOVEMBER 30, 1996, 1997 AND 1998
                                                   -------------------------------------------------------------------
                                                      COMMON STOCK       ACCUMULATED
                                                   ------------------       OTHER
                                                    AMOUNT    PAID-IN   COMPREHENSIVE   RETAINED   TREASURY
                                                   $.01 PAR   CAPITAL      INCOME       EARNINGS    STOCK      TOTAL
                                                   --------   -------   -------------   --------   --------   --------
                                                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Balance, December 1, 1995.......................     $185     $4,415        $ 460       $137,342   $(1,034)   $141,368
Comprehensive income:
  Net income for 1996...........................       --         --           --        19,897         --      19,897
  Gain on foreign currency translation..........       --         --            4            --         --           4
  Change in unrealized holding gains............       --         --            9            --         --           9
                                                                                                              --------
Comprehensive income............................                                                                19,910
                                                                                                              --------
  Treasury stock purchased......................       --         --           --            --       (637)       (637)
  Treasury stock reissued.......................       --         --           --          (453)       875         422
  Exercise of stock options.....................        1        379           --            --         --         380
  Tax benefit of stock options exercised........       --        121           --            --         --         121
  Cash dividend ($.32 per share)................       --         --           --        (5,903)        --      (5,903)
                                                     ----     ------        -----       --------   -------    --------
Balance, November 30, 1996......................      186      4,915          473       150,883       (796)    155,661
                                                     ====     ======        =====       ========   =======    ========
Comprehensive income:
  Net income for 1997...........................       --         --           --        20,303         --      20,303
  (Loss) on foreign currency translation........       --         --         (198)           --         --        (198)
  Change in unrealized holding gains............       --         --           53            --         --          53
                                                                                                              --------
Comprehensive income............................                                                                20,158
                                                                                                              --------
  Treasury stock reissued.......................       --         --           --           (23)       740         717
  Tax benefit of stock options exercised........       --         19           --            --         --          19
  Cash dividend ($.32 per share)................       --         --           --        (5,925)        --      (5,925)
                                                     ----     ------        -----       --------   -------    --------
Balance, November 30, 1997......................      186      4,934          328       165,238        (56)    170,630
                                                     ====     ======        =====       ========   =======    ========
Comprehensive income:
  Net income for 1998...........................       --         --           --        26,625         --      26,625
  (Loss) on foreign currency translation........       --         --         (260)           --         --        (260)
  Change in unrealized holding gains............       --         --          536            --         --         536
                                                                                                              --------
Comprehensive income............................                                                                26,901
                                                                                                              --------
  Treasury stock reissued.......................       --         --           --            (3)        56          53
  Exercise of stock options.....................       --        510           --            --         --         510
  Tax benefit of stock options exercised........       --         40           --            --         --          40
  Cash dividend ($.36 per share)................       --         --           --        (6,686)        --      (6,686)
                                                     ----     ------        -----       --------   -------    --------
Balance, November 30, 1998......................     $186     $5,484        $ 604       $185,174   $    --    $191,448
                                                     ====     ======        =====       ========   =======    ========

   The accompanying notes are an integral part of these financial statements.

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                 YEAR ENDED NOVEMBER 30,
                                                               ---------------------------
                                                                1998      1997      1996
                                                               -------   -------   -------
                                                                     (IN THOUSANDS)
Net income..................................................   $26,625   $20,303   $19,897
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     3,678     3,484     3,074
  Gain on sale of assets....................................      (178)     (397)       --
  Increase (decrease) in allowance for doubtful accounts....       298       353      (300)
  Deferred income taxes.....................................      (274)     (369)      (18)
  Changes in assets and liabilities:
     (Increase) in accounts receivable......................    (2,601)   (1,359)   (1,965)
     (Increase) decrease in inventory.......................    (5,408)      568    (3,692)
     (Increase) decrease in prepaid expenses................      (607)     (386)      714
     (Increase) decrease in other assets....................       (27)     (671)       55
     Increase (decrease) in accounts payable................       862      (553)        3
     Increase (decrease) in accrued liabilities.............       199    (3,773)    4,394
                                                               -------   -------   -------
Net cash provided by operating activities...................   22,567..   17,200    22,162
                                                               -------   -------   -------
Cash flows provided by (used in) investing activities:
  Purchases of marketable securities........................   (47,089)  (22,514)  (43,226)
  Proceeds from sales of marketable securities..............    35,140    23,807    37,531
  Proceeds from sale of assets..............................     4,605     4,322        --
  Capital expenditures......................................    (5,293)  (13,226)  (13,316)
                                                               -------   -------   -------
Net cash (used in) investing activities.....................   (12,637)   (7,611)  (19,011)
                                                               -------   -------   -------
Cash flows provided by (used in) financing activities:
  Principal payments on long-term debt......................      (115)   (1,048)     (458)
  Dividends paid............................................    (6,686)   (5,925)   (5,903)
  Purchase of treasury stock................................        --        --      (637)
  Proceeds from sale of common stock through Employee Stock
     Purchase Plan..........................................       191       202        --
  Proceeds from exercise of stock options...................       372       515       801
                                                               -------   -------   -------
Net cash (used in) financing activities.....................    (6,238)   (6,256)   (6,197)
                                                               -------   -------   -------
Net increase (decrease) in cash.............................     3,692     3,333    (3,046)
Cash at beginning of year...................................     6,806     3,473     6,519
                                                               -------   -------   -------
Cash at end of year.........................................   $10,498   $ 6,806   $ 3,473
                                                               =======   =======   =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest...............................................   $   163   $   256   $   320
     Income taxes...........................................   $16,234   $11,781   $10,577
                                                               =======   =======   =======

   The accompanying notes are an integral part of these financial statements.

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF THE BUSINESS

     Juno Lighting, Inc. (the "Company") is a specialist in the design, manufacture and marketing of lighting fixtures for commercial and residential use primarily in the United States.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MARKETABLE SECURITIES

     Consistent with the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company has classified its current and non-current securities as available-for-sale and reports them at their estimated market values, which have been determined based upon published market quotes. Unrealized gains and losses relating to available-for-sale securities are considered to be temporary and therefore are excluded from earnings and recorded as a separate component of stockholders' equity until realized. Realized gains and losses on sales of marketable securities are computed using the specific identification method.

INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed over estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting. Depreciation expense in 1998 and 1997 amounted to approximately $3,508,000 and $3,287,000, respectively.

     Useful lives for property and equipment are as follows:

Buildings and improvements.................................  20 - 40 years
Tools and dies.............................................        3 years
Machinery and equipment....................................        7 years
Computer equipment.........................................        5 years
Office furniture and equipment.............................        5 years

GOODWILL

     Goodwill is amortized using the straight-line method over a forty year period.

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

     The Company uses the asset and liability approach under which deferred taxes are provided for temporary differences between the financial reporting and income tax bases of assets and liabilities based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

RESEARCH AND DEVELOPMENT

     The Company spent approximately $4,095,000, $4,719,000 and $4,309,000 on research, development and testing of new products and development of related tooling in fiscal 1998, 1997 and 1996, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's marketable securities are recorded at market value. The carrying amount of the Company's other financial instruments approximates their estimated fair value based upon market prices for the same or similar type of financial instruments.

FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's Canadian subsidiary have been translated using local currency as the functional currency.

EARNINGS PER SHARE

     Basic earnings per share are computed based upon weighted average number of shares of common stock. Diluted earnings per share are computed based on the weighted average number of shares of common stock and common stock equivalents (stock options) outstanding. Share and per share information have been adjusted for all stock splits.

STOCK-BASED COMPENSATION

     As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to continue to account for its stock-based awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has provided the pro forma disclosures as required by SFAS 123 for the years ended November 30, 1998, 1997 and 1996.

MARKETABLE SECURITIES

     Marketable securities consist principally of tax exempt municipal bonds. The amortized cost of available-for-sale securities approximated the estimated market value of such securities at November 30, 1998; gross unrealized holding gains and losses were not significant. The estimated market value of available-for-sale securities at November 30, 1998, by contractual maturity, are shown below. Actual

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

maturities may differ from contractual maturities as issuers have the right to call or prepay certain of these securities.

MATURITY                                                       MARKET VALUE
--------                                                      --------------
                                                              (IN THOUSANDS)
Within one year...........................................       $12,190
After one through ten years...............................        52,546
Over ten years............................................        25,149
                                                                 -------
                                                                 $89,885
                                                                 =======

     Gross realized gains and losses on sales were not material.

INVENTORIES

     Inventories consist of the following:

                                                                   NOVEMBER 30,
                                                                ------------------
                                                                 1998       1997
                                                                -------    -------
                                                                  (IN THOUSANDS)
Finished goods..............................................    $13,164    $ 7,762
Raw materials...............................................     14,951     14,945
                                                                -------    -------
Total.......................................................    $28,115    $22,707
                                                                =======    =======

     Work in process inventories are not significant in amount and are included in finished goods.

ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                  NOVEMBER 30,
                                                                ----------------
                                                                 1998      1997
                                                                ------    ------
                                                                 (IN THOUSANDS)
Compensation and benefits...................................    $4,684    $3,697
Current income taxes........................................        --       323
Promotional programs........................................     1,634     1,282
Real estate taxes...........................................       884       826
Commissions.................................................       443       378
Construction costs..........................................        --       923
Other.......................................................       452       509
                                                                ------    ------
Total.......................................................    $8,097    $7,938
                                                                ======    ======

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                  NOVEMBER 30,
                                                                ----------------
                                                                 1998      1997
                                                                ------    ------
                                                                 (IN THOUSANDS)
Industrial Development Revenue Bond,
  payable in escalating installments through December 2016,
     plus interest at a
  variable rate, generally approximating 67% of prime.......    $3,385    $3,500
Less current maturities.....................................       120       115
                                                                ------    ------
Total long-term debt........................................    $3,265    $3,385
                                                                ======    ======

     The aforementioned bonds are collateralized by certain land, buildings, and machinery and equipment. The aggregate amounts of existing long-term debt maturing in each of the next five years are as follows:

     1999 -- $120,000; 2000 -- $125,000; 2001 -- $135,000; 2002 -- $140,000;
     2003 -- $145,000

TAXES ON INCOME

     Provisions for federal and state income taxes in the consolidated statements of income are comprised of the following:

                                                                        NOVEMBER 30,
                                                                -----------------------------
                                                                 1998       1997       1996
                                                                -------    -------    -------
                                                                       (IN THOUSANDS)
Current:
  Federal...................................................    $12,621    $ 9,494    $ 8,789
  State.....................................................      2,632      2,120      1,563
                                                                -------    -------    -------
                                                                 15,253     11,614     10,352
                                                                -------    -------    -------
Deferred:
  Federal...................................................       (528)      (443)      (117)
  State.....................................................        (93)       (81)       (20)
                                                                -------    -------    -------
                                                                   (621)      (524)      (137)
                                                                -------    -------    -------
Total taxes on income.......................................    $14,632    $11,090    $10,215
                                                                =======    =======    =======

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Deferred tax assets (liabilities) are comprised of the following:

                                                                   NOVEMBER 30,
                                                                ------------------
                                                                 1998       1997
                                                                -------    -------
                                                                  (IN THOUSANDS)
Reserves for doubtful accounts..............................    $   451    $   327
Inventory costs capitalized for tax purposes................        547        452
Compensation and benefits...................................        993        857
Accrued warranty reserve....................................         33         27
Accrued advertising.........................................         99        112
                                                                -------    -------
  Deferred tax assets.......................................      2,123      1,775
                                                                -------    -------
Depreciation................................................     (1,020)    (1,264)
Prepaid health and welfare costs............................       (328)      (329)
Basis difference of acquired assets.........................        (87)       (95)
Capitalized interest........................................        (15)       (34)
Real estate taxes...........................................       (347)      (348)
Unrealized holding gains....................................       (640)      (378)
                                                                -------    -------
  Deferred tax liabilities..................................     (2,437)    (2,448)
                                                                -------    -------
Net deferred tax liability..................................    $  (314)   $  (673)
                                                                =======    =======

     The following summary reconciles taxes at the federal statutory tax rate to the Company's effective tax rate:

                                                                    NOVEMBER 30,
                                                                --------------------
                                                                1998    1997    1996
                                                                ----    ----    ----
Income taxes at statutory rate..............................    35.0%   35.0%   35.0%
Dividend exclusion and municipal interest...................    (3.5)   (4.2)   (4.3)
State and local taxes, net of federal income tax benefit....     4.1     4.4     3.6
Other.......................................................     (.1)     .1     (.4)
                                                                ----    ----    ----
Effective tax rate..........................................    35.5%   35.3%   33.9%
                                                                ====    ====    ====

STOCK BASED COMPENSATION PLANS

     The Company maintains two stock-based compensation plans: a stock option plan and a stock purchase plan. The Company's stock option plan provides for the granting of stock options or stock appreciation rights ("SAR") to certain key employees, including officers. The stock option plan is designed so that options granted thereunder at 100% of the fair value of the common stock at date of grant may, under certain circumstances, be treated as "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended. Under the stock option plan, up to 600,000 shares of the Company's common stock may be issued upon the exercise of stock options, and SARs may be granted with respect to up to 600,000 shares of the Company's common stock. The per-share option price for options granted under the stock option plan may not be less than 100% of the fair market value of the Company's common stock on the date of grant.

     The Company's stock purchase plan allows employees to purchase shares of the Company's common stock through payroll deductions over a twelve month period. The purchase price is equal to 85% of the fair market value of the common stock on either the first or last day of the accumulation period,

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

whichever is lower. Purchases under the stock purchase plan are limited to the lesser of $5,000 or 10% of an employees base salary. In connection with the Company's stock purchase plan, 400,000 shares of common stock have been reserved for future issuances. Under this stock purchase plan, 14,257 shares of common stock were issued at $13.39 per share in 1998.

     A summary of activity under the Company's stock option plan is as follows:

                                                                                          WEIGHTED
                                                               SHARES                     AVERAGE
                                                              AVAILABLE      OPTIONS      EXERCISE
                                                              FOR GRANT    OUTSTANDING     PRICE
                                                              ---------    -----------    --------
Balance at November 30, 1995..............................     271,000       445,000       $14.53
  Options granted.........................................          --         1,000       $18.25
  Options exercised.......................................          --      (109,000)      $ 7.32
  Options canceled........................................          --       (12,000)      $16.75
                                                               -------      --------       ------
Balance at November 30, 1996..............................     282,000       325,000       $16.87
  Options granted.........................................          --        21,000       $16.16
  Options exercised.......................................          --       (32,000)      $16.00
  Options canceled........................................          --       (62,000)      $16.76
                                                               -------      --------       ------
Balance at November 30, 1997..............................     323,000       252,000       $16.95
  Options granted.........................................          --        11,000       $22.06
  Options exercised.......................................          --       (21,000)      $17.47
  Options canceled........................................          --        (6,000)      $15.58
                                                               -------      --------       ------
Balance at November 30, 1998..............................     318,000       236,000       $17.17
                                                               =======      ========       ======

     A summary of outstanding and exercisable stock options as of November 30, 1998, is as follows:

                                                  OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                        ---------------------------------------   --------------------
                                                        WEIGHTED
                                                        AVERAGED       WEIGHTED               WEIGHTED
                                                       REMAINING       AVERAGE                AVERAGE
                                        NUMBER OF   CONTRACTUAL LIFE   EXERCISE   NUMBER OF   EXERCISE
RANGE OF EXERCISE PRICES                 SHARES        (IN YEARS)       PRICE      SHARES      PRICE
------------------------                ---------   ----------------   --------   ---------   --------
$14.44...............................     95,800          7.0           $14.44      54,800     $14.44
$15.38...............................     13,000          8.1           $15.38       2,600     $15.38
$16.69 - $18.50......................     46,000          6.3           $18.46      33,400     $18.48
$19.63 - $22.19......................     81,200          5.7           $19.95      54,400     $19.63
                                         -------          ---           ------     -------     ------
                                         236,000          6.5           $17.17     145,200     $17.33
                                         =======          ===           ======     =======     ======

     As permitted under SFAS 123, the Company has elected to continue to follow APB Opinion No. 25 in accounting for stock-based awards.

     Pro forma information regarding net income and earnings per share is required by SFAS 123 for stock-based awards granted after November 30, 1995, as if the Company had accounted for its stock-based awards under the fair value method of SFAS 123. The fair value of the Company's stock-based awards was estimated as of the date of grant using the Black-Scholes option pricing model.

     The weighted average estimated grant date fair value, as defined by SFAS 123, for options granted to employees during fiscal 1998, 1997 and 1996 was $8.52, $7.54 and $6.74 per share, respectively, under the

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company's Stock Option Plan and $4.88, $4.77 and $5.08, respectively, under the Company's Stock Purchase Plan. The fair value of the Company's stock-based awards was estimated assuming the following weighted average assumptions:

                                                                1998    1997    1996
                                                                ----    ----    ----
Expected life (in years)....................................       8       8       8
Expected volatility.........................................    35.9%   35.9%   38.2%
Dividend yield..............................................     2.0%    2.0%    2.0%
Risk free interest rate.....................................     4.7%    6.0%    6.3%

     Had the Company recorded compensation based on the estimated grant date fair value, as defined by SFAS 123, for awards granted under its stock-based compensation plans, the Company's net income and net income per share would have been reduced to the pro forma amounts below for the years ended November 30, 1998, 1997 and 1996:

                                                               1998        1997        1996
                                                              -------     -------     -------
                                                              (IN THOUSANDS EXCEPT PER SHARE
                                                                         AMOUNTS)
Net income as reported....................................    $26,625     $20,303     $19,897
Pro forma net income......................................     26,551      20,223      19,866
Earnings per share as reported (basic & diluted)..........    $  1.43     $  1.10     $  1.08
Pro forma earnings per share (basic & diluted)............       1.43        1.09        1.07

     The pro forma effect on net income and earnings per common share for 1998, 1997 and 1996 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to fiscal 1996.

PROFIT SHARING PLAN

     The Company has a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The plan provides for a matching contribution by the Company which amounted to approximately $195,000, $181,000 and $163,000 in 1998, 1997, and 1996,
respectively. In addition, the Company may make additional contributions at the discretion of the Board of Directors. The Board authorized additional contributions of $807,000, $598,000, and $569,000 in 1998, 1997 and 1996,
respectively.

COMMON SHARES

     Pursuant to a dividend distribution declared by the Board of Directors in 1989, each common share outstanding has one non-voting common share purchase right. The rights, which are exercisable only under certain conditions, entitle the holder to purchase common shares at prices specified in the Rights Agreement. These rights expire on August 3, 1999.

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMMITMENTS AND CONTINGENCIES

     Total minimum rentals under noncancelable operating leases for distribution warehouse space and equipment at November 30, 1998 are as follows:

                                                               NOVEMBER 30,
                                                              --------------
                                                              (IN THOUSANDS)
1999........................................................      $1,104
2000........................................................         843
2001........................................................         428
2002........................................................         310
2003........................................................         129
                                                                  ------
Total.......................................................      $2,814
                                                                  ======

     Total rent expense charged to operations amounted to approximately $874,000, $823,000, and $897,000 for the years ended November 30, 1998, 1997 and
1996, respectively. In the ordinary course of business, there are various claims and lawsuits brought by or against the Company. In the opinion of management, the ultimate outcome of these matters will not materially affect the Company's operations or financial position.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     A summary of selected quarterly information for 1998 and 1997 is as follows:

                                                             1998 QUARTER ENDED
                                              ------------------------------------------------
                                              FEB. 28   MAY 31    AUG. 31   NOV. 30    TOTAL*
                                              -------   -------   -------   -------   --------
                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales..................................   $34,386   $40,846   $44,419   $41,290   $160,941
Gross profit...............................    16,770    20,501    22,850    20,938     81,059
Net income.................................     4,766     6,822     8,050     6,988     26,625
Net income per common share (basic and
  diluted).................................   $   .26   $   .37   $   .43   $   .37   $   1.43

-------------------------

* Due to rounding differences, the totals for the fiscal year ended November 30, 1998 may not equal the sum of the respective items for the four quarters then ended.

                                                             1997 QUARTER ENDED
                                              ------------------------------------------------
                                              FEB. 28   MAY 31    AUG. 31   NOV. 30    TOTAL
                                              -------   -------   -------   -------   --------
                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales..................................   $30,804   $35,832   $37,238   $35,981   $139,855
Gross profit...............................    14,351    17,024    18,767    17,832     67,974
Net income.................................     3,890     5,298     5,812     5,303     20,303
Net income per common share (basic and
  diluted).................................   $   .21   $   .29   $   .31   $   .29   $   1.10

GUARANTORS' FINANCIAL INFORMATION

     The Company is planning to issue and register $125 million of Series B Senior Subordinated Notes at 11 7/8% (the "Senior Subordinated Notes") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the registration and issuance of the Senior Subordinated Notes under the Act, the Company's

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GUARANTORS' FINANCIAL INFORMATION (CONTINUED) domestic subsidiaries, Juno Manufacturing, Inc., Indy Lighting, Inc. and Advanced Fiberoptic Technologies, Inc., will provide full and unconditional senior subordinated guarantees for the Senior Subordinated Notes on a joint and several basis.

     Following is consolidating condensed financial information pertaining to the Company ("Parent") and its subsidiary guarantors and subsidiary non-guarantors.

                                                          FOR THE YEAR ENDED NOVEMBER 30, 1998
                                        -------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                     GUARANTOR      NON-GUARANTOR                       TOTAL
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Net sales...........................    $124,945      $102,924         $9,493          $(76,421)       $160,941
Cost of sales.......................      77,837        63,029          7,563           (68,547)         79,882
                                        --------      --------         ------          --------        --------
Gross profit........................      47,108        39,895          1,930            (7,874)         81,059
Selling, general and
  administrative....................      27,400        14,855          1,686               142          44,083
                                        --------      --------         ------          --------        --------
Operating income....................      19,708        25,040            244            (8,016)         36,976
Other income (expense)..............       3,806           615           (144)                4           4,281
                                        --------      --------         ------          --------        --------
Income before taxes on income.......      23,514        25,655            100            (8,012)         41,257
Taxes on income.....................       4,990         9,591             60                (9)         14,632
                                        --------      --------         ------          --------        --------
Net income..........................    $ 18,524      $ 16,064         $   40          $ (8,003)       $ 26,625
                                        ========      ========         ======          ========        ========

                                                          FOR THE YEAR ENDED NOVEMBER 30, 1997
                                        -------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                     GUARANTOR      NON-GUARANTOR                       TOTAL
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Net sales...........................    $109,684      $30,099          $8,643          $(8,571)        $139,855
Cost of sales.......................      55,547       18,421           6,672           (8,759)          71,881
                                        --------      -------          ------          -------         --------
Gross profit........................      54,137       11,678           1,971              188           67,974
Selling, general and
  administrative....................      30,773        7,816           1,821              191           40,601
                                        --------      -------          ------          -------         --------
Operating income....................      23,364        3,862             150               (3)          27,373
Other income (expense)..............       3,227          953            (156)              (4)           4,020
                                        --------      -------          ------          -------         --------
Income (loss) before taxes on
  income............................      26,591        4,815              (6)              (7)          31,393
Taxes on income.....................       9,247        1,839               9               (5)          11,090
                                        --------      -------          ------          -------         --------
Net income (loss)...................    $ 17,344      $ 2,976          $  (15)         $    (2)        $ 20,303
                                        ========      =======          ======          =======         ========

                                                          FOR THE YEAR ENDED NOVEMBER 30, 1996
                                        -------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                     GUARANTOR      NON-GUARANTOR                       TOTAL
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Net sales...........................    $101,869      $31,139          $7,774          $(9,303)        $131,479
Cost of sales.......................      52,531       19,041           6,131           (9,384)          68,319
                                        --------      -------          ------          -------         --------
Gross profit........................      49,338       12,098           1,643               81           63,160
Selling, general and
  administrative....................      27,498        7,352           1,727              189           36,766
                                        --------      -------          ------          -------         --------
Operating income (loss).............      21,840        4,746             (84)            (108)          26,394
Other income (expense)..............       3,735          144            (161)              --            3,718
                                        --------      -------          ------          -------         --------
Income (loss) before taxes on
  income............................      25,575        4,890            (245)            (108)          30,112
Taxes on income.....................       8,241        2,086             (97)             (15)          10,215
                                        --------      -------          ------          -------         --------
Net income (loss)...................    $ 17,334      $ 2,804          $ (148)         $   (93)        $ 19,897
                                        ========      =======          ======          =======         ========

                                                                    NOVEMBER 30, 1998
                                        -------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                     GUARANTOR      NON-GUARANTOR                       TOTAL
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Cash................................    $  9,066      $  1,054         $  349         $      29        $ 10,498
Marketable securities...............      77,836            --             --                --          77,836
Accounts receivable, net............      71,605        94,485          1,412          (142,925)         24,577
Inventories.........................      19,528        15,472          1,354            (8,239)         28,115
Other current assets................       4,222           769             50                --           5,041
                                        --------      --------         ------         ---------        --------
     Total current assets...........     182,257       111,780          3,165          (151,135)        146,067
Property and equipment..............      10,107        49,330          2,521              (431)         61,527
Less accumulated depreciation.......      (1,900)      (13,422)          (350)              321         (15,351)
                                        --------      --------         ------         ---------        --------
     Net property and equipment.....       8,207        35,908          2,171              (110)         46,176
Other assets........................      76,798            59             --           (60,261)         16,596
                                        --------      --------         ------         ---------        --------
Total assets........................    $267,262      $147,747         $5,336         $(211,506)       $208,839
                                        ========      ========         ======         =========        ========
Current liabilities.................    $ 95,706      $ 57,945         $1,903         $(142,896)       $ 12,658
Other liabilities...................       4,646            --          2,204            (2,117)          4,733
                                        --------      --------         ------         ---------        --------
Total liabilities...................     100,352        57,945          4,107          (145,013)         17,391
Total stockholders' equity..........     166,910        89,802          1,229           (66,493)        191,448
                                        --------      --------         ------         ---------        --------
Total liabilities and stockholders'
  equity............................    $267,262      $147,747         $5,336         $(211,506)       $208,839
                                        ========      ========         ======         =========        ========

                                                                    NOVEMBER 30, 1997
                                        -------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                     GUARANTOR      NON-GUARANTOR                       TOTAL
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Cash................................    $  4,880      $ 1,646          $  157          $    123        $  6,806
Marketable securities...............      65,766           --              --                --          65,766
Accounts receivable, net............      20,475       15,567           1,354           (14,863)         22,533
Inventories.........................      17,419        4,247           1,285              (244)         22,707
Other current assets................       4,407          126              41               122           4,696
                                        --------      -------          ------          --------        --------
     Total current assets...........     112,947       21,586           2,837           (14,862)        122,508
Property and equipment..............      50,269        3,786           2,712              (431)         56,336
Less accumulated depreciation.......      (9,318)      (2,579)           (308)              318         (11,887)
                                        --------      -------          ------          --------        --------
     Net property and equipment.....      40,951        1,207           2,404              (113)         44,449
Other assets........................      26,775        4,390              --           (10,733)         20,432
                                        --------      -------          ------          --------        --------
Total assets........................    $180,673      $27,183          $5,241          $(25,708)       $187,389
                                        ========      =======          ======          ========        ========
Current liabilities.................    $ 21,708      $ 2,965          $1,572          $(14,613)       $ 11,632
Other liabilities...................       5,031           --           2,229            (2,133)          5,127
                                        --------      -------          ------          --------        --------
Total liabilities...................      26,739        2,965           3,801           (16,746)         16,759
Total stockholders' equity..........     153,934       24,218           1,440            (8,962)        170,630
                                        --------      -------          ------          --------        --------
Total liabilities and stockholders'
  equity............................    $180,673      $27,183          $5,241          $(25,708)       $187,389
                                        ========      =======          ======          ========        ========

                                                         FOR THE YEAR ENDED NOVEMBER 30, 1998
                                     ----------------------------------------------------------------------------
                                                                    (IN THOUSANDS)
                                                    GUARANTOR       NON-GUARANTOR                       TOTAL
                                      PARENT     SUBSIDIARIES(1)    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                     --------    ---------------    -------------    ------------    ------------
Net cash provided by operating
  activities.....................    $ 20,301        $ 2,068            $207            $  (9)         $ 22,567
                                     --------        -------            ----            -----          --------
Cash flows provided by (used in)
  investing activities
  Capital expenditures...........      (2,533)        (2,760)             --               --            (5,293)
  Proceeds from sale of assets...       4,605             --              --               --             4,605
  Capital contributions..........          --            100              10             (110)               --
  Purchases of marketable
     securities..................     (47,089)            --              --               --           (47,089)
  Sales of marketable
     securities..................      35,140             --              --               --            35,140
                                     --------        -------            ----            -----          --------
Net cash provided by (used in)
  investing activities...........      (9,877)        (2,660)             10             (110)          (12,637)
                                     --------        -------            ----            -----          --------
Cash provided by (used in)
  financing activities
  Dividends paid.................      (6,686)            --              --               --            (6,686)
  Other financing activities.....         448             --             (24)              24               448
                                     --------        -------            ----            -----          --------
Net cash used in financing
  activities.....................      (6,238)            --             (24)              24            (6,238)
                                     --------        -------            ----            -----          --------
Net increase (decrease) in
  cash...........................       4,186           (592)            193              (95)            3,692
Cash at beginning of period......       4,880          1,646             157              123             6,806
                                     --------        -------            ----            -----          --------
Cash at end of period............    $  9,066        $ 1,054            $350            $  28          $ 10,498
                                     ========        =======            ====            =====          ========

-------------------------
(1) In June 1998, the Company capitalized its guarantor subsidiary, Juno Manufacturing, Inc., with a non-cash transfer of $49,415 of net assets principally consisting of property and equipment and inventory.

                                                          FOR THE YEAR ENDED NOVEMBER 30, 1997
                                        -------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                     GUARANTOR      NON-GUARANTOR                       TOTAL
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Net cash provided by operating
  activities........................    $ 15,962       $1,062           $124             $ 52          $ 17,200
                                        --------       ------           ----             ----          --------
Cash flows provided by (used in)
  investing activities
  Capital expenditures..............     (13,112)        (114)            --               --           (13,226)
  Proceeds from sale of assets......       4,322           --             --               --             4,322
  Purchases of marketable
     securities.....................     (22,514)          --             --               --           (22,514)
  Sales of marketable securities....      23,807           --             --               --            23,807
                                        --------       ------           ----             ----          --------
Net cash used in investing
  activities........................      (7,497)        (114)            --               --            (7,611)
                                        --------       ------           ----             ----          --------
Cash flows provided by (used in)
  financing activities
  Dividends paid....................      (5,925)          --             --               --            (5,925)
  Other financing activities........        (331)          --            (22)              22              (331)
                                        --------       ------           ----             ----          --------
Net cash used in financing
  activities........................      (6,256)          --            (22)              22            (6,256)
                                        --------       ------           ----             ----          --------
Net increase in cash................       2,209          948            102               74             3,333
Cash at beginning of period.........       2,671          698             55               49             3,473
                                        --------       ------           ----             ----          --------
Cash at end of period...............    $  4,880       $1,646           $157             $123          $  6,806
                                        ========       ======           ====             ====          ========

                                                          FOR THE YEAR ENDED NOVEMBER 30, 1996
                                        -------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                     GUARANTOR      NON-GUARANTOR                       TOTAL
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Net cash provided by operating
  activities........................    $ 21,494       $ 555            $ 88             $25           $ 22,162
                                        --------       -----            ----             ---           --------
Cash flows provided by (used in)
  investing activities
  Capital expenditures..............     (12,860)       (380)            (76)             --            (13,316)
  Proceeds from sale of assets......                      --              --              --                 --
  Purchases of marketable
     securities.....................     (43,226)         --              --              --            (43,226)
  Sales of marketable securities....      37,531          --              --              --             37,531
                                        --------       -----            ----             ---           --------
Net cash used in investing
  activities........................     (18,555)       (380)            (76)             --            (19,011)
                                        --------       -----            ----             ---           --------
Cash flows provided by (used in)
  financing activities
  Dividends paid....................      (5,903)         --              --              --             (5,903)
  Other financing activities........        (294)         --             (22)             22               (294)
                                        --------       -----            ----             ---           --------
Net cash used in financing
  activities........................      (6,197)         --             (22)             22             (6,197)
                                        --------       -----            ----             ---           --------
Net increase (decrease) in cash.....      (3,258)        175             (10)             47             (3,046)
Cash at beginning of period.........       5,929         523              65               2              6,519
                                        --------       -----            ----             ---           --------
Cash at end of period...............    $  2,671       $ 698            $ 55             $49           $  3,473
                                        ========       =====            ====             ===           ========

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                    THREE MONTHS ENDED
                                                                --------------------------
                                                                  MAY 31,        MAY 31,
                                                                   1999           1998
                                                                -----------    -----------
                                                                (UNAUDITED)    (UNAUDITED)
                                                                 (IN THOUSANDS EXCEPT PER
                                                                      SHARE AMOUNTS)
Net sales...................................................      $45,504        $40,846
Cost of sales...............................................       23,477         20,345
                                                                  -------        -------
  Gross profit..............................................       22,027         20,501
Selling, general and administrative.........................       11,876         10,873
                                                                  -------        -------
  Operating income..........................................       10,151          9,628
Other income................................................        1,136          1,141
                                                                  -------        -------
  Income before taxes on income.............................       11,287         10,769
Taxes on income.............................................        3,981          3,947
                                                                  -------        -------
Net income..................................................      $ 7,306        $ 6,822
                                                                  =======        =======
Net income per common share -- basic........................      $   .39        $   .37
                                                                  =======        =======
Net income per common share -- diluted......................      $   .39        $   .37
                                                                  =======        =======

   The accompanying notes are an integral part of these financial statements.

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                     SIX MONTHS ENDED
                                                                --------------------------
                                                                  MAY 31,        MAY 31,
                                                                   1999           1998
                                                                -----------    -----------
                                                                (UNAUDITED)    (UNAUDITED)
                                                                 (IN THOUSANDS EXCEPT PER
                                                                      SHARE AMOUNTS)
Net sales...................................................      $82,781        $75,232
Cost of sales...............................................       42,032         37,961
                                                                  -------        -------
  Gross profit..............................................       40,749         37,271
Selling, general and administrative.........................       22,672         21,341
                                                                  -------        -------
  Operating income..........................................       18,077         15,930
Other income................................................        2,395          2,071
                                                                  -------        -------
  Income before taxes on income.............................       20,472         18,001
Taxes on income.............................................        7,157          6,414
                                                                  -------        -------
Net income..................................................      $13,315        $11,587
                                                                  =======        =======
Net income per common share -- basic........................      $   .72        $   .62
                                                                  =======        =======
Net income per common share -- diluted......................      $   .71        $   .62
                                                                  =======        =======

   The accompanying notes are an integral part of these financial statements.

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                MAY 31,     NOVEMBER 30,
                                                                  1999          1998
                                                                --------    ------------
                                                                (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS
                                                                    EXCEPT PER SHARE
                                                                        AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 28,232      $ 10,498
  Marketable securities.....................................      74,485        77,836
  Accounts receivable, less allowance for possible losses of
     $1,240 and $1,205......................................      28,515        24,577
  Inventories at lower of cost or market....................      29,318        28,115
  Prepaid expenses and miscellaneous........................       4,319         5,041
                                                                --------      --------
          Total current assets..............................     164,869       146,067
                                                                --------      --------
Property, plant and equipment,
  less accumulated depreciation of $17,346 and $15,351......      47,313        46,176
                                                                --------      --------
Other assets:
     Marketable securities..................................           0        12,049
     Goodwill and other intangibles, net of accumulated
      amortization of $1,698 and $1,536.....................       4,348         3,940
     Miscellaneous..........................................       1,069           607
                                                                --------      --------
          Total other assets................................       5,417        16,596
                                                                --------      --------
                                                                $217,599      $208,839
                                                                ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  6,548      $  4,441
  Accrued liabilities.......................................       5,775         8,217
                                                                --------      --------
          Total current liabilities.........................      12,323        12,658
                                                                --------      --------
Long-term debt and deferred income taxes....................       4,859         4,733
                                                                --------      --------
Stockholders' equity:
  Common stock, $.01 par value, shares authorized
     50,000,000; outstanding 18,617,227 and 18,595,327......         186           186
  Paid-in capital...........................................       5,864         5,484
  Accumulated other comprehensive income....................        (402)          604
  Retained earnings.........................................     194,769       185,174
                                                                --------      --------
          Total stockholders' equity........................     200,417       191,448
                                                                --------      --------
                                                                $217,599      $208,839
                                                                ========      ========

   The accompanying notes are an integral part of these financial statements.

                      JUNO LIGHTING, INC. AND SUBSIDIARIES

             CONDENSED CONSOLIDATED STATEMENT OF RETAINED EARNINGS

                                                           SIX MONTHS ENDED
                                                             MAY 31, 1999
                                                           ----------------
                                                             (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS
                                                       EXCEPT PER SHARE AMOUNT)
Retained earnings, beginning of period.............            $185,174
Cash dividend ($.20 per share).....................              (3,720)
Net income, six months ended May 31, 1999..........              13,315
                                                               --------
Retained earnings, end of period...................            $194,769
                                                               ========

   The accompanying notes are an integral part of these financial statements.

                      JUNO LIGHTING, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     SIX MONTHS ENDED
                                                                --------------------------
                                                                  MAY 31,        MAY 31,
                                                                   1999           1998
                                                                -----------    -----------
                                                                (UNAUDITED)    (UNAUDITED)
                                                                      (IN THOUSANDS)
Cash flows provided by (used in) operating activities:
  Net income................................................     $ 13,315       $ 11,587
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation & amortization............................        2,076          1,842
     Gain on sale of assets.................................           --           (175)
     Changes in assets and liabilities:
       (Increase) in accounts receivable....................       (3,819)        (4,070)
       (Increase) in inventory..............................       (1,203)        (3,007)
       Decrease in prepaid expense..........................        1,297            520
       (Increase) in other assets...........................         (950)           (41)
       Increase (decrease) in accounts payable and accrued
        expenses............................................         (335)           662
       Deferred income taxes................................          186             33
                                                                 --------       --------
Net cash provided by operating activities:..................       10,567          7,351
                                                                 --------       --------
Cash flows provided by (used in) investing activities:
  Proceeds on sale of building..............................           --          4,601
  Capital expenditures......................................       (3,133)        (2,536)
  Purchases of marketable securities........................      (63,966)       (26,093)
  Sales of marketable securities............................       77,666         15,500
                                                                 --------       --------
Net cash provided by (used in) investing activities.........       10,567         (8,528)
                                                                 --------       --------
Cash flows provided by (used in) financing activities:
  Proceeds from exercise of stock options...................          380            249
  Dividend paid.............................................       (3,720)        (3,341)
  Principal payments on long-term debt......................          (60)           (58)
                                                                 --------       --------
     Net cash (used in) financing activities................       (3,400)        (3,150)
                                                                 --------       --------
Net increase (decrease) in cash.............................       17,734         (4,327)
Cash at beginning of period.................................       10,498          6,806
                                                                 --------       --------
Cash at end of period.......................................     $ 28,232       $  2,479
                                                                 ========       ========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest...............................................     $     62       $     78
     Income taxes...........................................        7,114          5,810

   The accompanying notes are an integral part of these financial statements.

                      JUNO LIGHTING, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL INFORMATION

     The financial information presented in these consolidated financial statements is unaudited but, in the opinion of management, reflects all normal adjustments necessary for the fair presentation of the Company's financial position, results of its operations and cash flows. The information in the condensed consolidated balance sheet as of November 30, 1998 was derived from the Company's audited consolidated financial statements.

INVENTORIES

     Inventories are summarized as follows:

                                                                MAY 31,    NOVEMBER 30,
                                                                 1999          1998
                                                                -------    ------------
                                                                    (IN THOUSANDS)
Finished goods..............................................    $13,204      $13,164
Raw materials...............................................     16,114       14,951
                                                                -------      -------
                                                                $29,318      $28,115
                                                                =======      =======

NET INCOME PER COMMON SHARE

     Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding including assumed exercise of dilutive stock options during the periods. Such weighted average number of shares outstanding is as follows:

                                                THREE MONTHS ENDED           SIX MONTHS ENDED
                                              -----------------------    ------------------------
                                               MAY 31,      MAY 31,       MAY 31,       MAY 31,
                                                 1999         1998          1999          1998
                                              ----------   ----------    ----------    ----------
Basic.......................................  18,602,077   18,564,020    18,599,184    18,562,199
Diluted.....................................  18,653,666   18,608,016    18,654,308    18,594,120

COMPREHENSIVE INCOME

     As of December 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). The adoption of this Statement had no impact on the Company's net income or stockholders' equity. SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS 130 requires foreign currency translation adjustments and unrealized gains or losses on the Company's available-for-sale securities to be included in other comprehensive income. Prior to the adoption of SFAS 130, the Company reported such adjustments and unrealized gains or losses separately in stockholders' equity. Amounts in prior year financial statements have been reclassified to conform to SFAS 130.

                      JUNO LIGHTING, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The components of comprehensive income, net of related tax, are as follows (in thousands):

                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             MAY 31,               MAY 31,
                                                        ------------------    ------------------
                                                         1999       1998       1999       1998
                                                        -------    -------    -------    -------
Net income..........................................    $7,306     $6,822     $13,315    $11,587
Net change in unrealized gain (loss) on
  available-for-sale securities.....................      (913)       153      (1,125)       358
Foreign currency translation adjustment.............        64        (87)        118        (84)
                                                        ------     ------     -------    -------
  Comprehensive income..............................    $6,457     $6,888     $12,308    $11,861
                                                        ======     ======     =======    =======

     The components of accumulated other comprehensive income, net of related tax, are as follows (in thousands):

                                                                MAY 31,    NOVEMBER 30,
                                                                 1999          1998
                                                                -------    ------------
Unrealized gain on available-for-sale securities............     $ 135        $1,259
Foreign currency translation adjustment.....................      (537)         (655)
                                                                 -----        ------
  Accumulated other comprehensive income....................     $(402)       $  604
                                                                 =====        ======

GUARANTORS' FINANCIAL INFORMATION

     The Company is planning to issue and register $125 million of Series B Senior Subordinated Notes at 11 7/8% (the "Senior Subordinated Notes") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the registration and issuance of the Senior Subordinated Notes under the Act, the Company's domestic subsidiaries, Juno Manufacturing, Inc., Indy Lighting, Inc. and Advanced Fiberoptic Technologies, Inc., will provide full and unconditional senior subordinated guarantees for the Senior Subordinated Notes on a joint and several basis.

     Following is consolidating condensed financial information pertaining to the Company ("Parent") and its subsidiary guarantors and subsidiary non-guarantors.

                                                          FOR THE SIX MONTHS ENDED MAY 31, 1999
                                         ------------------------------------------------------------------------
                                                                      (IN THOUSANDS)
                                                     GUARANTOR      NON-GUARANTOR                       TOTAL
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                         -------    ------------    -------------    ------------    ------------
Net sales............................    $65,433      $68,037          $4,772          $(55,461)       $82,781
Cost of sales........................     51,298       41,971           4,197           (55,434)        42,032
                                         -------      -------          ------          --------        -------
Gross profit.........................     14,135       26,066             575               (27)        40,749
Selling, general and
  administrative.....................     11,394       10,314             909                55         22,672
                                         -------      -------          ------          --------        -------
Operating income (loss)..............      2,741       15,752            (334)              (82)        18,077
Other income (expense)...............      2,179          282             (66)               --          2,395
                                         -------      -------          ------          --------        -------
Income (loss) before taxes on
  income.............................      4,920       16,034            (400)              (82)        20,472
Taxes on income......................      1,631        5,700            (172)               (2)         7,157
                                         -------      -------          ------          --------        -------
Net income...........................    $ 3,289      $10,334          $ (228)         $    (80)       $13,315
                                         =======      =======          ======          ========        =======

                                                          FOR THE SIX MONTHS ENDED MAY 31, 1998
                                         ------------------------------------------------------------------------
                                                                      (IN THOUSANDS)
                                                     GUARANTOR      NON-GUARANTOR                       TOTAL
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                         -------    ------------    -------------    ------------    ------------
Net sales............................    $59,941      $15,883          $4,073          $(4,665)        $75,232
Cost of sales........................     30,133        9,333           3,183           (4,688)         37,961
                                         -------      -------          ------          -------         -------
Gross profit.........................     29,808        6,550             890               23          37,271
Selling, general and
  administrative.....................     15,860        4,620             778               83          21,341
                                         -------      -------          ------          -------         -------
Operating income.....................     13,948        1,930             112              (60)         15,930
Other income (expense)...............      1,738          400             (74)               7           2,071
                                         -------      -------          ------          -------         -------
Income before taxes on income........     15,686        2,330              38              (53)         18,001
Taxes on income......................      5,379        1,018              22               (5)          6,414
                                         -------      -------          ------          -------         -------
Net income...........................    $10,307      $ 1,312          $   16          $   (48)        $11,587
                                         =======      =======          ======          =======         =======

                                                                      MAY 31, 1999
                                        -------------------------------------------------------------------------
                                                     GUARANTOR      NON-GUARANTOR                       TOTAL
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Cash................................    $ 28,044      $   (287)        $   96         $     379        $ 28,232
Marketable securities...............      74,485            --             --                --          74,485
Accounts receivable, net............     124,801       154,237          1,899          (252,422)         28,515
Inventories.........................      18,461        17,710          1,463            (8,316)         29,318
Other current assets................       3,473           779             67                --           4,319
                                        --------      --------         ------         ---------        --------
     Total current assets...........     249,264       172,439          3,525          (260,359)        164,869
Property and equipment..............      10,195        52,451          2,435              (422)         64,659
Less accumulated depreciation.......      (2,064)      (15,210)          (395)              323         (17,346)
                                        --------      --------         ------         ---------        --------
     Net property and equipment.....       8,131        37,241          2,040               (99)         47,313
Other assets........................      64,664         1,007             --           (60,254)          5,417
                                        --------      --------         ------         ---------        --------
Total assets........................    $322,059      $210,687         $5,565         $(320,712)       $217,599
                                        ========      ========         ======         =========        ========
Current liabilities.................    $151,549      $110,553         $2,255         $(252,034)       $ 12,323
Other liabilities...................       4,775            --          2,191            (2,107)          4,859
                                        --------      --------         ------         ---------        --------
Total liabilities...................     156,324       110,553          4,446          (254,141)         17,182
Total stockholders' equity..........     165,735       100,134          1,119           (66,571)        200,417
                                        --------      --------         ------         ---------        --------
Total liabilities and stockholders'
  equity............................    $322,059      $210,687         $5,565         $(320,712)       $217,599
                                        ========      ========         ======         =========        ========

                                                                    NOVEMBER 30, 1998
                                        -------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                     GUARANTOR      NON-GUARANTOR                       TOTAL
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Cash................................    $  9,066      $  1,054         $  349         $      29        $ 10,498
Marketable securities...............      77,836            --             --                --          77,836
Accounts receivable, net............      71,605        94,485          1,412          (142,925)         24,577
Inventories.........................      19,528        15,472          1,354            (8,239)         28,115
Other current assets................       4,222           769             50                --           5,041
                                        --------      --------         ------         ---------        --------
     Total current assets...........     182,257       111,780          3,165          (151,135)        146,067
Property and equipment..............      10,107        49,330          2,521              (431)         61,527
Less accumulated depreciation.......      (1,900)      (13,422)          (350)              321         (15,351)
                                        --------      --------         ------         ---------        --------
     Net property and equipment.....       8,207        35,908          2,171              (110)         46,176
Other assets........................      76,798            59             --           (60,261)         16,596
                                        --------      --------         ------         ---------        --------
Total assets........................    $267,262      $147,747         $5,336         $(211,506)       $208,839
                                        ========      ========         ======         =========        ========
Current liabilities.................    $ 95,706      $ 57,945         $1,903         $(142,896)       $ 12,658
Other liabilities...................       4,646            --          2,204            (2,117)          4,733
                                        --------      --------         ------         ---------        --------
Total liabilities...................     100,352        57,945          4,107          (145,013)         17,391
Total stockholders' equity..........     166,910        89,802          1,229           (66,493)        191,448
                                        --------      --------         ------         ---------        --------
Total liabilities and stockholders'
  equity............................    $267,262      $147,747         $5,336         $(211,506)       $208,839
                                        ========      ========         ======         =========        ========

                                                          FOR THE SIX MONTHS ENDED MAY 31, 1999
                                        -------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                     GUARANTOR      NON-GUARANTOR                       TOTAL
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Net cash provided by (used in)
  operating activities..............    $  8,789       $1,558           $(117)           $337          $10,567
                                        --------       ------           -----            ----          -------
Cash flows provided by (used in)
  investing activities
  Capital expenditures..............        (112)      (2,898)           (123)             --           (3,133)
  Purchases of marketable
     securities.....................     (63,966)          --              --              --          (63,966)
  Sales of marketable securities....      77,666           --              --              --           77,666
                                        --------       ------           -----            ----          -------
Net cash provided by (used in)
  investing activities..............      13,588       (2,898)           (123)             --           10,567
                                        --------       ------           -----            ----          -------
Cash flows provided by (used in)
  financing activities
  Dividends paid....................      (3,720)          --              --              --           (3,720)
  Other financing activities........         320           --             (13)             13              320
                                        --------       ------           -----            ----          -------
Net cash provided used in financing
  activities........................      (3,400)          --             (13)             13           (3,400)
                                        --------       ------           -----            ----          -------
Net increase (decrease) in cash.....      18,977       (1,340)           (253)            350           17,734
Cash at beginning of period.........       9,066        1,054             349              29           10,498
                                        --------       ------           -----            ----          -------
Cash at end of period...............    $ 28,043       $ (286)          $  96            $379          $28,232
                                        ========       ======           =====            ====          =======

                                                          FOR THE SIX MONTHS ENDED MAY 31, 1998
                                        -------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                     GUARANTOR      NON-GUARANTOR                       TOTAL
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                        --------    ------------    -------------    ------------    ------------
Net cash provided by (used in)
  operating activities..............    $  8,377      $  (827)          $(64)           $(135)         $  7,351
                                        --------      -------           ----            -----          --------
Cash flows provided by (used in)
  investing activities
  Capital expenditures..............      (2,350)        (186)            --               --            (2,536)
  Proceeds from sale of assets......       4,601           --             --               --             4,601
  Purchases of marketable
     securities.....................     (26,093)          --             --               --           (26,093)
  Sales of marketable securities....      15,500           --             --               --            15,500
                                        --------      -------           ----            -----          --------
Net cash used in investing
  activities........................      (8,342)        (186)            --               --            (8,528)
                                        --------      -------           ----            -----          --------
Cash flows provided by (used in)
  financing activities
  Dividends paid....................      (3,341)          --             --               --            (3,341)
  Other financing activities........         191           --            (12)              12               191
                                        --------      -------           ----            -----          --------
Net cash provided by (used in)
  financing activities..............      (3,150)          --            (12)              12            (3,150)
                                        --------      -------           ----            -----          --------
Net decrease in cash................      (3,115)      (1,013)           (76)            (123)           (4,327)
Cash at beginning of period.........       4,880        1,646            157              123             6,806
                                        --------      -------           ----            -----          --------
Cash at end of period...............    $  1,765      $   633           $ 81            $  --          $  2,479
                                        ========      =======           ====            =====          ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $125,000,000

                              (JUNO LIGHTING LOGO)

                                 EXCHANGE OFFER

                   117/8% SENIOR SUBORDINATED NOTES DUE 2009

                         ------------------------------

                                   PROSPECTUS
                         ------------------------------


                                October 13, 1999


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As authorized by the Delaware General Corporation Law ("DGCL"), the Certificate of Incorporation of Juno provides that no director of Juno shall be personally liable to Juno or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Juno or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violating of law, (iii) under Section 174 of the DGCL (relating to any willful or negligent declaration of an unlawful dividend, stock purchase or redemption) or (iv) for any transaction from which the director derived any improper personal benefits. The effect of this provision is to eliminate the rights of Juno and its stockholders (through stockholders' derivative suits on behalf of Juno) to recover monetary damages against a director for breach of his fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. This provision does not limit the liability of directors under federal securities laws and have no effect on non-monetary remedies that may be available to Juno or its stockholders.

     The By-Laws of Juno provides for indemnification by Juno of its directors and officers to the fullest extent permitted by the DGCL. The By-Laws also provide that Juno may advance litigation expenses to a director, officer, employee or agent upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it is ultimately determined that the director, officer, employee or agent is not entitled to be indemnified by Juno.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT NO.                        EXHIBIT DESCRIPTION
-----------                        -------------------
 1.1*          Purchase Agreement dated June 24, 1999 by and among Juno
               Lighting, Inc., Juno Manufacturing, Inc., Indy Lighting,
               Inc., Advanced Fiberoptic Technologies, Inc., Banc of
               America Securities LLC and Credit Suisse First Boston
               Corporation.
 3.1*          Amended and Restated Certificate of Incorporation of Juno.
 3.2           By-Laws of Juno Lighting, Inc., as amended. Filed as Exhibit
               3.1 to the Company's Annual Report on Form 10-K (File No.
               0-11631) for the fiscal year ended November 30, 1990 and
               incorporated herein by reference.
 3.2(a)        Amendment to By-Laws of Juno Lighting, Inc. Filed as Exhibit
               3.1 to the Company's quarterly report on Form 10-Q (File No.
               0-11631) for the quarter ended May 31, 1991 and incorporated herein by reference.
 4.1*          Indenture, dated as of June 30, 1999, by and among Juno
               Lighting, Inc., Juno Manufacturing, Inc., Indy Lighting,
               Inc., Advanced Fiberoptic Technologies, Inc. and Firstar
               Bank of Minnesota, N.A., as Trustee for the 11 7/8% Senior
               Subordinated Notes due 2009.
 4.2*          Registration Rights Agreement, dated as of June 30, 1999, by and among Juno Lighting, Inc., Juno Manufacturing, Inc.,
               Indy Lighting, Inc., Advanced Fiberoptic Technologies, Inc.,
               Banc of America Securities LLC and Credit Suisse First
               Boston Corporation.
 5.1*          Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
               the legality of the new notes.
10.1           Juno Lighting, Inc. 1993 Stock Option Plan, as amended.
               Filed as Exhibit 10.1 to the Company's Quarterly Report on
               Form 10-Q (File No. 0-11631) for the quarter ended May 31,
               1994 and incorporated herein by reference.
10.2           Loan Agreement dated as of December 1, 1991 by and between
               Juno Lighting, Inc. and the Indiana Development Finance
               Authority. Filed as Exhibit 10.1 to the Company's Annual
               Report on Form 10-K (File No. 0-11631) for the fiscal year ended November 30, 1992 and incorporated herein by
               reference.

EXHIBIT NO.                        EXHIBIT DESCRIPTION
-----------                        -------------------
10.2(a)        Trust Indenture dated as of December 1, 1991 by and between the Indiana Development Finance Authority and First
               Wisconsin Trust Company, as Trustee, with respect to
               Industrial Development Revenue Bonds, Series 1991 (Juno
               Lighting, Inc. Project). Filed as Exhibit 10.1(a) to the
               Company's Annual Report on Form 10-K (File No. 0-11631) for
               the fiscal year ended November 30, 1992 and incorporated
               herein by reference.
10.3           Agreement among Juno Lighting, Inc., the City of Des Plaines and American National Bank and Trust Company of Chicago.
               Filed as Exhibit 10.1 to the Company's Registration
               Statement on Form S-1, made effective September 1, 1983
               (Registration No. 2-85267) and incorporated herein by
               reference.
10.4           Juno Lighting, Inc. 1983 Stock Option Plan, as amended.
               Filed as Exhibit 10.1 to the Company's Annual Report on Form
               10-K (File No. 0-11631) for the fiscal year ended November
               30, 1983 and incorporated herein by reference.
10.4(a)        First Amendment to the Juno Lighting, Inc. 1983 Stock Option
               Plan dated April 9, 1986. Filed as Exhibit 10.2(a) to the
               Company's Annual Report on Form 10-K (File No. 0-11631) for
               the fiscal year ended November 30, 1986 and incorporated
               herein by reference.
10.4(b)        Third Amendment to the Juno Lighting, Inc. 1983 Stock Option
               Plan dated May 6, 1987. Filed as Exhibit 10.2(b) to the
               Company's Annual Report on Form 10-K (File No. 0-11631) for
               the fiscal year ended November 30, 1987 and incorporated
               herein by reference.
10.4(c)        Fourth Amendment to the Juno Lighting, Inc. 1983 Stock
               Option Plan dated September 24, 1987. Filed as Exhibit
               10.2(c) to the Company's Annual Report on Form 10-K (File
               No. 0-11631) for the fiscal year ended November 30, 1987 and incorporated herein by reference.
10.4(d)        Fifth Amendment to the Juno Lighting, Inc. 1983 Stock Option
               Plan dated December 3, 1988. Filed as Exhibit 10.2(d) to the
               Company's Annual Report on Form 10-K (File No. 0-11631) for
               the fiscal year ended November 30, 1988 and incorporated
               herein by reference.
10.5           Agreement dated as of July 1, 1984 among Juno Lighting,
               Inc., the City of Des Plaines, Illinois and American
               National Bank and Trust Company of Chicago. Filed as Exhibit
               10.1(b) to the Company's Registration Statement on Form S-1,
               made effective December 13, 1984 (Registration No. 2-94147)
               and incorporated herein by reference.
10.6           Juno Lighting, Inc. 401(k) Plan, Amended and Restated
               effective December 1, 1987, executed June 1, 1994. Filed as an exhibit to the Company's Annual Report on Form 10-K (File
               No. 0-11631) for the fiscal year ended November 30, 1988 and incorporated herein by reference.
10.6(a)        Juno Lighting, Inc. 401(k) Trust, effective December 1,
               1985, executed June 1, 1994. Filed as an exhibit to the
               Company's Annual Report on Form 10-K (File No. 0-11631) for
               the fiscal year ended November 30, 1986 and incorporated
               herein by reference.
10.6(b)        Amendment to Juno Lighting, Inc. 401(k) Plan, effective
               September 1, 1994, executed September 12, 1994. Filed as an exhibit to the Company's Annual Report on Form 10-K (File
               No. 0-11631) for the fiscal year ended November 30, 1994 and incorporated herein by reference.
10.7           Juno Lighting, Inc. Rights Agreement dated as of August 3,
               1989 between Juno Lighting, Inc. and the First National Bank of Chicago, as Rights Agent. Filed as Exhibit 1 to the
               Company's Current Report on Form 8-K (File No. 0-11631)
               filed August 9, 1989 and incorporated herein by reference.
10.7(a)        First Amendment to Juno Lighting, Inc. Rights Agreement
               dated as of June 17, 1991 between Juno Lighting, Inc. and
               The First National Bank of Chicago, as Rights Agent. Filed
               as Exhibit 10.5(a) to the Company's Annual Report on Form
               10-K (File No. 0-11631) for the fiscal year ended November
               30, 1991 and incorporated herein by reference.

EXHIBIT NO.                        EXHIBIT DESCRIPTION
-----------                        -------------------
10.7(b)        Second Amendment to Juno Lighting, Inc. Rights Agreement
               dated as of June 17, 1991 between Juno Lighting, Inc. and
               The First Chicago Trust Company of New York, as successor
               Rights Agent to The First National Bank of Chicago. Filed as
               Exhibit 1 to the Company's Current Report on Form 8-K (SEC
               File No. 0-11631) filed July 17, 1991 and incorporated
               herein by reference.
10.7(c)        Third Amendment to Juno Lighting, Inc. Rights Agreement
               dated as of March 26, 1999 between Juno Lighting, Inc. and
               The First Chicago Trust Company, as successor Rights Agent.
               Filed as Exhibit 10.7(c) to the Company's Current Report on
               Form 8-K (File No. 0-11631) filed March 29, 1999 and
               incorporated herein by reference.
10.8           Form of Change of Control Benefits Agreement. Filed as
               Exhibit 10.8 to the Company's Annual Report on Form 10-K/A
               (File No. 0-11631) for the fiscal year ended November 30,
               1998, and incorporated herein by reference.
10.9*          Management Services Agreement, dated as of June 30, 1999, by and between Juno Lighting, Inc. and Fremont Partners, L.L.C.
10.10*         Credit Agreement, dated as of June 29, 1999, by and among
               Juno Lighting, Inc. and NationsBank, N.A., Credit Suisse
               First Boston Corporation and certain other lenders party
               thereto.
11.1           Computations of Net Income Per Common Share. Filed as
               Exhibit 11.1 to the Company's Annual Report on Form 10-K
               (File No. 011631) for the fiscal year ended November 30,
               1998, and incorporated herein by reference.
12.1*          Statement regarding computation of ratio of earnings to
               fixed charges.
21.1           Subsidiaries of the Registrant filed as Exhibit 21.1 to the
               Company's Annual Report on Form 10-K (File No. 011631) for
               the fiscal year ended November 30, 1998, and incorporated
               herein by reference.
23.1*          Consent of PricewaterhouseCoopers LLP.
23.2*          Consent of Skadden, Arps, Slate, Meagher & Flom LLP
               (included in Exhibit 5.1)
24.1*          Powers of Attorney (included on signature pages to this
               Registration Statement).
25.1*          Form T-1 Statement of Eligibility of Firstar Bank, N.A., as
               trustee
99.1*          Form of Letter of Transmittal
99.2*          Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees
99.3*          Form of Letter to Clients
99.4*          Form of Notice of Guaranteed Delivery
99.5*          Form of Guidelines for Certification of Taxpayer
               Identification Number on Substitute Form W-9
99.6*          Financial Statement Schedule


-------------------------

*Previously filed with Registration Statement on Form S-4 filed on August 27, 1999.

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules have been included as Exhibit 99.6 or have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) (a) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (b) that every prospectus: (A) that is filed pursuant to paragraph
        (5)(a) immediately preceding, or (B) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

             (a) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

             (b) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, State of Illinois, on the 13th day of October, 1999.


                                          JUNO LIGHTING, INC.

                                          By:       /s/  GLENN R. BORDFELD
                                            ------------------------------------
                                                     Glenn R. Bordfeld,
                                               President and Chief Operating
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 13th day of October, 1999.



                      *                          Chairman of the Board of Directors
---------------------------------------------
              Robert Jaunich II

                      *                          Director
---------------------------------------------
             Mark N. Williamson

            /s/ GLENN R. BORDFELD                Director, President and Chief Operating Officer
---------------------------------------------    (Principal Executive Officer)
              Glenn R. Bordfeld

             /s/ GEORGE J. BILEK                 Vice President, Finance and Treasurer
---------------------------------------------    (Principal Financial and Accounting Officer)
               George J. Bilek



* By:   /s/ GLENN R. BORDFELD

     -------------------------------

            Glenn R. Bordfeld


           as Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, State of Illinois, on the 13th day of October, 1999.



                                          JUNO MANUFACTURING, INC.


                                          By:       /s/  GLENN R. BORDFELD
                                            ------------------------------------
                                                     Glenn R. Bordfeld,
                                               President and Chief Operating
                                                           Officer

                        POWER OF ATTORNEY AND SIGNATURES


     Each person whose individual signature appears below hereby authorizes and appoints Mark N. Williamson and George J. Bilek, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Pre-Effective Amendment No. 1 to the Registration Statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this Pre-Effective Amendment No. 1 to the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their and his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 13th day of October, 1999.




            /s/ GLENN R. BORDFELD                Director, President and Chief Operating Officer
---------------------------------------------    (Principal Executive Officer)
              Glenn R. Bordfeld

             /s/ GEORGE J. BILEK                 Vice President and Treasurer
---------------------------------------------    (Principal Financial and Accounting Officer)
               George J. Bilek

           /s/ MARK N. WILLIAMSON                Director
---------------------------------------------
             Mark N. Williamson

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fishers, Indiana, on the 13th day of October, 1999.



                                          INDY LIGHTING, INC.



                                          By:       /s/  JACQUES P. LEFEVRE

                                            ------------------------------------

                                                    Jacques P. LeFevre,


                                                         President




                        POWER OF ATTORNEY AND SIGNATURES


     Each person whose individual signature appears below hereby authorizes and appoints Mark N. Williamson and George J. Bilek, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Pre-Effective Amendment No. 1 to the Registration Statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this Pre-Effective Amendment No. 1 to the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their and his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 13th day of October, 1999.



           /s/ JACQUES P. LEFEVRE                President
---------------------------------------------    (Principal Executive Officer)
             Jacques P. LeFevre

             /s/ GEORGE J. BILEK                 Vice President and Treasurer
---------------------------------------------    (Principal Financial and Accounting Officer)
               George J. Bilek

           /s/ MARK N. WILLIAMSON                Director
---------------------------------------------
             Mark N. Williamson

            /s/ GLENN R. BORDFELD                Director
---------------------------------------------
              Glenn R. Bordfeld

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palmetto, Florida, on the 13th day of October, 1999.



                                          ADVANCED FIBEROPTIC TECHNOLOGIES, INC.



                                          By:         /s/  R. REED POWERS

                                            ------------------------------------

                                                      R. Reed Powers,


                                                         President




                        POWER OF ATTORNEY AND SIGNATURES


     Each person whose individual signature appears below hereby authorizes and appoints Mark N. Williamson and George J. Bilek, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Pre-Effective Amendment No. 1 to the Registration Statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this Pre-Effective Amendment No. 1 to the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their and his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 13th day of October, 1999.



             /s/ R. REED POWERS                  President
---------------------------------------------    (Principal Executive Officer)
               R. Reed Powers

             /s/ GEORGE J. BILEK                 Vice President and Treasurer
---------------------------------------------    (Principal Financial and Accounting Officer)
               George J. Bilek

           /s/ MARK N. WILLIAMSON                Director
---------------------------------------------
             Mark N. Williamson

            /s/ GLENN R. BORDFELD                Director
---------------------------------------------
              Glenn R. Bordfeld